UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 5 to the

FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FINDEX.COM, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	7372	88-0379462
(State or other Jurisdiction Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11204 Davenport Street, Suite 100
Omaha, Nebraska 68154
(402) 333-1900
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Steven Malone
President and Chief Executive Officer
FINDEX.COM, INC.
11204 Davenport Street, Suite 100
Omaha, Nebraska 68154
(402) 333-1900
(Name, Address and Telephone Number of Agent For Service)

Copies to:

Michael M. Membrado, Esq.
M.M. Membrado, PLLC
115 East 57th Street, Suite 1006
New York, New York 10022

Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this registration statement until such time that all of the shares of common stock hereunder have been sold.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.  [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [  ]

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)		PROPOSED MAXIMUM OFFERING PRICE PER SHARE		PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, par value
$.001 per share	24,341,666	(2)	$0.090	(3)	$2,190,750	$277.57
Common Stock, par value
$.001 per share	10,937,500	(4)	$0.180	(5)	$1,968,750	$249.44
Common Stock, par value
$.001 per share	10,937,500	(4)	$0.600	(5)	$6,562,500	$831.47
Common Stock, par value
$.001 per share	125,000	(4)	$0.148	(5)	$18,500	$2.34
Common Stock, par value
$.001 per share	150,000	(4)	$0.010	(5)	$1,500	$0.19
Common Stock, par value
$.001 per share	250,000	(4)	$0.100	(5)	$25,000	$3.17
Common Stock, par value
$.001 per share	150,000	(4)	$0.022	(5)	$3,300	$0.42
Common Stock, par value
$.001 per share	600,000	(4)	$0.150	(5)	$90,000	$11.40
Total	47,491,666				$10,860,300	$1,376.00	(6)

(1)
Pursuant to Rule 416 under the Securities Act, this registration statement also covers such indeterminate number of additional shares of common stock as may be issuable upon exercise of warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents 24,341,666 outstanding shares of our common stock held by our selling stockholders.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the closing bid and asked prices for our common stock as reported on the OTC Bulletin Board on November 19, 2004.

(4)	Represents the number of shares of our common stock issuable upon exercise of certain warrants held by our selling stockholders.

(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) of the Securities Act, based on the stated exercise price.

(6)
The filing fee of $1,376.00 is offset by the $507.89 credit due to the Registrant based upon the prior withdrawn registration statement on Form SB-2 filed with the U.S. Securities & Exchange Commission (the “SEC”) on August 2, 2001 pursuant to Rule 457(p) of Regulation C, File No.: 333-66570, less (i) the fee of $27.17 applied to the registration statement on Form S-8 filed with the SEC on September 24, 2002, File No.: 333-100035 and (ii) the fee of $0.82 applied to the registration statement on Form S-8 filed with the SEC on November 8, 2002, File No.: 333-101092.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

This prospectus is dated December 14, 2005

The information contained in this prospectus may be updated from time to time by way of post-effective amendment based on material intervening developments. The selling stockholders may not sell these securities until this registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

PROSPECTUS

FINDEX.COM, INC.

47,491,666 SHARES OF COMMON STOCK

OFFERED BY SELLING STOCKHOLDERS

This prospectus relates to the resale of up to 47,491,666 shares of our common stock by certain persons who are either our stockholders, holders of warrants to purchase our common stock, or both. All of the shares of common stock are being offered for sale by the selling stockholders at prices established on the OTC Bulletin Board during the term of this offering, as will fluctuate from time to time, or as may otherwise be agreed upon in negotiated transactions. We will not receive any proceeds from the sale of our shares by the selling stockholders. If the warrants are exercised in full, we would receive proceeds of $8,669,550. However, because the exercise price of some or all of the warrants may at any given time be above the current market price of our common stock, (i) they may never be exercised and, therefore, we may never actually receive these proceeds, or (ii) if they are exercised, but not for some time, it would not be until then that we receive any such proceeds. We will use the proceeds from any exercise of warrants for general working capital purposes consistent with our business strategy.

Our common stock is quoted on the OTC Bulletin Board under the symbol “FIND”. On December 13, 2005, the average of the bid and asked prices of our common stock was $0.085 per share.

Each of the selling stockholders may be deemed to be an “underwriter,” as such term is defined in the Securities Act.

An investment in our common stock involves a high degree of risk. You should only invest in our common stock if you can afford to lose your entire investment, and you should read and consider the “risk factors” beginning on page 4 before investing in our common stock.

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 14, 2005.

FINDEX.COM, INC.
11204 Davenport Street, Suite 100
Omaha, Nebraska 68154
(402) 333-1900

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information you might want to return to. We encourage you to read the entire prospectus.

-i-

-ii-

Unless otherwise specified, the information in this prospectus is set forth as of December 14, 2005, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations other than as contained in this prospectus in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

PROSPECTUS SUMMARY

This summary highlights information found in greater detail elsewhere in this prospectus. You should read the entire prospectus carefully, including the “Risk Factors” described in pages 5 through 14 and our consolidated financial statements beginning on page F-1, before making any investment in the shares offered hereby.

ABOUT OUR BUSINESS

We develop, publish, market, distribute and directly sell off-the-shelf consumer and organizational software products for PC and PDA platforms. The common thread among our products is a customer constituency that shares a devotion to, or interest in, Christianity and faith-based “inspirational” values. Our focus is on becoming the largest worldwide provider of Bible study and related faith-based software products through ongoing internal development of new products, expansion and upgrade of existing products, and strategic product line and/or corporate acquisitions and licensing.

Our faith-based software titles, all of which are proprietary, are currently divided among the following six categories:

•	Bible Study
•	Financial/Office Management Products for Churches and other Faith-Based Ministries
•	Print & Graphic Products
•	Pastoral Products
•	Children’s Products
•	Language Tutorial Products

         ABOUT OUR COMPANY

We were incorporated in the State of Nevada in 1997 as EJH Entertainment, Inc., which was later changed to FINdex.com, Inc. Beginning in 1997, and although we were not then a reporting company under the Securities Exchange Act of 1934, as amended, our common stock was quoted on the OTC Bulletin Board. On March 7, 2000, we acquired all of the outstanding capital stock of Reagan Holdings, Inc., a Delaware corporation. At the time of this transaction, Reagan Holdings was subject to the requirements of having to file reports pursuant to Section 13 of the Securities Exchange Act, had recently audited financial statements and was current in its reporting obligations. As a result of this transaction, Reagan Holdings, Inc. became our wholly-owned subsidiary and we became the successor issuer to Reagan Holdings for reporting purposes pursuant to Rule 12g-3 of the Securities Exchange Act. See “Business - Corporate Formation, Legacy and Subsidiaries”.

We currently have two wholly-owned subsidiaries, neither of which have any operations, employees or revenues. They include Findex.com, Inc., a Delaware corporation, and Reagan Holdings, Inc., also a Delaware corporation.

Our principal office is located at 11204 Davenport Street, Suite 100, Omaha, Nebraska 68154. Our main telephone number is (402) 333-1900. See “Where You Can Find Additional Information”.

THE OFFERING BY THE SELLING STOCKHOLDERS

On July 19, 2004, we entered into a certain Stock Purchase Agreement pursuant to which we agreed to issue and sell 21,875,000 restricted shares of our common stock to Barron Partners, LP, a New York based institutional investor, at a price of $0.08 per share. Under the terms of transaction, Barron Partners, LP also received two common stock purchase warrants. The first warrant entitles the holder, for a period of up to five years, to purchase up to 10,937,500 common shares at a price of $0.18 per share, subject to standard adjustment provisions. The second warrant entitles the holder, also for a period of up to five years, to purchase up to 10,937,500 additional common shares at a price of $0.60 per share, also subject to standard adjustment provisions. As part of the financing transaction, we entered into a certain Registration Rights Agreement with Barron Partners, LP pursuant to which we committed to registering all of the shares issued as part of such transaction, including those issuable under each of the two warrants. See “Selling Stockholders” and “Certain Relationships and Related Transactions”.

In addition to the shares of our common stock issued to Barron Partners, LP and the common stock issuable upon exercise of the warrants issued to Barron Partners, LP, we are also registering the following:

•	2,000,000 shares of our common stock issued as of November 16, 2004 upon conversion of $240,000 of previously outstanding debt securities;
•	466,666 shares of our common stock issued as of December 31, 2004 upon conversion of $23,333 of previously outstanding debt securities; and
•	1,275,000 shares of our common stock issuable upon exercise of warrants previously issued to a number of our consultants/service providers.

Under this prospectus, the selling stockholders are offering a total of up to 24,341,666 shares of our common stock, and 23,150,000 additional shares of common stock issuable upon exercise of the warrants described above. On December 14, 2005, there were 48,619,855 shares of our common stock outstanding. Upon the exercise of the warrants described above, the number of shares offered by this prospectus represents 66.2% of our total common stock outstanding on December 14, 2005.

Total common stock outstanding prior to this offering	48,619,855

Total common stock offered for resale to the public in this offering	47,491,666

Common stock outstanding after this Offering	71,769,855

Percentage of common stock outstanding following this offering that shares being offered for resale represent	66.2%

All of the shares covered by this prospectus are being registered to permit the selling stockholders and any of their respective successors-in-interest to offer the respective shares for resale from time to time. The selling stockholders are not required to sell their shares, and any sales of common stock by the selling stockholders are entirely at their own discretion.

We will receive no proceeds from the resale of our common stock in this offering. We may, however, receive proceeds upon the exercise of some or all of the warrants. If the warrants are exercised in full, we would receive $8,669,550 in proceeds. However, because the exercise price of some or all of the warrants may at any given time be above the current market price of our common stock, (i) they may never be exercised and, therefore, we may never actually receive these proceeds, or (ii) if they are exercised, but not for some time, it would not be until then that we receive any such proceeds. Any proceeds received upon the exercise of warrants will be used for general working capital purposes consistent with our business strategy. See “Use of Proceeds”.

         TRADING INFORMATION

Our stock trades on the OTC Bulletin Board under the symbol “FIND”. On December 13, 2005, the average of the bid and asked prices of our common stock was $0.085 per share.

   EXPLANATORY NOTES

On July 21, 2005, our management and board of directors, in consultation with Chisholm, Bierwolf & Nilson, P.C., our independent registered accounting firm, determined that we would revise our previously issued consolidated balance sheets, statements of operations, statements of stockholders’ equity, and statements of cash flows for the fiscal years ended December 31, 1999, December 31, 2000, December 31, 2002, December 31, 2003 and December 31, 2004 and for each of the three month periods ended June 30, 2002, September 30, 2002, March 31, 2003, June 30, 2003, September 30, 2003, March 31, 2004, June 30, 2004, September 30, 2004, March 31, 2005,and June 30, 2005 to reflect certain issues identified during a regulatory review of our financial statements associated with this registration statement as originally filed with the SEC on November 22, 2004 on Form SB-2. Our management and our board of directors have concluded these restatements are necessary to reflect the following changes:

The following revisions affected the reported results of operations for the periods indicated:

▪
During the year ended December 31, 1999, we erroneously recognized revenue of $559,201, cost of sales of $156,280 and an income tax expense of $168,000, associated with inventory retained by The Learning Company (“TLC”) as part of a certain amended Asset Purchase Agreement dated June 30, 1999. Accordingly, we have restated our consolidated balance sheet as of December 31, 1999 and our consolidated statements of operations, consolidated statements of stockholders’ equity, and consolidated statements of cash flows for the year then ended.

▪
During the year ended December 31, 2004, we discovered that unpaid rebate claims from the year ended December 31, 2000, totaling $98,946, had been duplicated. Accordingly, we have restated the liability recorded for unpaid rebate claims for the fiscal year end December 31, 2000 as a decrease to rebates payable rather than as an adjustment to the beginning retained earnings of the period commencing January 1, 2003.

▪
During the quarter ended June 30, 2002, we reached a tentative settlement agreement in an arbitration with TLC which forgave the final, unpaid installment due on a certain software license agreement entered into in 1999 and extended the license term from 10 years to 50 years. We originally recorded the final, unpaid installment of $1,051,785 as an offset against the recorded historical cost of the 1999 license and recalculated the amortization based on this reduced amount and the extension of the useful life to 50 years. Our management has concluded that too much time had elapsed between the date of the 1999 license and the date of the tentative settlement agreement for such an offset to be appropriate. Accordingly, we have restated our statement of operations for the year ended December 31, 2002 recognizing the extinguishment of the liability owed to TLC.

▪
During the year ended December 31, 2003, we reached a final settlement agreement in a second dispute arising out of the 1999 license with Zondervan and TLC which extended the life of the 1999 license, and the trademarks included therein, indefinitely. Our management has since concluded a 10 year life is appropriate on the basis of our going concern opinions for the years ended December 31, 2002 and 2003. Accordingly, we have restored the estimated economic useful life to the original 10 years and have recalculated annual amortization accordingly for the years ended December 31, 2003 and 2004 and subsequent periods.

The following revisions resulted only in reclassifications or clarification and had no net effect on the reported results of operations:

▪
During the year ended December 31, 2003, we decided to no longer provide support for and to destroy all remaining inventory of certain of our products. Accordingly, we revised our consolidated statement of operations for the year ended December 31, 2003 to reflect obsolete inventory of $60,792 in the “Cost of Sales” section.

▪
As part of the 2003 final settlement process with Zondervan and TLC, an internal audit (verified by an independent auditor provided by TLC) of the accrued royalties owed Zondervan revealed that accrued royalties had been overstated due to out 2001 bad debt recognition of TLC’s trade accounts receivable balance. Accordingly, we revised our condensed consolidated statements of operations for the year ended December 31, 2003 to reflect the $583,628 adjustment as “Other income” in the “Other income (expense)” section.

▪
During the year ended December 31, 2003, we reclassified loan proceeds, and the corresponding accrued interest payable, previously recorded as an unsecured note payable. Accordingly, we revised our condensed consolidated statements of operations for the year ended December 31, 2003 to reflect the $866,516 adjustment as “Other income” in the “Other income (expense)” section.

▪
During the three months ended March 31, 2004, and as a direct result of the final settlement agreement with Zondervan and TLC, we wrote-off certain inventory containing Zondervan-owned content. Accordingly, we revised our condensed consolidated statement of operations for the year ended December 31, 2004 to reflect this $32,396 inventory adjustment in the “Cost of Sales” section.

▪	During each of the above referenced reporting periods, we reclassified rebates from sales and marketing expenses to an adjustment to revenue.

▪
During the three months ended September 30, 2004, we settled a dispute for early termination arising out of an agreement with Swartz Private Equity and originally recorded this transaction as a non-recurring item of $154,569 in our condensed consolidated statements of operations. Our revised condensed consolidated statement of operations for the year ended December 31, 2004 reflects this transaction as “Other expenses” in the “Other income (expense)” section.

▪
During the three months ended September 30, 2004, we negotiated a settlement agreement for debt extinguishment with several of our creditors totaling $1,002,090 in the aggregate. Our revised condensed consolidated statement of operations for the year ended December 31, 2004 reflects this transaction in the “Other income” section.

On October 3, 2005, our management and board of directors, in consultation with Chisholm, Bierwolf & Nilson, P.C., our independent registered accounting firm, determined that we would revise our previously issued consolidated balance sheets, statements of operations, statements of stockholders’ equity, and statements of cash flows for the fiscal years ended December 31, 2003 and December 31, 2004 and for each of the three month periods ended June 30, 2003, September 30, 2003, March 31, 2004, and June 30, 2004 to reflect a certain issue identified during a regulatory review of our financial statements associated with this registration statement as originally filed with the SEC on November 22, 2004 on Form SB-2. Our management and our board of directors have concluded this restatement is necessary to reflect the following change:

▪
During the three months ended June 30, 2004, we originally recorded an adjustment to our rebates reserve in the amount of $266,301 and an adjustment to rebates payable in the amount of $12,599. Upon reassessment of the adequacy of our reserve at December 31, 2003, we have allocated $124,262 of the total adjustment to fiscal year 2003 and $142,039 to fiscal year 2004 with $66,575 allocated to the three months ended March 31, 2004 and $75,464 allocated to the three months ended June 30, 2004. Our revised condensed consolidated statement of operations for the years ended December 31, 2003 and 2004 reflect these adjustments as an adjustment to revenue.

On November 30, 2005, our management and board of directors, in consultation with Chisholm, Bierwolf & Nilson, P.C., our independent registered accounting firm, determined that we would revise our previously issued consolidated balance sheets, statements of operations, statements of stockholders’ equity, and statements of cash flows for the fiscal year ended December 31, 2004 and for each of the three month periods ended September 30, 2004, March 31, 2005, June 30, 2005 and September 30, 2005 to reflect a certain issue identified during a regulatory review of our financial statements associated with this registration statement as originally filed with the SEC on November 22, 2004 on Form SB-2. Our management and our board of directors have concluded this restatement is necessary to reflect the following change:

▪
On July 19, 2004 we completed an equity financing in the amount of $1,750,000 through a private placement with Barron Partners, LP, a New York based institutional investor, pursuant to which Barron Partners purchased 21,875,000 restricted shares of common stock and received two warrants to purchase up to an additional 21,875,000 shares of common stock. As part of the financing transaction we erroneously treated the warrants issued to Barron Partners as equity. The correct presentation is as a liability adjusted for changes in fair value, at each balance sheet date, through the consolidated statements of operations, as provided by EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Accordingly, we have reclassified the initial fair value of the warrants ($4,375,000 at July 19, 2004) as a current liability ($2,843,742 at September 30, 2005) and have included the net change in fair value through September 30, 2005 ($874,992) and 2004 ($1,385,422) in “Other Expenses” on our consolidated statements of operations.

RISK FACTORS

An investment in the common stock being offered for resale by the selling stockholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks manifest as actual problems for us, they would likely have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

         GENERAL BUSINESS RISKS

Our liquidity and capital resources are very limited.

Our ability to fund working capital and anticipated capital expenditures will depend on our future performance, which is subject to general economic conditions, our customers, actions of our competitors and other factors that are beyond our control. Our ability to fund operating activities is also dependent upon (i) the extent and availability of bank and other credit facilities, (ii) our ability to access external sources of financing, and (iii) our ability to effectively manage our expenses in relation to revenues. We believe that the net proceeds received from our 2004 sales of common stock and warrants, and convertible promissory notes together with future cash flow from operations, and funds from external sources of credit-based debt financing, will be adequate to meet our anticipated liquidity requirements over the next twelve months and will provide additional capital for potential acquisitions. Given our initiative towards rapid revenue growth, there can be no assurance, however, that our operations and access to external sources of financing will continue to provide resources sufficient to satisfy our liabilities arising in the ordinary course of business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources”.

Our accumulated deficit makes it harder for us to borrow funds.

As of September 30, 2005, and as a result of historical losses in prior years, our accumulated deficit was $7,764,059. The fact that we maintain an accumulated deficit, as well as the extent of our accumulated deficit relative to recent earnings, negatively affects our ability to borrow funds because lenders generally view an accumulated deficit as a negative factor in evaluating creditworthiness. Any inability on our part to borrow funds if and when required, or any reduction in the favorability of the terms upon which we are able to borrow funds if and when required, including amount, applicable interest rate and collateralization, would likely have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources”.

         RISKS ASSOCIATED WITH OUR BUSINESS AND INDUSTRY

We face serious competition in our business segment.

The market for our products is rapidly evolving and intensely competitive as new consumer software products and platforms are regularly introduced. Competition in the consumer software industry is based primarily upon:

•	brand name recognition;
•	availability of financial resources;
•	the quality of titles;
•	reviews received for a title from independent reviewers who publish reviews in magazines, Websites, newspapers and other industry publications;
•	publisher’s access to retail shelf space;
•	the price of each title; and
•	the number of titles then available.

We face competition from other software publishers, all of which generally sell through the same combination of channels that we do, including chain store, secular, Christian Bookseller’s Association, direct and online sales. Specifically, we currently compete with Logos Research Systems, Inc., Biblesoft, Inc., Thomas Nelson, Inc., WordSearch Bible Publishers and The Zondervan Corporation, among others.

To remain competitive in our market segment we rely heavily upon our product quality, marketing and sales abilities, proprietary technology and product development capability. However, some of our competitors have longer operating histories, larger customer bases and greater financial, marketing, service, support, technical and other resources than we do. Due to these greater resources, certain of our competitors have the ability to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, pay higher fees to licensors and pay more to third-party software developers than we can. Only a small percentage of titles introduced into the software market achieve any degree of sustained market acceptance. If our titles, including special editions, are not successful, our business, our financial condition, including liquidity and profitability, and our results of operations will be negatively impacted. Moreover, we believe that competition from new entrants will increase as the market for faith-based products and services continues to expand. See “Business - Competition”.

We depend on only two titles for the overwhelming majority of our revenue.

In fiscal year 2004, approximately 91% of our total revenue was derived from two software titles; QuickVerse®, comprising 63% of total revenue, and Membership Plus®, comprising 28% of total revenue. We expect that a very limited number of popular products will continue to produce a disproportionately large amount of our revenue for the foreseeable future. Due to this dependence on a limited number of titles, the failure of one or more titles or title versions to achieve anticipated results would likely have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations. See “Business - Our Products”.

We have experienced, and may continue to experience, reduced revenues and fluctuations in our quarterly operating results due to delays in the introduction and distribution of our products.

A significant portion of our revenue for any given quarter is generated by the sale of new titles and title versions introduced during that quarter or shipped in the immediately preceding quarter. Our inability to timely begin volume shipments of a new title or title version in accordance with our internal development schedule, as has repeatedly been the case in the past, will cause earnings fluctuations and will negatively impact our business, our financial condition, including liquidity and profitability, and our results of operations. Timely introduction of a new title or title version is largely contingent upon the timing of a variety of other factors. Included amongst these are development processes themselves, debugging, approval by third-party content licensors and duplication and packaging processes. Furthermore, the complexity of next-generation systems (such as PDA) has resulted in longer development cycles, higher development expenditures and the need to more carefully monitor and plan development processes associated with these products.

We cannot be certain that we will be able to meet planned release dates for some or all of our new titles or title versions. In the past, we have experienced significant delays in our introduction of some new titles and title versions. For instance, delays in duplication, packaging and distribution caused our QuickVerse® 2005 to begin shipping in early-December 2004, long after the holiday season had been underway. As a result, we experienced fewer sales than we might otherwise have had the product been available before the holiday selling season began, which we believe had a material adverse effect on our results of operations for the 2004 fourth quarter. While our most recent title version, QuickVerse® 2006, was introduced as planned in September 2005, it remains likely in the future that delays will continue to occur and that some new titles or title versions will not be released in accordance with our internal development schedule or the expectations of public market analysts and investors, having a negative impact on our business, our financial condition, including liquidity and profitability, and our results of operations in that period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Revenues”.

We have experienced, and may continue to experience, reduced revenues and fluctuations in our quarterly operating results due to the limited life cycle of our products.

The average life cycle of a new title ranges anywhere from a few years to indefinitely, and the average life cycle of a new title version ranges anywhere from twelve to upwards of eighteen months. The majority of sales for a new title or title version occur within the first thirty to one hundred and twenty days following release and net revenue associated with the initial introduction generally constitutes a high percentage of the total net revenue over the life of the title or title version. Factors such as competition, market acceptance, seasonality and technological developmental and/or promotional expenses associated with a title or title version can shorten the life cycle of older titles and title versions and increase the importance of our ability to regularly release new titles and title versions. Consequently, if net revenue in a given period is below expectation, our business, our financial condition, including liquidity and profitability, and our results of operations in that period are likely to be negatively affected, as has repeatedly occurred in the past.

Product returns, price protections or price concessions that exceed our anticipated reserves could result in worse than expected operating results.

At the time we ship our products we establish reserves, including reserves that estimate the potential for future product returns and price concessions. In the past, particularly during title version transitions, we have had to increase price concessions to our wholesale retail customers. If consumer demand for a specific title or title version falls below expectations or significantly declines below previous rates of retail sell-through, then a price concession or credit may be requested by our wholesale retail customers to spur further retail channel sell-through. Coupled with more competitive pricing, if product returns, price protections or price concessions exceed our reserves the magnitude of quarterly fluctuations will increase and our operating and financial results will be negatively impacted. Furthermore, if we incorrectly assess the creditworthiness of any one of our wholesale customers who take delivery of our products on credit, we could be required to significantly increase reserves previously established.

Typically we experience the highest reserves at the end of the first quarter and fourth quarter and the lowest at the end of the third quarter. Historically, actual returns have been within management’s prior estimates, however, we cannot be certain that any future write-offs exceeding reserves will not occur or that amounts written off will not have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Revenues”.

Errors or defects in our software products may cause a loss of market acceptance and result in fewer sales of our products.

Our products are complex and may contain undetected errors or defects when first introduced or as new versions are released. In the past, we have discovered software errors in some of our new products and enhancements after their introduction into the market. Because our products are complex, we anticipate that software errors and defects will be present in new products or releases in the future. To date we have not discovered any material errors, however, future errors and defects could result in adverse product reviews and a loss of, or delay in, market acceptance of our products.

We may not have available funds to develop products that consumers want.

The Bible-study, inspirational content and organizational management software markets are subject to rapid technological developments. Although the life of most of our titles may be quite long, the life of any given version tends to be relatively short, in many cases less than three years. To develop products that consumers, church and other faith-based organizations desire, we must continually improve and enhance our existing products and technologies and develop new products and technologies that incorporate these technological developments. Our inability to do this would likely have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations.

We focus our development and publishing activities principally on new versions of our existing titles. We cannot, however, be certain that we will have the financial and technical resources available to continue to develop these new title versions particularly since we must undertake these initiatives while remaining competitive in terms of performance and price. This will require substantial investments in research and development, often times well in advance of the widespread release of a product into the market and any revenues these products may generate.

Our cash outlays for product development for the fiscal year ended December 31, 2004 were higher than the fiscal year ended December 31, 2003. Our product development cash outlays may increase in the future as a result of the higher costs associated with releasing more software titles or new title versions across multiple user interface platforms, and the complexity of developing such titles and title versions for next-generation systems, among other reasons. We anticipate that our profitability will continue to be impacted by the levels of research and development expenditures relative to revenue and by fluctuations relating to the timing of development in anticipation of future user interface platforms.

The loss of any of our key executives could have a material adverse effect on our business.

Our success depends to a large degree upon the skills of our three key executives, Steven Malone, Kirk R. Rowland and William Terrill. We presently do not maintain key person life insurance on any of our three key executives. Although we have employment agreements with each of our three key executives, there can be no assurance that we will be able to retain our existing key personnel or attract and retain additional key personnel. The loss of any one of our three key executives would likely have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations. See “Management - Directors and Executive Officers”.

The successful development of our products depends on our ability to attract, integrate, motivate and retain highly skilled personnel.

Our success depends to a large extent on our ability to attract, hire and retain skilled software developers, programmers and other highly skilled technical personnel. The software industry is characterized by a high level of employee mobility and aggressive recruiting among competitors for personnel with programming, technical and product development skills. We may not be able to attract and retain skilled personnel or may incur significant costs in order to do so. If we are unable to attract additional qualified employees or retain the services of key personnel, our business, our financial condition, including liquidity and profitability, and our results of operations could be negatively impacted.

Our intellectual property may not be adequately protected from unauthorized use by others, which could increase our litigation costs and adversely affect our sales.

Our copyrighted software content and the brand recognition associated with our related product trademarks are the most important assets that we possess in our ability to generate revenues and profits, and we rely very significantly on these intellectual property assets in being able to effectively compete in our market. There can be no assurance that these intellectual property assets will provide meaningful protection to us from unauthorized use by others, which could result in an increase in competing products and a reduction in our own sales. If we must pursue litigation in the future to enforce or otherwise protect our intellectual property rights, or to determine the validity and scope of the proprietary rights of others, we may not prevail and will likely have to make substantial expenditures and divert valuable resources in any case. This is particularly true given the fact that the copyrights that we own to the source code and other improvements made to our largest-selling products since 1999 have not been registered, which means that we may not rely upon the otherwise existing advantage of a rebuttable presumption of ownership in the event of, and in connection with, any such litigation. See “Business - Intellectual Property”.

Our exclusive rights to publish and sell our largest-selling titles are limited to non-secular channels.

Approximately 97% of our revenues in 2004, including those generated from sales of QuickVerse® and Membership Plus®, by far our two largest selling software titles, were derived from the publishing and sales of software titles to which we have only the exclusive license to publish and sell into non-secular channels. Although we do not believe that any third parties have been granted any rights to date in addition to our own to publish or sell these titles into secular channels, and do believe that, even if this has occurred or should occur in the future, the barriers to entry created by the extensive developments that we have made and now own to these otherwise licensed titles would make it practically infeasible for any third party to effectively compete with us in relation to these products in any market, there can be no assurance that one or more competitors will not emerge at some point or that they will not impact on our sales and revenues. See “Business - Intellectual Property”.

If our products infringe any proprietary rights of others, a lawsuit may be brought against us that could require us to pay large legal expenses and judgments and redesign or discontinue selling one or more of our products.

We are not aware of any circumstances under which our products infringe upon any valid existing proprietary rights of third parties. Any infringement claims, however, whether or not meritorious, could result in costly litigation or require us to enter into royalty or licensing agreements. If we are found to have infringed the proprietary rights of others, we could be required to pay damages, redesign the products or discontinue their sale. Any of these outcomes, individually or collectively, could have a material adverse effect on our business, our financial condition, including liquidity and profitability, or our results of operations.

New Internet access devices may change the way information is displayed requiring us to change our products.

Recent increases in the use of Internet devices to access inspirational content and the continued development of Internet devices as a medium for the delivery of network-based information, content and services may require us to change our products. Our success depends on our ability to understand the method upon which our search engines operate and our ability to service new and emerging devices to access the Internet, such as browser phones, personal digital assistants, and other wireless devices. To the extent these new Internet access devices change the way that information is displayed to the end-user or causes a change in the medium that is searched, we may be required to revise the methodology of our products. We cannot predict the impact that new devices will have on our services across the entire spectrum of developing technologies, and any required product adaptations may result in loss of revenue and goodwill, increased expenses, and reduced operating margins.

Revenue varies due to the seasonal nature of consumer software purchases.

Our business is highly seasonal. More than 50% of our annual sales are expected to occur in the five months of September through January; the five months of April through August are generally our weakest, generating only about 29% of our annual sales. The seasonal pattern is due primarily to the increased consumer demand for software during the year-end holiday selling season and the reduced demand for software during the summer months. Our earnings vary significantly and are materially affected by releases of popular titles and title versions and, accordingly, may not necessarily reflect the seasonal patterns of the industry as a whole. We expect that operating results will continue to fluctuate seasonally in the future.

         RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMMON STOCK

We have incurred a total of $407,336 (236 days at $1,726 per day) in registration rights penalties as of the date of this amendment.

On July 19, 2004, we entered into a certain Stock Purchase Agreement pursuant to which we agreed to issue and sell 21,875,000 restricted shares of our common stock, and warrants to purchase another 21,875,000 shares of our common stock, to Barron Partners, LP, a New York based institutional investor. As part of the financing transaction, we also entered into a certain Registration Rights Agreement with Barron Partners, LP pursuant to which we became committed to registering all of the shares issued as part of such transaction, including those issuable under the warrants.

Upon receipt of the requisite stockholder approval to increase the number of authorized common shares so as to allow us to deliver the warrants, effectively obtained and effectuated as of November 10, 2004, we had 30 days within which to file a registration statement on Form SB-2 covering the shares issued to Barron Partners, as well as the shares underlying the warrants issued to Barron Partners. Such registration statement was filed on November 22, 2004. In accordance with the terms of the Registration Rights Agreement, as amended, we had another 150 days, until April 22, 2005, to cause such registration statement to be declared effective by the SEC, with any delays in meeting this obligation resulting in our being liable to Barron Partners in an amount equal to $630,000 per year, pro-rated for the duration of any such delay, which amounts to $1,726 per day.

As of December 14, 2005 we have accrued $407,336 (236 days at $1,726 per day) in penalties under the Registration Rights Agreement, inclusive of an adjustment made pursuant to a tentative verbal agreement reached with Barron Partners in April 2005, wherein, in relation to the associated accruing penalties, we agreed to pay Barron Partners an amount in cash equal to $100,000 to toll the accrual of further penalties until June 21, 2005. Although this amount has been paid in full, in two equal installments of $50,000 on each of April 22, 2005 and July 8, 2005, penalties in the amount of $1,726 per day continue to accrue from June 21, 2005 until this registration statement is declared effective, at which time a negotiated reduction of such total amount is expected to be reached, the extent of which is as yet unknown, and terms of payment of which are expected to be agreed to which will allow us to reasonably meet our ongoing operating needs. We have experienced continued delays in the effectiveness of this registration statement due principally to ongoing efforts made necessary by our determination to restate certain of our historical financial information. Although there can be no assurance, management is hopeful that we will cause this registration statement to be declared effective in the near future. The amount paid by us to date to satisfy this obligation has, and any continued delays in our ability to cause this registration statement to be declared effective coupled with additional amounts which we are and may be required to pay, will have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations, including a corresponding reduction in our net income and the likelihood of a net loss for the year.

We may incur derivative liabilities in an as yet unknown amount in connection with our issuance of two common stock warrants.

In November 2004 we issued two warrants to purchase an aggregate of 21,875,000 shares of our common stock in connection with a certain Stock Purchase Agreement completed with Barron Partners, LP, on July 19, 2004. The first warrant entitles the holder to purchase up to 10,937,500 shares of our common stock at a price of $0.18 per share, and the second warrant entitles the holder to purchase up to 10,937,500 additional shares of our common stock at a price of $0.60 per share. Each warrant is subject to standard adjustment provisions and each provides for settlement in registered shares of our common stock and may, at the option of the holder, be settled in a cashless, net-share settlement.

The fair value of each warrant was initially assessed at $2,187,500 ($4,375,000 total) using the Black-Scholes valuation method. In accordance with accounting mandate, the derivative liability associated with these warrants has been and shall continue until this registration statement is declared effective to be adjusted to fair value at each balance sheet date and is accordingly reassessed at each such time to determine whether the warrants should be classified (or reclassified, as appropriate) as a liability or as equity. At December 31, 2004, the fair value of the derivative liability was approximately $1,969,000, and a fair value adjustment of approximately $292,000 has been included in other expenses for the year then ended. The fair value of the derivative liability is directly related and will fluctuate in response to the share price of our common stock. In the event that the fair value of the derivative liability exceeds the amount of any cashless, net-share settlement under the warrants, we may find it necessary to compensate the holder through cash payments, which would have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations, including a corresponding reduction in our net income and the likelihood of a net loss for the year. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Derivatives”.

Up to 47,491,666 shares of our common stock will become eligible for public sale as a result of this registration which is likely to depress our stock price.

When this registration statement is declared effective by the SEC, 24,341,666 shares of our common stock will be eligible for immediate resale on the public market and 23,150,000 shares of our common stock underlying warrants, upon their exercise, will be eligible for immediate resale on the public market. As a percentage of our total outstanding common stock as of the date of the prospectus, this represents 66.2%. If a significant number of shares are offered for sale simultaneously, which is likely to occur, it would have a depressive effect on the trading price of our common stock on the public market. Any such depressive effect may encourage short positions and short sales, which could place further downward pressure on the price of our common stock. Moreover, all of the shares sold in the offering will be freely transferable thereafter without restriction or further registration under the Securities Act (except for any shares purchased by our “affiliates”, as defined in Rule 144 of the Securities Act), which could place even further downward pressure on the price of our common stock. Furthermore, should a simultaneous sell-off occur, and due to the thinly-traded market for our common stock, stockholders may have difficulty selling shares of our common stock, at or above the price paid, at a fair market value or even at all. See “Selling Stockholders” and “Plan of Distribution”.

Unless an active trading market develops for our common stock, you may not be able to sell your shares.

We are a reporting company and our common stock is listed on the OTC Bulletin Board (owned and operated by the Nasdaq Stock Market, Inc.), however, there is no active trading market for our common stock. There can be no assurance that an active trading market will ever develop for our common stock or, if it does develop, that it will be maintained. Failure to develop or maintain an active trading market will have a generally negative effect on the price of our common stock, and you may be unable to sell your shares or any attempted sale of such shares may have the effect of lowering the market price, and therefore your investment could be a complete or partial loss.

Since our common stock is thinly traded, it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price you paid.

You may have difficulty reselling shares of our common stock, either at or above the price you paid, or even at a fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded, it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company, and, depending on when you determine to sell, you may not be able to obtain a price at or above the price you paid.

Trading in our common stock on the OTC Bulletin Board may be limited thereby making it more difficult for you to resell any shares you may own.

Our common stock trades on the OTC Bulletin Board owned and operated by the Nasdaq Stock Market, Inc. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a national exchange or on the Nasdaq National Market, you may have difficulty reselling any of the shares of our common stock that you purchase from the selling stockholders.

Our common stock is subject to the “penny stock” regulations, which is likely to make it more difficult to sell.

Our common stock is considered a “penny stock,” which generally is a stock trading under $5.00 and not registered on national securities exchanges or quoted on the Nasdaq National Market. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. This regulation generally has the result of reducing trading in such stocks, restricting the pool of potential investors for such stocks, and making it more difficult for investors to sell their shares. Prior to a transaction in a penny stock, a broker-dealer is required to:

•	deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market;
•	provide the customer with current bid and offer quotations for the penny stock;
•	explain the compensation of the broker-dealer and its salesperson in the transaction;
•	provide monthly account statements showing the market value of each penny stock held in the customer’s account; and
•	make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. Since our common stock is subject to the penny stock rules, investors in our common stock may find it more difficult to sell their shares. See “Market Information”.

Our stock price could be volatile, and your investment could suffer a decline in value.

The trading price of our common stock is likely to be highly volatile and could be subject to extreme fluctuations in price in response to various factors, many of which are beyond our control, including:

•	the trading volume of our shares;
•	the number of securities analysts, market-makers and brokers following our common stock;
•	changes in, or failure to achieve, financial estimates by securities analysts;
•	new products introduced or announced by us or our competitors;
•	announcements of technological innovations by us or our competitors;
•	our ability to produce and distribute retail packaged versions of our software in advance of peak retail selling seasons;
•	actual or anticipated variations in quarterly operating results;
•	conditions or trends in the consumer software and/or Christian products industries;
•	announcements by us of significant acquisitions, strategic partnerships, joint ventures, or capital commitments;
•	additions or departures of key personnel;
•	sales of our common stock; and
•	stock market price and volume fluctuations of publicly-traded, particularly microcap, companies generally.

The volatility of our common stock is illustrated by reference to the fact that, during fiscal year 2004, our trading price fluctuated from a low of $0.018 to a high of $0.40 per share. See “Market Information”.

The stock market has recently experienced significant price and volume fluctuations. Volatility in the market price for particular companies has often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company’s securities. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, and as noted above, our shares are currently traded on the OTC Bulletin Board and, further, are subject to the penny stock regulation. Price fluctuations in such shares are particularly volatile and subject to manipulation by market-makers, short-sellers and option traders. See “Market Information”.

Future sales of our common stock by our officers or directors may depress our stock price.

Any shares owned by our officers or directors which are either registered in another registration statement or which otherwise may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act, may be sold in the future by them. Because of the perception by the investing public that a sale by such insiders may be reflective of their own lack of confidence in our prospects, the market price of our common stock could decline as a result of a sell-off following sales of substantial amounts of common stock by our officers and directors into the public market, or the mere perception that these sales could occur.

Future issuances of our common or preferred stock may depress our stock price and dilute your interest.

We may want to issue additional shares of our common stock in future financings and may grant stock options to our employees, officers, directors and consultants under our stock incentive plan. Any such issuances could have the effect of depressing the market price of our common stock and, in any case, would dilute the interests of our common stockholders. In addition, we could issue serial preferred stock having rights, preferences and privileges senior to those of our common stock, including the right to receive dividends and/or preferences upon liquidation, dissolution or winding-up in excess of, or prior to, the rights of the holders of our common stock. This could depress the value of our common stock and could reduce or eliminate the amounts that would otherwise have been available to pay dividends on our common stock (which are unlikely in any case) or to make distributions on liquidation.

If you require dividend income, you should not rely on an investment in our common stock.

Because we have very limited cash resources and a substantial accumulated deficit relative to recent earnings, we have not declared or paid any dividends on our common stock since our inception and we do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. Rather, we intend to retain earnings, if any, for the continued operation and expansion of our business. It is unlikely, therefore, that holders of our common stock will have an opportunity to profit from anything other than potential appreciation in the value of our common stock held by them. If you require dividend income, you should not rely on an investment in our common stock.

The lack of a majority of independent directors on our board of directors may affect our ability to be listed on a national securities exchange or quotation system.

We are not currently subject to the listing requirements of any national securities exchange or quotation system. The listing standards of the national securities exchanges and automated quotation systems require that a company’s board of directors consist of a majority of directors who are independent as defined by the Sarbanes-Oxley Act of 2002 and as defined by applicable listing standards, and that the audit committee of the board of directors must consist of at least three members, all of whom are independent.  Similarly, the compensation and nominating committees of company boards of directors must also consist of independent directors.  Currently, only two of our directors, who are the only members of our audit committee, meet the definition of an “independent” director as defined by the Sarbanes-Oxley Act of 2002 and as defined by listing standards.  Further, two of our four directors are currently executive officers and thereby do not satisfy these independence standards.  There is no guarantee that we will be able to appoint an additional director who will satisfy these independence requirements.  If we are unable to appoint an additional independent director to our board, we will be precluded from listing any of our capital stock on a national securities exchange or quotation system.

The even number of members on each of our board of directors, audit committee and compensation committee could result in a stalemate on important company matters.

The fact that we currently have four members on our board of directors, and two members on each of our board of directors’ audit and compensation committees, could result in a tie vote on company matters, including those involving highly material corporate governance issues. Moreover, we do not currently have any duly adopted resolution procedures in place that would provide a means for resolving any stalemate that might occur in this regard. Although we are currently in the process of considering potential alternative procedures in order to be prepared for having to face such a potential situation, our current lack of any such procedure could result in our inability to be able to act under circumstances in which the failure to act or any delay in acting could have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations.

There may exist a potential conflict of interest between us and each of our former and current counsel.

In the past we have issued, and we may continue in the future to issue, warrants to purchase our common stock as equity compensation for legal and other services rendered in connection with the preparation of our securities filings. Specifically, we have issued warrants to the law firm of Membrado & Montell, LLP, and to Michael M. Membrado, our corporate counsel. Due to these issuances, there exists the potential for a conflict of interest between us and each of our current and former counsel insofar as the recipients may have been or may be motivated by personal interests that are not necessarily aligned with our own.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement, as well as our other reports filed with the SEC and our press releases and other communications, contain forward-looking statements. Forward-looking statements include all statements regarding our expected financial position, results of operations, cash flows, dividends, financing plans, strategy, budgets, capital and other expenditures, competitive positions, growth opportunities, benefits from new technology, plans and objectives of management, and markets for stock. These forward-looking statements are based largely on our expectations and, like any other business, are subject to a number of risks and uncertainties, many of which are beyond our control. The risks include those stated in the “Risk Factors” section of this registration statement and economic, competitive and other factors affecting our operations, markets, products and services, expansion strategies and other factors discussed elsewhere in this registration statement and the other documents we have filed with the SEC. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this registration statement will in fact prove accurate, and our actual results may differ materially from the forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock pursuant to this offering. We may, however, receive proceeds upon the exercise of the warrants, the underlying common shares of which are being registered hereunder. If all of the warrants are exercised we estimate that we would realize net proceeds of approximately $8,599,550. Net proceeds are determined after deducting all of the expenses associated with this offering (estimated to be approximately $70,000). However, because the exercise price of some or all of the warrants may at any given time be above the current market price of our common stock, (i) they may never be exercised and, therefore, we may never actually receive these proceeds, or (ii) if they are exercised, but not for some time, it would not be until then that we receive any such proceeds.

If all of the warrants are exercised, we would realize $8,599,550 in net proceeds, and although there can be no assurance, we intend to use the net proceeds from this offering as follows:

Product Development	$2,000,000
Marketing and Promotion	500,000
Other Working Capital Needs	5,599,550
New Content License Acquisitions	500,000
Total Net Proceeds	$8,599,550

The amounts that we actually expend on each of the items listed above will vary significantly depending on a number of factors, including our future results of operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the use of any proceeds as discussed above, we intend to invest these funds in short-term, interest-bearing investment-grade obligations or accounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2005, COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 2004

This information should be read in conjunction with our consolidated financial statements for the period ended September 30, 2005 and the notes to those consolidated financial statements.

Management Overview

During the third quarter of 2005, we released an upgrade to our flagship product, QuickVerse®, which was three months earlier compared to our upgrade release of QuickVerse® in 2004. Furthermore, this is the first upgrade release of QuickVerse® in over five years that will be in the retail stores before the Holiday season begins. QuickVerse® 2006 is currently available in five editions, QuickVerse® 2006 Essentials, QuickVerse® 2006 Standard, QuickVerse® 2006 Expanded, QuickVerse® 2006 Deluxe and QuickVerse® 2006 Platinum. We believe that the unique features of the new QuickVerse® 2006 editions will provide us with an opportunity to broaden our customer base as our products appeal not only to those just beginning their journey into Bible study but also to the scholars who are searching for an in-depth knowledge of the Bible. The QuickVerse® 2006 editions range in retail price from $49.95 to $799.95. In addition, during the second quarter of 2005 and for the first time in our operating history, we introduced QuickVerse® to the Macintosh® Operating System platform. QuickVerse® Macintosh is available in two new editions, QuickVerse® Macintosh Black which has a suggested retail price of $99.95 and QuickVerse® Macintosh White which has a suggested retail price of $49.95. We believe we are now the only publisher of Bible reference software for each of the Windows®, Macintosh®, PocketPC® and Palm® OS platforms. We also released an updated version of Bible Illustrator® 3.0 titled Sermon Builder® 4.0 during the second quarter of 2005. Sermon Builder® 4.0 was the first update to this particular program in over six years and has a suggested retail price of $69.95. Sermon Builder® 4.0 is ideal for pastors and teachers who want to create punctuated sermons, comprehensive lessons, and in-depth Bible studies. Furthermore, during the first quarter of 2005, and for the second consecutive year, we released an upgrade to our top-selling financial and data management software, Membership Plus®, and introduced two new QuickVerse® editions, QuickVerse® 2005 Essentials and QuickVerse® 2005 Platinum. As a result of these releases, our third quarter 2005 revenues were higher than those during the third quarter of 2004. Although there can be no assurance, we believe that we can sustain our revenue growth through the fourth quarter based upon our development schedule which includes an update to our QuickVerse® PDA software.

Results Of Operations for Quarters Ending September 30, 2005 and September 30, 2004

Statement of Operations for Nine Months Ended September 30	2005	2004	Change	%
Net revenues	$3,978,019	$3,664,060	$313,959	9%
Cost of sales	$1,276,227	$1,171,661	$104,566	9%
Gross profit	$2,701,792	$2,492,399	$209,393	8%
Total operating expenses	$(3,317,410)	$(2,876,077)	$(441,333)	15%
Other income	$75	$1,010,288	$(1,010,213)	-100%
Loss on valuation adjustment of derivatives	$(874,992)	$(1,385,422)	$510,430	-37%
Other expenses	$(289,876)	$(193,344)	$(96,532)	50%
Loss before income taxes	$(1,780,411)	$(952,156)	$(828,255)	87%
Provision for income taxes	$187,182	$(92,417)	$279,599	-303%
Net loss	$(1,593,229)	$(1,044,573)	$(548,656)	53%

Our software products are highly seasonal. More than 50% of our annual sales are expected to occur in the five months of September through January; the five months of April through August are generally our weakest, generating only about 29% of our annual sales.

For the nine months ended September 30, 2004, we wrote down the reserve for rebates payable from a change in accounting estimate of approximately $142,000 and wrote down actual rebates payable of approximately $61,000 due to an overstatement. Both of these write down items are recognized as an adjustment to revenue. We also wrote down a distinct category of obsolete inventory of approximately $32,000 which is included in cost of sales, and incurred an expense of approximately $155,000 related to a settlement with an institutional private equity investor which is included in other expenses. Furthermore, for the nine months ended September 30, 2004, we recognized approximately a $1,000,000 gain from extinguishment of debt which is classified as other income. The extinguishment of debt is a direct result of our settling with various vendors and content providers for lump-sum payments at a reduced amount of balances owed. We recognized a loss of approximately $1,385,000 for the nine months ended September 30, 2004 and a loss of approximately $875,000 for the nine months ended September 30, 2005 related to the fair value adjustment of derivatives in other expenses. Warrants issued with shares of common stock in a private placement are considered derivative liabilities. The derivative liability associated with the warrants has been adjusted to fair value at each balance sheet date and is accordingly reassessed at each such time to determine whether the warrants should be classified (or reclassified, as appropriate) as a liability or as equity. See “Derivatives” below. For the nine months ended September 30, 2005, we incurred penalties of approximately $278,000 in connection with a certain Registration Rights Agreement entered into with Barron Partners, LP and our registration statement on Form SB-2 originally filed on November 22, 2004, and which, as of the date of this filing, has yet to be declared effective. These penalties are included in other expenses. Furthermore, due to the continued delays in effectiveness of such registration statement, due principally to ongoing efforts made necessary by our determination to restate certain of our historical financial information, we have experienced an increase in legal expenses of approximately $136,000 for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004. Due mainly to the items stated above, our net loss increased approximately $51,000 from a net loss of approximately $907,000 for the three months ended September 30, 2004 to a net loss of approximately $958,000 for the three months ended September 30, 2005 and increased approximately $548,000 from a net loss of approximately $1,045,000 for the nine months ended September 30, 2004 to a net loss of approximately $1,593,000 for the nine months ended September 30, 2005.

Revenues

We derive revenues from the sale of packaged software products, product support and multiple element arrangements that may include any combination of these items. Revenue is recognized when persuasive evidence of an arrangement exists (generally a purchase order), we have delivered the product, the fee is fixed or determinable and collectibility is probable. For our packaged software products, we typically recognize revenue from the sale when we ship the product. We sell some of our products on consignment to a limited number of resellers. We recognize revenue for these consignment transactions only when the end-user sale has occurred. Service revenue resulting from technical support plans is recognized over the life of the plan which is generally one year. Revenue associated with advance payments from our customers is deferred until we ship the product or offer the support service. Revenue for software distributed electronically via the Internet is recognized when the customer has been provided with the access codes that allow the customer to take immediate possession of the software on its hardware and evidence of the arrangement exists. For revenue arrangements involving multiple elements and include software products, we allocate and defer revenue for the undelivered elements based on their vendor-specific objective evidence of fair value, which is generally the price charged when that element is sold separately.

We reduce product revenue for estimated returns and price protections that are based on historical experience and other factors such as the volume and price mix of products in the retail channel, trends in retailer inventory and economic trends that might impact customer demand for our products. Estimated returns are also based upon a percentage of total retail and direct sales. Direct sales accounted for approximately 65% of our 2004 fiscal year revenue. We account for cash considerations (such as sales incentives - rebates and coupons) that we give our customers as a reduction of revenue rather than as an operating expense. Product revenue is also reduced for the estimated redemption of end-user rebates on certain current product sales. We did not have any rebate programs during the three and nine months ended September 30, 2004 and 2005, respectively.

Trends that our returns typically follow include (i) the seasonality of sales, and (ii) the fact that, generally, relatively higher return rates occur during periods of new title or title version releases. Historically, actual returns have been within management’s prior estimates, however, we cannot be certain that any future write-offs exceeding reserves will not occur or that amounts written off will not have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations. Management continually monitors and adjusts these allowances to take into account actual developments and sales results in the marketplace. In the past, particularly during title and title version transitions, we have had to increase price concessions to our retail customers.

Product returns from distributors and Christian bookstores are allowed primarily in exchange for new products or for credit towards purchases as part of a stock-balancing program. These returns are subject to certain limitations that may exist in the contract. Under certain circumstances, such as termination or when a product is defective, distributors and bookstores could receive a cash refund if returns exceed amounts owed. Returns from sales made directly to the consumer are accepted within 45 days of purchase and are issued a cash refund. Product returns or price protection concessions that exceed our reserves could materially adversely affect our business and operating results and could increase the magnitude of quarterly fluctuations in our operating and financial results. We did implement a price protection program within the third quarter of 2005 on our QuickVerse® 2005 titles within the Christian Booksellers Association retail channel due to our updated release of QuickVerse® 2006. QuickVerse® 2006 was released in late September 2005, and we believe we reserved appropriately for the price protections.

Software products are sold separately, without future performance such as upgrades enhancements or additional software products, and are sold with post contract customer support services such as customer service and technical support assistance. In connection with the sale of certain products, we provide a limited amount of free technical support assistance to our customers. We do not defer the recognition of any revenue associated with sales of these products, since the cost of providing this free technical support is insignificant. The technical support is provided within one year after the associated revenue is recognized and free product enhancements (bug fixes) are minimal and infrequent. We accrue the estimated cost of providing this free support upon product shipment and include it in cost of sales.

Shipping and handling costs in connection with our software products are expensed as incurred and included in cost of sales.

Revenues for Three Months Ended September 30	2005	% to Sales	2004	% to Sales	Change	%
Gross sales	$1,233,389	100%	$1,125,275	100%	$108,114	10%
Add rebate adjustment	4,910	0%	---	0%	4,910	0%
Less reserve for sales returns and allowances	(214,691)	-17%	(115,068)	-10%	(99,623)	87%
Net sales	$1,023,609	83%	$1,010,207	90%	$13,401	1%

Revenues for Nine Months Ended September 30	2005	% to Sales	2004	% to Sales	Change	%
Gross sales	$4,744,759	100%	$3,898,250	100%	$846,510	22%
Add rebate adjustment	14,730	0%	202,548	5%	(187,817)	-93%
Less reserve for sales returns and allowances	(781,471)	-16%	(436,737)	-11%	(344,733)	79%
Net sales	$3,978,019	84%	$3,664,060	94%	$313,959	8%

Gross revenues increased approximately $108,000 from approximately $1,125,000 for the three months ended September 30, 2004 to approximately $1,233,000 for the three months ended September 30, 2005 and increased approximately $847,000 from approximately $3,898,000 for the nine months ended September 30, 2004 to approximately $4,745,000 for the nine months ended September 30, 2005. Such increase is due to our new title version releases during the nine months ended September 30, 2005 including an enhanced version of our top financial and data management product, Membership Plus®, and enhanced versions of QuickVerse® 2005 Essentials and QuickVerse® 2005 Platinum editions during the first quarter of 2005. During the second quarter of 2005, we introduced QuickVerse® Macintosh in two editions, White Box edition at the suggested retail price of $49.95 and Black Box edition at the suggested retail price of $99.95. This was our first product release on the Macintosh® Operating System platform. We also released an enhanced version of Bible Illustrator® 3.0 entitled Sermon Builder® 4.0 during the second quarter of 2005. Sermon Builder® 4.0 was the first update to this particular program in over six years and has a suggested retail price of $69.95. During the third quarter of 2005, we released an upgrade to our flagship product, QuickVerse®, three months earlier as compared to our upgrade release of QuickVerse® in 2004. QuickVerse® 2006 is the first upgrade release in over five years that will be in the retail stores prior to the beginning of the holiday season. The five QuickVerse® 2006 editions that are currently available are QuickVerse® 2006 Essentials, QuickVerse® 2006 Standard, QuickVerse® 2006 Expanded, QuickVerse® 2006 Deluxe and QuickVerse® 2006 Platinum, and they range in suggested retail price from $49.95 to $799.95. Comparatively, during the nine months ended September 30, 2004, we had only two product releases which included Membership Plus® 8.0 with a suggested retail price of $199.95 to $299.95 and QuickVerse® 2005 PDA with a suggested retail price of $14.95 to $39.95. We anticipate that revenues will continue to increase throughout the year as the QuickVerse® 2006 editions reach retail stores in time for the holiday season and we will be releasing an update to our QuickVerse® PDA software within the fourth quarter of 2005.

Sales returns and allowances increased approximately $100,000 from approximately $115,000 for the three months ended September 30, 2004 to approximately $215,000 for the three months ended September 30, 2005 and increased approximately $345,000 from approximately $437,000 for the nine months ended September 30, 2004 to approximately $782,000 for the nine months ended September 30, 2005. As a percentage of gross sales, sales returns and allowances increased from approximately 10% for the three months ended September 30, 2004 to approximately 17% for the three months ended September 30, 2005 and increased from approximately 11% for the nine months ended September 30, 2004 to approximately 16% for the nine months ended September 30, 2005. The upward trend in sales returns and allowances as a percentage is attributable to our release of enhanced versions of QuickVerse® in December 2004 and late September 2005 and Membership Plus® in February of 2005. The release of these enhanced products resulted in an increased quantity of sales returns and allowances, such as price protections, of prior versions as the enhancements for both of these titles are approximately one year. In the past, product enhancements were typically extended over two to three years. We have also increased our reserve for sales returns due to a higher price point in connection with QuickVerse® Platinum being released in the first quarter of 2005. Furthermore, due to the resignation of the primary developer of Membership Plus® and some unresolved maintenance issues, we have experienced higher actual returns on the Membership Plus® 2005 product line. However, we are currently utilizing both domestic and international contracted developers to not only resolve the maintenance issues but to also continue the development for our annual update on the Membership Plus® program. We are on track to continue to release enhanced versions of our products on an annual basis; however, we do anticipate the sales return and allowances as a percentage to follow a downward trend in the future due to the increased focus of our sales efforts to the end-user and our decreased presence in the retail market. Incidents of return are lower for sales direct to the end-user than sales into the retail stores.

Cost of Sales

Cost of sales consists primarily of royalties to third party providers of intellectual property and the direct costs and manufacturing overhead required to reproduce, package, fulfill and ship the software products. Direct costs and manufacturing overhead also include the amortized software development costs and the non-capitalized technical support wages. The direct costs and manufacturing overhead decreased approximately $21,000 from approximately $274,000 for the three months ended September 30, 2004 to approximately $253,000 for the three months ended September 30, 2005 and increased approximately $77,000 from approximately $899,000 for the nine months ended September 30, 2004 to approximately $976,000 for the nine months ended September 30, 2005. As a percentage of gross revenues, the direct costs and manufacturing overhead decreased approximately 4% for the three months ended September 30, 2005 and decreased approximately 2.5% for the nine months ended September 30, 2005. The nine months ended September 30, 2004 include the write down of a distinct category of obsolete inventory of approximately $32,000. Fulfillment costs from a third-party warehouse and included in the manufacturing overhead costs noted above decreased approximately $8,000 from approximately $53,000 for the nine months ended September 30, 2004 to approximately $45,000 for the nine months ended September 30, 2005 as we moved our retail fulfillment to a new outside entity in late October 2004. The decrease in the percentage of cost of sales reflects the continual software development cycle of enhancing our two major product lines within a one year timeframe and the increased amortization of those software development costs. The amortization recognized during the nine months ended September 30, 2004 resulted from several new software releases in late 2003 and early 2004 including QuickVerse® 8.0 and Membership Plus® 8.0. Similarly, the amortization recognized during the nine months ended September 30, 2005 resulted from the December 2004 release of QuickVerse® 2005, the February 2005 release of Membership Plus® 2005, the June 2005 releases of QuickVerse® Macintosh and Sermon Builder® 4.0, the late September 2005 release of QuickVerse® 2006 and the remainder of QuickVerse® 8.0 and Membership Plus® 8.0. The direct costs and manufacturing overhead percentage are expected to continue at the 2005 levels as working capital remains more consistent and as more development projects are implemented in a shortened timeframe.

Royalties to third party providers of intellectual property decreased approximately $94,000 from approximately $158,000 for the three months ended September 30, 2004 to approximately $64,000 for the three months ended September 30, 2005 and increased approximately $27,000 from approximately $273,000 for the nine months ended September 30, 2004 to approximately $300,000 for the nine months ended September 30, 2005. As a percentage of gross revenues, royalties decreased from approximately 14% for the three months ended September 30, 2004 to approximately 5% for the three months ended September 30, 2005 and slightly decreased from approximately 7% for the nine months ended September 30, 2004 to approximately 6.3% for the nine months ended September 30, 2005. The decrease of royalties for the three months ended September 30, 2004 and 2005 reflects the sale of some of the older QuickVerse® versions to liquidators at a reduced price in 2004 compared to no sales to liquidators during the same three month period in 2005. However, the overall steady percentage for the nine months ended September 30, 2004 and 2005 reflects the release of the QuickVerse® 2005 editions in early December 2004, and the three additional QuickVerse® editions, specifically QuickVerse® Essentials and QuickVerse® Platinum, which were released in early March of 2005 and QuickVerse® Macintosh which was released in June 2005. We also released Sermon Builder® 4.0 in June 2005 which was an update to Bible Illustrator® 3.0. This was the first update to Bible Illustrator® 3.0 in over six years and included not only technological updates but content additions. During the year ended 2004, we renegotiated several royalty contracts which resulted in some cases in a higher royalty rate along with access to more content. The royalty rate for the fourth quarter of 2005 is expected to increase as the QuickVerse® 2006 retail products began to ship in early October 2005 compared to the QuickVerse® 2005 retail products shipping in December 2004. In addition, the royalty rate as a percentage of gross sales is expected to increase in the future as sales to new users are expected to increase and as more development projects are implemented for new and/or enhanced products. However, upgrade sales will continue to be subject to royalties only on content additions of the upgraded version.

Software development costs are expensed as incurred until technological feasibility and marketability has been established, at which time development costs are capitalized until the software title is available for general release to customers. Development costs include direct production costs (including labor directly associated with the development projects), indirect costs (including allocated fringe benefits, payroll taxes, facilities costs and management supervision), and other direct costs (including costs of outside consultants, purchased software to be included in the software product being developed, travel expenses, material and supplies, and other direct costs). Software development is segregated by title and technology platform. Once a product has been successfully released, subsequent revisions and upgrades are considered development and the costs of the revision and upgrade are capitalized. Capitalized costs are amortized on a product-by-product basis using the greater of (i) the straight-line amortization over the estimated life of the product (generally from 12 to 18 months), or (ii) the ratio of current revenues from the product to the total projected revenue over the life of the product. Generally, we consider technological feasibility to have been established with the release of a beta version for testing.

Software development costs are summarized in the table below. The software development costs, consisting primarily of direct and indirect labor and related overhead charges, capitalized during the three months ended September 30, 2004 and 2005 were approximately $237,000 and approximately $172,000, respectively and approximately $415,000 and $766,000 for the nine months ended September 30, 2004 and 2005, respectively. Accumulated amortization of these development costs included in cost of sales totaled approximately $139,000 and approximately $161,000 for the three months ended September 30, 2004 and 2005, respectively and approximately $398,000 and $525,000 for the nine months ended September 30, 2004 and 2005, respectively. The overall increase in both the capitalization and amortization is a direct result of the increase in the number of development projects we have undertaken in the last two years and the consistent one year turn around on enhanced versions of our two major product lines QuickVerse® and Membership Plus®.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Beginning balance	$931,103	$504,497	$701,289	$584,706
Capitalized	171,990	237,148	766,151	415,196
Amortized (Cost of sales)	160,642	139,369	524,989	397,626
Ending Balance	$942,451	$602,276	$942,451	$602,276
Research and development expense (General and administrative)	$63,164	$532	$130,407	$44,228
    Sales, General and Administrative
Sales, General and Administrative Costs for Nine Months Ended September 30	2005	% to Sales	2004	% to Sales	Change	%
Selected expenses:
Commissions	$611,653	13%	$576,482	15%	$35,171	6%
Advertising and direct marketing	419,217	9%	221,928	6%	197,288	89%
Total sales and marketing	$1,030,870	22%	$798,410	20%	$232,459	29%
Research and development	$130,407	3%	$44,228	1%	$86,180	195%
Personnel costs	973,620	21%	946,222	24%	27,398	3%
Legal	157,970	3%	21,742	1%	136,228	627%
Telecommunications	42,605	1%	107,720	3%	(65,115)	-60%
Corporate services	73,972	2%	53,965	1%	20,007	37%
Administration	13,263	0%	101,756	3%	(88,493)	-87%
Other general and administrative costs	428,150	9%	374,723	10%	53,427	14%
Total general and administrative	$1,819,987	38%	$1,650,355	42%	$169,632	10%

    Gross revenues increased approximately $108,000 from approximately $1,125,000 for the three months ended September 30, 2004 to approximately $1,233,000 for the three months ended September 30, 2005 and increased approximately $847,000 from approximately $3,898,000 for the nine months ended September 30, 2004 to approximately $4,745,000 for the nine months ended September 30, 2005. However, sales and marketing expenses also increased approximately $8,000 from approximately $288,000 for the three months ended September 30, 2004 to approximately $296,000 for the three months ended September 30, 2005 and increased approximately $233,000 from approximately $798,000 for the nine months ended September 30, 2004 to approximately $1,031,000 for the nine months ended September 30, 2005. Included in sales expenses, commissions to a third-party telemarketing firm increased approximately $35,000 from approximately $577,000 for the nine months ended September 30, 2004 to approximately $612,000 for the nine months ended September 30, 2005. This increase is attributed to the increased focus of our sales to the direct consumer along with the number of new and enhanced product releases during the nine months ended September 30, 2005 compared with two product releases during the nine months ended September 30, 2004. However, as a percentage of gross revenues commissions decreased from approximately 15% to approximately 13% for the nine months ended September 30, 2004 and 2005, respectively. This decrease is attributed to the in-house development of our direct telemarketing sales team as we attempt to reduce the reliance on the third-party telemarketing firm. Advertising and direct marketing costs increased approximately $197,000 from approximately $222,000 for the nine months ended September 30, 2004 to approximately $419,000 for the nine months ended September 30, 2005 and increased as a percentage of gross revenues from approximately 6% to approximately 9%, respectively. This increase is a direct result in continuing to market our products online through multiple sources, continuing to increase and focus more on our direct marketing efforts, and the increased number of publication advertisements due to the new product enhancements of QuickVerse® 2006 and Membership Plus® 2005 along with the introduction of the three new QuickVerse® editions (QuickVerse® Platinum, Macintosh and Essentials) and the updated Sermon Builder® 4.0 during the nine months ended September 30, 2005.

Research and development costs include direct production costs (including labor directly associated with the development projects), indirect costs (including allocated fringe benefits, payroll taxes, facilities costs and management supervision), and other direct costs (including costs of outside consultants, purchased software to be included in the software product being developed, travel expenses, material and supplies, and other direct costs). Software development costs related to third-party developers and direct labor expensed as research and development (see table above) amounted to approximately $500 for the three months ended September 30, 2004 compared to approximately $63,000 incurred for the three months ended September 30, 2005 and approximately $44,000 for the nine months ended September 30, 2004 compared to approximately $130,000 for the nine months ended September 30, 2005. The increase in 2005 reflects more research and development costs associated with maintenance issues on titles after they are released to the general public along with exploring new platforms for future products. Research and development expenses are expected to increase in future periods as we add new products and versions to our product mix along with new platforms for our current and future products.

Total personnel costs increased approximately $27,000 from approximately $946,000 for the nine months ended September 30, 2004 to approximately $973,000 for the nine months ended September 30, 2005. However, direct salaries and wages increased approximately $115,000 from approximately $1,083,000 for the nine months ended September 30, 2004 to approximately $1,198,000 for the nine months ended September 30, 2005. As a percentage of gross revenues, direct salaries and wages decreased approximately 2.5% from approximately 27.8% for the nine months ended September 30, 2004 to approximately 25.3% for the nine months ended September 30, 2005. The direct salaries and wages include approximately $36,000 and $-0- in expense for upper management year-end bonus accrual for the year ends December 31, 2004 and 2005, respectively. Furthermore, we recognized approximately $14,000 of expense related to 635,000 restricted common shares issued to employees during the nine months ended September 30, 2004. The increase in direct salaries and wages is a direct result of increasing our sales and marketing team, our development staff and our direct telemarketing sales team. The associated health care costs decreased approximately $16,000 from approximately $121,000 for the nine months ended September 30, 2004 to approximately $105,000 for the nine months ended September 30, 2005 as we restructured our health benefits plans in late October 2004. The capitalization of direct and indirect labor and related overhead charges as software development costs (see “Cost of Sales” above) increased by approximately $155,000 from approximately $206,000 for the nine months ended September 30, 2004 to approximately $361,000 for the nine months ended September 30, 2005. This increase is due to the addition of development staff and the increased amount of new development projects. It is anticipated that personnel costs will increase in future periods as operating capital is available to fund full staffing of our product development team and expansion of the direct sales staff.

Direct legal costs increased approximately $136,000 for the nine months ended September 30, 2005 as the company continues to work through the registration process for the SB-2 registration statement. It is anticipated that legal costs will continue at increased levels as we pursue our business plan for growth by acquiring companies that are synergistic with our current product line and customer base. Telecommunications costs decreased approximately $65,000 for the nine months ended September 30, 2005 as we switched our local and long distance carriers in order to take advantage of the provider’s current technology. Our increased call volume enabled us to change our service to dedicated T-1 lines which in turn reduced the long distance charges. Furthermore, we invested in internet protocol phones for our remote locations which reduced the overall local and long distance charges in our Illinois and Iowa locations. The increased call volume in the technical support and customer service departments resulted from the release of the two major product upgrades in December 2004 and February 2005 along with the three new product releases during the nine months ended September 30, 2005. Corporate service fees increased approximately $20,000 for the nine months ended September 30, 2005. These fees are related to the hiring of an outside consultant and the expense for a 2004 issuance of a warrant to purchase 600,000 shares of common stock allocated over the term of the consulting contract. Administration expenses decreased approximately $88,000 for the nine months ended September 30, 2005 due to not incurring interest and penalty fees on back payroll taxes as we did during the nine months ended September 30, 2004. Finally, bad debt expense increased approximately $19,000 for the nine months ended September 30, 2005 as we were notified by one of our liquidation customers of the possibility that they will not be able to pay on their full balance due to us.

Other Income and Expenses

During the quarter ended September 30, 2004, we recognized an approximately $1,000,000 gain from extinguishment of debt which is included in other income. The extinguishment of debt is a direct result from one-time settlement arrangements with various vendors and content providers for lump-sum payments ranging from approximately 17% to approximately 60% of balances owed at the time. Vendors who were offered the settlement had previously provided services and/or goods to us, and the content providers were owed royalties from us. We do not anticipate this to be a recurring event in the future.

Furthermore during the quarter ended September 30, 2004, we incurred approximately $155,000 in expenses related to a settlement agreement with Swartz Private Equity, an institutional private equity investor, for early termination of the agreement. As part of a settlement agreement, we issued 295,692 shares of common stock and paid a cash lump sum of $125,000. The shares were valued at $0.10 per share. This has been included in other expenses.

On July 19, 2004, we completed an equity financing in the amount of $1,750,000 through a private placement with Barron Partners, LP where Barron Partners purchased 21,875,000 restricted shares of common stock and received two warrants to purchase up to an additional 21,875,000 shares of common stock. As part of the financing transaction, we also entered into a certain Registration Rights Agreement with Barron Partners pursuant to which we became committed to registering all of the shares issued as part of such transaction, including those issuable under the warrants.

Upon receipt of the requisite stockholder approval to increase the number of authorized common shares so as to allow us to deliver the warrants, effectively obtained and effectuated as of November 10, 2004, we had 30 days within which to file a registration statement on Form SB-2 covering the shares issued to Barron Partners, as well as the shares underlying the warrants issued to Barron Partners. Such registration statement was filed on November 22, 2004. In accordance with the terms of the Registration Rights Agreement, as amended, we had another 150 days, until April 22, 2005, to cause such registration statement to be declared effective by the SEC, with any delays in meeting this obligation resulting in our being liable to Barron Partners in an amount equal to $630,000 per year, pro-rated for the duration of any such delay, which amounts to $1,726 per day.

As of September 30, 2005, we had accrued a total of $278,000 (161 days at $1,726 per day) in penalties under the terms of the Registration Agreement, inclusive of an adjustment made pursuant to a tentative verbal agreement reached with Barron Partners in April 2005, wherein, in relation to the associated accruing penalties, we agreed to pay Barron Partners an amount in cash equal to $100,000 to toll the accrual of further penalties until June 21, 2005. Although this amount has been paid in full, in two equal installments of $50,000 on each of April 22, 2005 and July 8, 2005, penalties in the amount of $1,726 per day continue to accrue from June 21, 2005 until the registration statement is declared effective, at which time a negotiated reduction of such total amount is expected to be reached, the extent of which is as yet unknown, and terms of payment of which are expected to be agreed to so as to allow us to reasonably meet our ongoing operating needs. The penalties have been included in other expenses. We have experienced continued delays in effectiveness of the registration statement due principally to ongoing efforts made necessary by our determination to restate certain of our historical financial information. Although there can be no assurance, management is hopeful that we will cause such registration statement to be declared effective in the near future. The amount paid by us to date to satisfy this obligation has, and any continued delays in our ability to cause the registration statement to be declared effective coupled with additional amounts which we are and may be required to pay, will have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations, including a corresponding reduction in our net income and the likelihood of a net loss for the year.

Derivatives

In November 2004, we issued two warrants to purchase an aggregate of 21,875,000 shares of our common stock in connection with a certain Stock Purchase Agreement completed with Barron Partners, LP, on July 19, 2004. The first warrant entitles the holder to purchase up to 10,937,500 shares of our common stock at a price of $0.18 per share, and the second warrant entitles the holder to purchase up to 10,937,500 additional shares of our common stock at a price of $0.60 per share. Each warrant is subject to standard adjustment provisions and each provides for settlement in registered shares of our common stock and may, at the option of the holder, be settled in a cashless, net-share settlement. These warrants have been accounted for as a liability according to the guidance of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. In accordance with accounting mandate, the derivative liability associated with these warrants has been and shall continue until our registration statement on Form SB-2 originally filed on November 22, 2004 is declared effective to be adjusted to fair value at each balance sheet date and is accordingly reassessed at each such time to determine whether the warrants should be classified (or reclassified, as appropriate) as a liability or as equity. The fair value of each warrant was initially assessed at $2,187,500 ($4,375,000 total) using the Black-Scholes valuation method. At September 30, 2004 and September 30, 2005, the fair value of the derivative liability was approximately $3,063,000 and approximately $2,844,000, respectively, and a fair value adjustment of approximately $1,385,000 and approximately $875,000, respectively, has been included in other expenses for the nine months then ended.

Amortization

Amortization expense increased approximately $12,000 for the nine months ended September 30, 2005. The software license acquired from The Learning Company in July of 1999 is amortized over a 10 year useful life. Amortization expense for 2005 reflects the continual amortization of the software license along with the amortization for the launch of our website, www.quickverse.com, during the second quarter of 2004.

Income Tax Benefits

Our effective tax rate differs from the statutory federal rate due to differences between income and expense recognition prescribed by the Internal Revenue Code and Generally Accepted Accounting Principles. We utilize different methods and useful lives for depreciating property and equipment. Changes in estimates (reserves) are recognized as expense for financial reporting but are not deductible for income tax purposes.

We have recognized a net deferred tax asset whose realization depends on generating future taxable income. At September 30, 2005, management established the valuation allowance based on the assessment that the company will produce sufficient income in the future to realize its net deferred tax asset. The resulting deferred tax liability reflects income taxes payable in future periods on the net deductible differences related to the software license agreement. We currently have net operating loss carryforwards, for income tax purposes, of approximately $7,648,000. The carryforwards are the result of income tax losses generated in 2000 ($2,480,000 expiring in 2020) and 2001 ($5,168,000 expiring in 2021). We will need to achieve a minimum annual taxable income over the remaining life of the carryforward, before deduction of operating loss carryforwards, of approximately $450,000 to fully utilize the current loss carryforwards. We believe this is achievable through careful expense management and continued introduction of new products and enhanced versions of our existing products.

Although there can be no assurance, management expects the deductible temporary differences (reserves) to reverse sometime beyond the next fiscal year.

Liquidity And Capital Resources

Our primary needs for liquidity and capital resources are the funding of our continued operations, which includes the ongoing internal development of new products and expansion and upgrade of existing products. We believe our future cash provided by operations will be sufficient to fund our continued operations. However, our pursuit of future strategic product line and/or corporate acquisitions and licensing will require funding from outside sources. Funding from outside sources may include but are not limited to the exercise of outstanding warrants and pursuit of other financing options such as commercial loans, common stock and/or preferred stock issuances and convertible notes. At this time, we have no legally committed funds for future capital expenditures including software development.

Working Capital at September 30	2005	2004	Change	%
Current assets	$1,025,946	$1,138,544	$(112,598)	-10%
Current liabilites	$4,438,500	$4,395,404	$43,096	1%
Retained deficit	$(7,764,059)	$(8,179,456)	$415,397	-5%

As of September 30, 2005, we had $1,025,946 in current assets, $4,438,500 in current liabilities and a retained deficit of $7,764,059. We had a loss before income taxes of $846,416 for the three months ended September 30, 2005 and a loss before income taxes of $1,780,411 for the nine months ended September 30, 2005. In comparison, we had a loss before income taxes of $876,208 for the three months ended September 30, 2004 and a loss before income taxes of $952,156 for the nine months ended September 30, 2004.

Cash Flows for Nine Months Ended September 30	2005	2004	Change	%
Cash flows provided (used) by operating activities	$479,934	$(795,389)	$1,275,323	-160%
Cash flows (used) by investing activities	$(750,851)	$(422,349)	$(328,502)	78%
Cash flows provided (used) by financing activities	$(30,604)	$1,715,469	$(1,746,073)	-102%

Net cash used by operating activities was approximately $795,000 for the nine months ended September 30, 2004, and net cash provided by operating activities was approximately $480,000 for the nine months ended September 30, 2005. The increase in cash provided was primarily due to an increase in the amounts received from customers resulting from increased sales along with a decrease in the amount paid out to suppliers and employees.

Net cash used in investing activities was approximately $422,000 for the nine months ended September 30, 2004 and approximately $751,000 for the nine months ended September 30, 2005. The increase in cash used for investing activities results from capitalizing costs associated with software development and Website development along with upgrading our internal computer equipment and software in order to increase our operating efficiency capabilities. Furthermore, during the nine months ended September 30, 2005 the restriction on the cash held in reserve by our merchant banker was lifted and made available to us.

Net cash provided by financing activities was approximately $1,715,000 for the nine months ended September 30, 2004, and net cash used by financing activities was approximately $31,000 for the nine months ended September 30, 2005. The net cash provided by financing activities for the nine months ended September 30, 2004 reflects final settlement on our accounts receivable line of credit, payment made on long term note payables, stock offering costs associated with the Barron Partners, LP equity financing and the proceeds received from convertible debentures and the issuance of stock for Barron Partners. Cash used by financing activities for the nine months ended September 30, 2005 reflects payments made on long-term note payables.

On July 19, 2004, we completed an equity financing in the amount of $1,750,000 through a private placement with Barron Partners, LP. Under the terms of the agreement, Barron purchased 21,875,000 restricted shares of common stock at a price of $0.08 per share. In addition, according to the terms of the agreement, Barron received two warrants to purchase common stock. The first warrant entitles Barron to purchase up to 10,937,500 shares of common stock at a price of $0.18 per share and the second warrant entitles Barron to purchase up to 10,937,500 additional shares of common stock at a price of $0.60 per share; each warrant is subject to standard adjustment provisions. These warrants have been accounted for as a liability according to EITF 00-19. In accordance with accounting mandate, the derivative liability associated with these warrants has been and shall continue until our registration statement on Form SB-2 originally filed on November 22, 2004 is declared effective to be adjusted to fair value at each balance sheet date and is accordingly reassessed at each such time to determine whether the warrants should be classified (or reclassified, as appropriate) as a liability or as equity The fair value of each warrant was initially assessed at $2,187,500 ($4,375,000 total) using the Black-Scholes valuation method. At September 30, 2004 and September 30, 2005, the fair value of the derivative liability was approximately $3,063,000 and approximately $2,844,000, respectively, and a fair value adjustment of approximately $1,385,000 and approximately $875,000, respectively, has been included in other expenses for the nine months then ended.

As part of the July 19, 2004 financing transaction with Barron Partners, LP, we also entered into a certain Registration Rights Agreement pursuant to which we became committed to registering all of the shares issued as part of such transaction, including those issuable under each of two warrants. On November 22, 2004 we filed a registration statement on Form SB-2 covering the shares issued to Barron Partners, as well as the shares underlying the warrants issued to Barron Partners. In accordance with the terms of the Registration Rights Agreement, as amended, we had another 150 days, until April 22, 2005, to cause such registration statement to be declared effective by the SEC, with any delays in meeting this obligation resulting in our being liable to Barron Partners in an amount equal to $630,000 per year, pro-rated for the duration of any such delay, which amounts to $1,726 per day.

As of September 30, 2005 we have accrued $278,000 (161 days at $1,726 per day) in penalties under the terms of the Registration Rights Agreement, inclusive of an adjustment made pursuant to a tentative verbal agreement reached with Barron Partners in April 2005, wherein, in relation to the associated accruing penalties, we agreed to pay Barron Partners an amount in cash equal to $100,000 to toll the accrual of further penalties until June 21, 2005. Although this amount has been paid in full, in two equal installments of $50,000 on each of April 22, 2005 and July 8, 2005, penalties in the amount of $1,726 per day continue to accrue from June 21, 2005 until the registration statement is declared effective, at which time a negotiated reduction of such total amount is expected to be reached, the extent of which is as yet unknown, and terms of payment of which are expected to be agreed to so as to allow us to reasonably meet our ongoing operating needs. Although there can be no assurance, management is hopeful that we will cause such registration statement to be declared effective in the near future. The amount paid by us to date to satisfy this obligation has, and any continued delays in our ability to cause the registration statement to be declared effective coupled with additional amounts which we are and may be required to pay, will have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations, including a corresponding reduction in our net income and the likelihood of a net loss for the year. See Exhibits 10.10, 10.11, 10.12, and 10.13.

Contractual Liabilities

We lease office space/warehouse facilities in Omaha, Nebraska under an operating lease with a third-party with terms extending through 2007. We are responsible for all taxes, insurance and utility expenses associated with this lease. There is no lease renewal option contained in the lease.

We lease office space in Naperville, Illinois under an operating lease with a third-party with terms extending through March 2006. We are responsible for all insurance expenses associated with this lease.

At September 30, 2005, the future minimum rental payments required under these leases are as follows:

2005	$20,333
2006	69,451
2007	27,288
Total future minimum rental payments	$117,072

We lease telephone equipment under a capital lease expiring in November 2009. The asset and liability under the capital lease are recorded at the present value of the minimum lease payments. The asset is depreciated over a 5 year life. Minimum future lease payments under capital leases as of September 30, 2005 for each of the next five years and in the aggregate are:

2005	$3,432
2006	13,726
2007	13,726
2008	13,726
2009	12,582
Total minimum lease payments	57,192
Less: Amount representing interest	12,086
Total obligations under capital lease	45,106
Less: Current installments of obligations under capital lease	8,922
Long-term obligation under capital lease	$36,184

The Potential Impact of Known Facts, Commitments, Events and Uncertainties on Future Operating Results or Future Liquidity Requirements

New Accounting Pronouncements

In the past, we have applied Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting as allowed by SFAS No 123, Accounting for Stock Based Compensation, for various forms of share-based awards including incentive and nonqualified stock options and stock appreciation rights attached to stock options; and therefore, no compensation cost had been recognized. However, in December 2004, the FASB issued SFAS No 123 (R), Share-Based Payment, which replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123 (R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the fair value on the grant date of the equity or liability instruments issued. Compensation cost will be recognized over the period that the service is provided for that award. This new standard will be effective for the company the first quarter of fiscal 2006. We did not grant any form of share-based awards during the nine months ended September 30, 2005.

FISCAL YEAR ENDED DECEMBER 31, 2004 COMPARED WITH FISCAL YEAR ENDED DECEMBER 31, 2003

The following discussion should be read together with our consolidated financial statements for the period ended December 31, 2004 and the notes to the consolidated financial statements.

          Results of Operations for Years Ended December 31, 2004 and December 31, 2003

Our income before taxes decreased approximately $1,525,000 from an income of approximately $1,473,000 for the twelve months ended December 31, 2003 to a loss of approximately $52,000 for the twelve months ended December 31, 2004, and our net income decreased approximately $735,000 from a net income of approximately $1,699,000 for the twelve months ended December 31, 2003 to a net income of approximately $964,000 for the twelve months ended December 31, 2004. These decreases are a result of the following items. For the twelve months ended December 31, 2003, we wrote down accrued royalties of approximately $584,000 and wrote off a note payable of approximately $650,000 and the interest associated with the note of approximately $217,000. Both of these write down items are included in other income. We also wrote down a distinct category of obsolete inventory of approximately $61,000, which is included in cost of sales. For the twelve months ended December 31, 2004, we wrote down the reserve for rebates payable from a change in accounting estimate of approximately $142,000 and wrote down actual rebates payable of approximately $61,000 due to an overstatement. Both of these write down items are recognized as an adjustment to revenue. We also wrote down a distinct category of obsolete inventory of approximately $32,000 which is included in cost of sales, and incurred an expense of approximately $155,000 related to a settlement with an institutional private equity investor which is included in other adjustments. Furthermore, for the twelve months ended December 31, 2004, we recognized approximately a $1,000,000 gain from extinguishment of debt which is classified as other income. The extinguishment of debt is a direct result from settling with various vendors and content providers for lump-sum payments at a reduced amount of balances owed. Finally, we recognized a loss of approximately $292,000 related to the fair value adjustment of derivatives in other expenses for the twelve months ended December 31, 2004. Warrants issued with shares of common stock in a private placement are considered derivative liabilities. The derivative liability associated with the warrants has been adjusted to fair value at each balance sheet date and is accordingly reassessed at each such time to determine whether the warrants should be classified (or reclassified, as appropriate) as a liability or as equity. See “Derivatives” below.

Non-cash expenses related to shares of common stock issued for services increased by approximately $126,000. For the year ended December 31, 2004, we recognized approximately $149,000 in non-cash expenses related to shares of common stock and warrants issued for services and approximately $30,000 in non-cash expenses related to shares of common stock issued in a settlement agreement. Comparatively, for the year ended December 31, 2003, we recognized expenses of approximately $53,000 relating to shares of common stock issued for services. Overall, interest expense for the twelve months ended December 31, 2004 decreased by approximately $45,000 compared to 2003. This is due to our reducing trade payables and meeting the scheduled terms. Furthermore, the note liabilities interest was reduced due in part to the reclassification of the note payable in the fourth quarter of 2003. Amortization expense for the twelve months ended December 31, 2004 increased by approximately $15,000 compared to 2003. This reflects the continual amortization of the software license along with the amortization for the launch of our Website, www.quickverse.com, during the second quarter of 2004. Amortization expense related to software development costs, which is included in cost of sales, increased approximately $220,000 for the twelve months ended December 31, 2004 compared to 2003. This is a direct result from QuickVerse® 8.0 shipping in late December 2003, Membership Plus® 8.0 shipping in January 2004, QuickVerse® PDA 2005 shipping in September 2004, and QuickVerse® 2005 shipping in early December 2004.

Revenues

Revenues for Twelve Months Ended December 31	2004	% to Gross Sales	2003	% to Gross Sales	Change	%
Gross sales	$5,786,427	100%	$4,787,545	100%	$998,882	21%
Add rebate adjustments	203,313	4%	170,154	4%	33,159	19%
Less reserve for sales returns and allowances	(567,643)	-10%	(396,788)	-8%	(170,855)	43%
Net sales	$5,422,097	94%	$4,560,911	96%	$861,186	19%

Gross revenues increased approximately $999,000 from approximately $4,788,000 for the year ended December 31, 2003 to approximately $5,787,000 for the year ended December 31, 2004. Such increase is due to our release of an enhanced version of Membership Plus®, during the first quarter of 2004 and an enhanced version of QuickVerse®, during the fourth quarter of 2004. However, delays in duplication, packaging and distribution caused our QuickVerse® 2005 to begin shipping in early-December 2004, long after the holiday season had been underway. Due to these delays, we believe we experienced reduced revenues of approximately $500,000 for the year ended December 31, 2004. In addition to the QuickVerse® and Membership Plus® releases, there were several other new product releases in the year 2004 such as an enhanced version of our QuickVerse® PDA. However, the retail value of the products ranged from $9.95 to $59.95 compared to $99.95 to $349.95 for the QuickVerse® and Membership Plus® titles. During the year 2003, we only had one major product release, QuickVerse® 8.0, which shipped in late December 2003. During the years of 2003 and 2004, our sales efforts were focused on targeting end-users through telemarketing and Internet sales. These efforts resulted in more consistent sales during the two years. Sales into the retail market (both CBA and secular) continue to increase; however, they are not back to the levels of 1999 and 2000.

Sales returns and allowances increased approximately $171,000 from approximately $397,000 for the year ended December 31, 2003 to approximately $568,000 for the year ended December 31, 2004 and increased as a percentage of gross sales from approximately 8% for the year ended December 31, 2003 to approximately 10% for the year ended December 31, 2004. The upward trend in sales returns and allowances as a percentage is attributable to our release of enhanced versions of QuickVerse® and Membership Plus® in late December of 2003 and January of 2004, respectively. The release of these two enhanced products resulted in an increased quantity of sales returns and allowances of prior versions as distributors and stores made shelf space during the first quarter of 2004. Furthermore, the release of QuickVerse® 8.0 in late December of 2003 was the only enhancement to the product within a three year timeframe. We released QuickVerse® 2005 earlier in the fourth quarter of 2004 with only an eleven month difference from the last enhancement. Due to the earlier release, we anticipated stores would have more time to return the previous version of QuickVerse® than compared to a year ago. Product returns during the other quarters were consistent. We anticipate the sales return and allowances as a percentage to follow a downward trend due to our focused sales efforts to the end-users and our decreased presence in the retail market, because incidents of return are lower for sales direct to the end-user than sales into the retail stores. We also wrote down a reserve for rebates payable due to a change in accounting estimate of approximately $142,000 and approximately $124,000 and wrote down actual rebates payable due to an overstatement of approximately $61,000 and approximately $46,000, both of which are included as an adjustment to revenue in accordance with EITF Issue No. 01-09 for the twelve months ended December 31, 2004 and 2003, respectively.

Cost of Sales

Cost of Sales for Twelve Months Ended December 31	2004	% to Gross Sales	2003	% to Gross Sales	Change	%
Direct costs	$579,946	10%	$539,595	11%	$40,351	7%
Amortization of software development costs	575,480	10%	355,283	7%	220,197	62%
Royalties	417,604	7%	264,050	6%	153,554	58%
Fulfillment	74,889	1%	43,375	1%	31,514	73%
Freight-out	172,634	3%	125,680	3%	46,954	37%
Cost of sales	$1,820,553	31%	$1,327,983	28%	$492,570	37%

Cost of sales consists primarily of royalties to third-party providers of intellectual property and the direct costs and manufacturing overhead required to reproduce, package, fulfill and ship the software products. Direct costs and manufacturing overhead also include the amortized software development costs and the non-capitalized technical support wages. The direct costs and manufacturing overhead increased from 22.2% of gross revenues in 2003 to 24.3% of gross revenues in 2004. The increase resulted directly from amortization of software development costs. The amortization recognized during the twelve months ended December 31, 2003 resulted from several new software releases in 2003 including the then newly released QuickVerse® 8.0. However, the shorter timeframe between our product upgrades during the year of 2004 led to an increased amount of amortization recognized. During the twelve months ended December 31, 2004 we continued to amortize the costs associated with QuickVerse® 8.0 along with the newly released Membership Plus® 8.0, the updated release of QuickVerse® PDA 2005 and the release of QuickVerse® 2005. Fulfillment costs from a third-party warehouse and included in the manufacturing overhead costs noted above, increased approximately $32,000 as we released three major product upgrades beginning late December 2003 through December 2004. Furthermore, the direct costs and manufacturing overhead include the write downs of obsolete inventory of approximately $61,000 and approximately $32,000 for the twelve months ended December 31, 2003 and 2004, respectively. The direct costs and manufacturing overhead percentage is expected to continue at the 2004 levels as working capital remains more consistent and as more development projects are implemented in a shortened timeframe.

Royalties to third-party providers of intellectual property also increased from 5.5% of gross revenues in 2003 to 7.2% of gross revenues in 2004. The increase of royalties reflects the release of the QuickVerse® 8.0 editions in late December 2003 and the release of the QuickVerse® 2005 editions in early December 2004. Furthermore, we sold some of the older QuickVerse® versions to liquidators at a reduced price throughout the year but had no such sales during the year ended 2003. During the year ended 2004, we also renegotiated several royalty contracts which resulted in some cases in a higher royalty rate along with access to more content. The royalty rate as a percentage of gross sales is expected to increase in the future as the new QuickVerse® 2005 is released into the retail market and sales to new users are expected to increase significantly. However, upgrade sales will continue to be subject to royalties only on content additions of the upgraded version.

Software development costs are expensed as incurred as research and development until technological feasibility and marketability have been established, at which time development costs are capitalized until the software title is available for general release to customers. Software development is segregated by title and technology platform. Once a product has been successfully released, subsequent revisions and upgrades are considered development and the costs of the revision and upgrade are capitalized. Capitalized costs are amortized on a product-by-product basis using the greater of straight-line amortization over the estimated life of the product or the ratio of current revenues from the product to the total projected revenue over the life of the product. Generally, we consider technological feasibility to have been established with the release of a beta version for testing. Software development costs are summarized in the table below. The software development costs, consisting primarily of direct and indirect labor and related overhead charges, capitalized during the twelve months ended December 31, 2003 and 2004 were approximately $659,000 and approximately $692,000, respectively. Accumulated amortization of these development costs included in cost of sales totaled approximately $355,000 and approximately $575,000 for the twelve months ended December 31, 2003 and 2004, respectively. The increase in both the capitalization and amortization is a direct result of the increase in the number of development projects.

Twelve Months Ended December 31,	2004	2003
Beginning balance	$584,706	$280,502
Capitalized	692,063	659,487
Amortized (cost of sales)	575,480	355,283
Ending balance	$701,289	$584,706
Research and development expense (General and administrative)	$64,653	$128,159

Sales, General and Administrative

Sales, General and Administrative Costs for Twelve Months Ended December 31	2004	% to Gross Sales	2003	% to Gross Sales	Change	%
Selected expenses:
Commissions	$814,623	14%	$570,381	12%	$244,242	43%
Advertising and direct marketing	455,238	8%	240,062	5%	$215,176	90%
Marketing and customer service	10,900	0%	5,511	0%	$5,389	98%
Total sales and marketing	1,280,761	22%	815,954	17%	$464,807	57%
Research and development	64,653	1%	128,159	3%	$(63,506)	-50%
Personnel costs	1,310,506	23%	986,165	21%	$324,341	33%
Legal	71,003	1%	77,037	2%	$(6,034)	-8%
Rent	75,555	1%	51,039	1%	$24,516	48%
Telecommunications	149,443	3%	79,558	2%	$69,885	88%
Corporate services	94,000	2%	0	0%	$94,000	0%
Other general and administrative costs	544,678	9%	429,276	9%	$115,402	27%
Total general and administrative	2,309,838	40%	1,751,234	37%	$558,604	32%

Operating expenses for 2004 include approximately $149,000 in non-cash expenses related to shares of common stock and warrants issued for services and approximately $30,000 in non-cash expenses related to shares of common stock issued in a settlement agreement compared with approximately $53,000 for 2003. With gross revenues increasing approximately $999,000 from 2003 to 2004, sales expenses also increased approximately $465,000 from approximately $816,000 for 2003 to approximately $1,281,000 for 2004. Included in sales expenses, commissions to a third-party telemarketing firm increased approximately $244,000 as our sales focus to the direct consumer increased along with the number of new and enhanced product releases during 2004 compared with that of 2003; advertising, and direct marketing increased approximately $215,000 as we launched a full-service online store, began marketing our products online through multiple sources, attended more retail conferences, and increased the number of new product upgrades throughout the year; and marketing and customer service costs increased approximately $5,000 as our sales efforts continue to be more focused towards the consumer instead of the retail store.

Research and development costs include salaries and benefits of personnel and third parties conducting research and development of software products. Software development costs expensed as research and development (see table above) amounted to approximately $65,000 for the twelve months ended December 31, 2004 compared to approximately $128,000 incurred for the twelve months ended December 31, 2003. The decrease in 2004 reflects further development of existing products whereas in 2003 we had more research and development costs associated with new titles such as QuickVerse® PDA for both Pocket PC® and Palm OS® operating systems. Research and development expenses are expected to increase in future periods as we add new products and versions to our product mix.

Personnel costs increased approximately $325,000 from approximately $986,000 for the twelve months ended December 31, 2003 to approximately $1,311,000 for the twelve months ended December 31, 2004. This increase is primarily from the increase in our sales and marketing team and technical support staff and the associated health care costs. We also recognized approximately $14,000 of expense related to 635,000 restricted shares of common stock issued to employees and approximately $67,000 in expense for upper management year-end bonus accrual. Furthermore, the capitalization of direct and indirect labor and related overhead charges as software development costs and the cost of providing free technical support to our customers (see “Cost of Sales” above) decreased by approximately $23,000 from approximately $557,000 for the twelve months ended December 31, 2003 to approximately $534,000 for the twelve months ended December 31, 2004. This decrease is due to the shortened development time period for the new development projects that began during the year 2004. It is anticipated that personnel costs will continue to increase in future periods as operating capital is available to fund full staffing of our product development team and expansion of the direct marketing staff. In addition, interest and penalty fees related to back payroll taxes increased approximately $95,000 for the twelve months ended December 31, 2004.

Direct legal costs increased approximately $38,000 for the twelve months ended December 31, 2004 as the disputes with TLC and Zondervan were finalized in March 2004. However, approximately $44,000 of legal costs were related to the stock offering costs incurred in July 2004 and the related preparation of a 14C information statement and SB-2 registration statement; and therefore was recorded as a reduction to additional paid-in capital. It is anticipated that legal costs will increase as we hold our first annual meeting of stockholders later this year and pursue our business plan for growth by acquiring companies and software title properties that are synergistic with our current product line and customer base. Rent expense increased approximately $25,000 as we opened a new product development facility located in Naperville, IL. The increase is also attributed to the capitalization of related overhead charges as software development costs. See “Cost of Sales” above. Telecommunications costs increased approximately $70,000 as the call volume increased in technical support and customer service due to the release of the three major product upgrades beginning late December 2003 through December 2004. Corporate service fees increased approximately $94,000 for the twelve months ended December 31, 2004. These fees are related to the recent hire of an outside consultant, the expense for an issuance of a warrant to purchase 600,000 shares of common stock allocated over the term of the consulting contract, and the expense for a previous issuance of a warrant to purchase 250,000 shares of common stock.

Other Income and Adjustments

We recorded an adjustment to the balance of accrued royalties for the year ended December 31, 2003 in the amount of approximately $584,000. This adjustment was a result of our having reached a settlement with TLC regarding the offset credit to which we were entitled against the balance due on the 1999 license. The offset credit was related to sales made to TLC that remained in dispute until verified by an independent third-party audit of the sales and related royalty calculations. The royalty liabilities had been accrued based on our sales to TLC as originally reported and were part of the calculation of the June 30, 2001 bad debt provision totaling $2,391,000. This has been included in other income.

We also reclassified as other income proceeds totaling $650,000, and the corresponding accrued interest payable totaling approximately $217,000, that were previously recorded as an unsecured note payable. The determination to reclassify the obligation was made on the basis of the combined facts that (i) the obligation exists, if at all, solely pursuant to an oral loan agreement made over three years ago in the State of North Carolina with a representative of the party to whom the obligation was believed to have been owed, (ii) no party has ever made any demand for repayment thereof despite the fact that no payments have ever been made on the obligation, (iii) the party believed to be owed the obligation, upon inquiry, claims no record of any such obligation, and (iv) the State of North Carolina Statute of Limitations applicable to oral agreements, believed to govern the continued enforceability of the obligation, has expired.

During the year ended December 31, 2004, we recognized an approximately $1,000,000 gain from extinguishment of debt which is included in other income. The extinguishment of debt is a direct result from one-time settlment arrangements with various vendors and content providers for lump-sum payments ranging from approximately 17% to approximately 60% of balances owed at the time. Vendors who were offered the settlement had previously provided services and/or goods to us, and the content providers were owed royalties from us. We do not anticipate this to be a recurring event in the future. Below is a list of the vendors and content providers who we settled with:

•	American Bible Society (content provider)
•	David Epstein (content provider)
•	Depository Trust Company (corporate services)
•	Explorer’s Bible Study (content provider)
•	Genesis Marketing Group (sales services)
•	Historical Exegetical Electronic Publishing (content provider)
•	Innovative Church Marketing Group (advertising services)
•	Interactive Pictures Corporation (content provider)
•	InterVarsity Press (content provider)
•	Ivy Hill/Warner Media Services (manufacturing services)
•	Lernout & Hauspie Speech Products (content provider)
•	MicroBytes, Inc. (CD duplication services)
•	Moody Publishers (content provider)
•	National Council of the Churches of Christ in the United States of America (content provider)
•	NavPress Publishing Group (content provider)
•	Oxford University Press (content provider)
•	Pillsbury, Madison & Sutro LLP (legal services)
•	Rutledge Hill Press (content provider)
•	Sonopress (manufacturing services)
•	Standard Publishing (content provider)
•	The Lockman Foundation (content provider)
•	World Publishing (content provider)

Furthermore during the year ended December 31, 2004, we incurred approximately $155,000 in expenses related to a settlement agreement with Swartz Private Equity, an institutional private equity investor, for early termination of the agreement. As part of a settlement agreement, we issued 295,692 shares of common stock and paid a cash lump sum of $125,000. The shares were valued at $0.10 per share. This has been included in other adjustments.

Derivatives

In November 2004, we issued two warrants to purchase an aggregate of 21,875,000 shares of our common stock in connection with a certain Stock Purchase Agreement completed with Barron Partners, LP, on July 19, 2004. The first warrant entitles the holder to purchase up to 10,937,500 shares of our common stock at a price of $0.18 per share, and the second warrant entitles the holder to purchase up to 10,937,500 additional shares of our common stock at a price of $0.60 per share. Each warrant is subject to standard adjustment provisions and each provides for settlement in registered shares of our common stock and may, at the option of the holder, be settled in a cashless, net-share settlement. These warrants have been accounted for as a liability according to the guidance of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. In accordance with accounting mandate, the derivative liability associated with these warrants has been and shall continue until our registration statement on Form SB-2 originally filed on November 22, 2004 is declared effective to be adjusted to fair value at each balance sheet date and is accordingly reassessed at each such time to determine whether the warrants should be classified (or reclassified, as appropriate) as a liability or as equity. The fair value of each warrant was initially assessed at $2,187,500 ($4,375,000 total) using the Black-Scholes valuation method. At December 31, 2004, the fair value of the derivative liability was approximately $1,969,000, and a fair value adjustment of approximately $292,000 has been included in other expenses for the year then ended.

Amortization

Amortization expense increased approximately $15,000 for the twelve months ended December 31, 2004. The software license acquired from TLC in July of 1999 is amortized over a 10 year useful life. Amortization expense for 2004 reflects the continual amortization of the software license along with the amortization for the launch of our new Website, www.quickverse.com, during the second quarter of 2004.

Income Tax Benefits

We have recognized a net deferred tax asset whose realization depends on generating future taxable income. At December 31, 2003, management established the valuation allowance equal to the total deferred tax assets due to the uncertainty about our ability to continue as a going concern. At December 31, 2004, management adjusted the amount of valuation allowance based on the assessment that we will continue as a going concern and will produce sufficient income in the future to realize our net deferred tax asset. The resulting deferred tax liability reflects income taxes payable in future periods on the net deductible differences related to the 1999 license. We currently have net operating loss carryforwards, for income tax purposes, of approximately $7,648,000. The carryforwards are the result of income tax losses generated in 2000 ($2,480,000 expiring in 2020) and 2001 ($5,168,000 expiring in 2021). We will need to achieve a minimum annual taxable income, before deduction of operating loss carryforwards, of approximately $450,000 to fully utilize the current loss carryforwards. We believe this is achievable through careful expense management and continued introduction of new products and enhanced versions of our existing products.

Although there can be no assurance, management expects the deductible temporary differences (reserves) to reverse sometime beyond the next fiscal year.

Liquidity and Capital Resources

As of December 31, 2004, we had $1,551,447 in current assets, $3,351,893 in current liabilities and a retained deficit of $6,170,831. We had a loss before income taxes of $51,806 and a net income after income taxes of $964,053 for the year ended December 31, 2004. Operating expenses for 2004 included approximately $149,000 in non-cash expenses related to shares of common stock and warrants issued for services and approximately $30,000 in non-cash expenses related to shares of common stock issued in a settlement agreement. Other income for 2004 included approximately $1,000,000 from extinguishment of debt, and other expenses for 2004 included a loss of approximately $292,000 from the fair value adjustment of derivatives. See “Results Of Operations” above.

Cash Flows for Twelve Months Ended December 31	2004	2003	Change
Cash flows provided (used) by operating activities	$(643,668)	$882,221	$(1,525,889)
Cash flows (used) by investing activities	$(746,932)	$(814,457)	$67,525
Cash flows provided (used) by financing activities	$1,690,291	$(64,747)	$1,755,038

Net cash provided by operating activities was approximately $882,000 for the year ended December 31, 2003 and net cash used by operating activities was approximately $644,000 for the year ended December 31, 2004. The increase in cash used was primarily due to an increase in the amounts paid to suppliers and employees which would include all royalty payments to our content providers.

Net cash used in investing activities was approximately $814,000 and $747,000 for the years ended December 31, 2003 and 2004, respectively. The decrease in cash used for investing activities results from our merchant banker reserving cash for a potential increase in credit card chargebacks due to increased purchases during the year ended December 31, 2003 and then refunding or holding only half of that original reserve in cash during the year ended December 31, 2004.

Net cash used by financing activities was approximately $65,000 for the year ended December 31, 2003 and net cash provided by financing activities was approximately $1,690,000 for the year ended December 31, 2004. Cash used by financing activities reflects final settlement on our accounts receivable line of credit, payments made on debt obligations, and stock offering costs associated with private placement equity financing. Cash provided by financing activities reflects proceeds from issuance of stock and promissory notes.

On March 19, 2001, we entered into an Accounts Receivable Financing Agreement with Alliance Financial Capital, Inc. Pursuant to this agreement, Alliance agrees to purchase selected accounts receivable on a discounted basis, including, without limitation, full power to collect, compromise, sue for, assign, or in any manner enforce collection thereof. The agreement provides for advances of 60% toward the purchase of the invoices with a credit line of $250,000. The terms call for 40% to be held in a reserve account from the collection of each invoice. Invoices not paid by the customer within 90 days of shipment are required to be repurchased by us out of the reserve account. The agreement carries a 12 month term with a minimum monthly fee equal to one half of one percent (.5%). The term renews automatically every 12-months unless a written request for termination is received by Alliance at least 30 days before the renewal date. During the twelve months ended December 31, 2004, we transferred accounts receivable totaling $300,966 to Alliance for cash advances of $180,580. As accounts are paid, the collected funds (less the amount advanced and appropriate fees) are disbursed to us. The transfer agreement includes a repurchase requirement and, accordingly, the proceeds were accounted for as a secured borrowing. At December 31, 2004, the balance of receivables transferred and included in trade receivables was $0. The remaining secured borrowing balance included in accrued expenses was $0. On July 20, 2004, we terminated the Accounts Receivable Financing Agreement with Alliance.

On July 19, 2004, we completed an equity financing in the amount of $1,750,000 through a private placement with Barron Partners, LP. Under the terms of the agreement, Barron purchased 21,875,000 restricted shares of common stock at a price of $0.08 per share. In addition, according to the terms of the agreement, Barron received two warrants to purchase common stock. The first warrant entitles Barron to purchase up to 10,937,500 shares of common stock at a price of $0.18 per share and the second warrant entitles Barron to purchase up to 10,937,500 additional shares of common stock at a price of $0.60 per share; each warrant is subject to standard adjustment provisions. These warrants have been accounted for as a liability according to EITF 00-19. In accordance with accounting mandate, the derivative liability associated with these warrants has been and shall continue until our registration statement on Form SB-2 originally filed on November 22, 2004 is declared effective to be adjusted to fair value at each balance sheet date and is accordingly reassessed at each such time to determine whether the warrants should be classified (or reclassified, as appropriate) as a liability or as equity. The fair value of each warrant was initially assessed at $2,187,500 ($4,375,000 total) using the Black-Scholes valuation method. At December 31, 2004, the fair value of the derivative liability was approximately $1,969,000, and a fair value adjustment of approximately $292,000 has been included in other expenses for the year then ended. See Exhibits 10.10, 10.11, 10.12 and 10.13.

On September 30, 2004, we issued promissory notes to each of two different individuals. Each of these promissory notes was in the principal amount of $120,000 and, pursuant to a separate side letter agreement in each case, was convertible at the option of the holder into 1,000,000 restricted shares of common stock. On November 16, 2004, the holders of the promissory notes converted those notes into a total of 2,000,000 shares of our common stock.

We were in arrears with the Internal Revenue Service for back payroll taxes and had been paying the payroll taxes in monthly installments previously approved by the Internal Revenue Service. Subsequent to the financing received in July of 2004, we paid all back payroll taxes that were due to the Internal Revenue Service.

In July 2004, we made the final payment to Zondervan for $100,000 plus 5% simple interest. This payment completed all of our obligations that were previously outlined in the settlement with The Zondervan Corporation and TLC dated October 2003. See Note 16 - Commitments and Contingencies. In addition, according to the settlement agreement, the term of the 1999 license has been effectively extended indefinitely. However, we continue to amortize the license using the original 10 year economic life.

Critical Accounting Policies

Our critical accounting policies, including the assumptions and judgments underlying them, are more fully described in the Notes to the Financial Statements. We have consistently applied these policies in all material respects. These policies primarily address matters of expense recognition and revenue recognition, including amortization of software development cost and the calculation for reserve of returns. Investors are cautioned that these policies are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially. Below are the accounting policies that we believe are the most critical in order to gain an understanding of our financial results and condition.

Use of Estimates

The preparation of consolidated financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Significant estimates used in the consolidated financial statements include the estimates of (i) doubtful accounts, sales returns, price protection and rebates, (ii) provision for income taxes and realizability of the deferred tax assets, (iii) the life and realization of identifiable intangible assets, and (iv) provisions for obsolete inventory. The amounts we will ultimately incur or recover could differ materially from current estimates.

Royalty Agreements

We have entered into certain agreements whereby we are obligated to pay royalties for content of software published. We generally pay royalties based on a percentage of sales on respective products or on a fee per unit sold basis. We expense software royalties as product costs during the period in which the related revenues are recorded.

Accounts Receivable

Accounts receivable arise in the normal course of business. It is the policy of management to review the outstanding accounts receivable quarterly, as well as the bad debt write-offs experienced in the past, and establish an allowance for doubtful accounts for uncollectible amounts. Individual accounts are charged against the allowance when they are deemed uncollectible.

Inventory

Inventory, including out on consignment, consists primarily of software media, manuals and related packaging materials and is recorded at the lower of cost or market value, determined on a first-in, first-out, and adjusted on a per-item, basis.

Intangible Assets

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, intangible assets with an indefinite useful life are not amortized. Intangible assets with a finite useful life are amortized on the straight-line method over the estimated useful lives. All intangible assets are tested for impairment annually during the fourth quarter.

Software Development Costs

In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, software development costs are expensed as incurred until technological feasibility and marketability has been established, generally with release of a beta version for customer testing. Once the point of technological feasibility and marketability is reached, direct production costs (including labor directly associated with the development projects), indirect costs (including allocated fringe benefits, payroll taxes, facilities costs, and management supervision), and other direct costs (including costs of outside consultants, purchased software to be included in the software product being developed, travel expenses, material and supplies, and other direct costs) are capitalized until the product is available for general release to customers. We amortize capitalized costs on a product-by-product basis. Amortization for each period is the greater of the amount computed using (i) the straight-line basis over the estimated product life (generally from 12 to 18 months), or (ii) the ratio of current revenues to total projected product revenues.

Capitalized software development costs are stated at the lower of amortized costs or net realizable value. Recoverability of these capitalized costs is determined at each balance sheet date by comparing the forecasted future revenues from the related products, based on management’s best estimates using appropriate assumptions and projections at the time, to the carrying amount of the capitalized software development costs. If the carrying value is determined not to be recoverable from future revenues, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the future revenues.

SFAS No. 2, Accounting for Research and Development Costs, establishes accounting and reporting standards for research and development. In accordance with SFAS No. 2, costs we incur to enhance our existing products after general release to the public (bug fixes) are expensed in the period they are incurred and included in research and development costs.

We capitalize costs related to the development and maintenance of our Website in accordance with FASB’s EITF Issue No. 00-2, Accounting for Website Development Costs. Under EITF Issue No. 00-2, costs expensed as incurred are as follows:

•	planning the Website,
•	developing the applications and infrastructure until technological feasibility is established,
•	developing graphics such as borders, background and text colors, fonts, frames, and buttons, and
•	operating the site such as training, administration and maintenance.

Capitalized costs include those incurred to:

•	obtain and register an Internet domain name,
•	develop or acquire software tools necessary for the development work,
•	develop or acquire software necessary for general Website operations,
•	develop or acquire code for web applications,
•	develop or acquire (and customize) database software and software to integrate applications such as corporate databases and accounting systems into web applications,
•	develop HTML web pages or templates,
•	install developed applications on the web server,
•	create initial hypertext links to other Websites or other locations within the Website, and
•	test the Website applications.

We amortize Website development costs on a straight-line basis over the estimated life of the site, generally 36 months.

Revenue Recognition

We derive revenues from the sale of packaged software products, product support and multiple element arrangements that may include any combination of these items. We recognize software revenue for software products and related services in accordance with American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2, With Respect to Certain Transactions. We recognize revenue when persuasive evidence of an arrangement exists (generally a purchase order), we have delivered the product, the fee is fixed or determinable and collectibility is probable.

In some situations, we receive advance payments from our customers. We defer revenue associated with these advance payments until we ship the products or offer the support.

In accordance with EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product, we generally account for cash considerations (such as sales incentives - rebates and coupons) that we give to our customers as a reduction of revenue rather than as an operating expense.

We reduce product revenue for estimated returns and price protections that are based on historical experience and other factors such as the volume and price mix of products in the retail channel, trends in retailer inventory and economic trends that might impact customer demand for our products. We also reduce product revenue for the estimated redemption of end-user rebates on certain current product sales. Our rebate reserves are estimated based on the terms and conditions of the specific promotional rebate program, actual sales during the promotion, the amount of redemptions received and historical redemption trends by product and by type of promotional program.

We record the amounts we charge our customers for the shipping and handling of our software products as product revenue and we record the related costs as cost of sales on our consolidated statements of operations.

Derivatives

We account for warrants issued with shares of common stock in a private placement according to EITF Issue 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. In accordance with accounting mandate, the derivative liability associated with the warrants has been and shall continue until our registration statement on Form SB-2 originally filed on November 22, 2004 is declared effective to be adjusted to fair value (calculated using the Black Scholes method) at each balance sheet date and is accordingly reassessed at each such time to determine whether the warrants should be classified (or reclassified, as appropriate) as a liability or as equity. The corresponding fair value adjustment is included in the consolidated statements of operations as other expenses as the value of the warrants increases from an increase in our stock price at the balance sheet date and as other income as the value of the warrants decreases from a decrease in our stock price. At December 31, 2004, the fair value of the derivative liability was approximately $1,969,000, and a fair value adjustment of approximately $292,000 has been included in other expenses for the year then ended. An increase in our stock price by 10% from the year ended December 31, 2004 would result in a fair value adjustment of approximately $197,000 as other expenses, and a decrease in our stock price by 10% from the year ended December 31, 2004 would result in a fair value adjustment of approximately $197,000 as other income.

Income Taxes

We utilize SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

BUSINESS

        OVERVIEW

We develop, publish, market, distribute and directly sell off-the-shelf consumer and organizational software products for PC and PDA platforms. We develop our software products through in-house initiatives supplemented by outside developers. We market and distribute our software products principally through direct marketing and Internet sales programs, but also through secular and non-secular wholesale retailers.

CORPORATE FORMATION, LEGACY & SUBSIDIARIES

We were incorporated in the State of Nevada on November 7, 1997 as EJH Entertainment, Inc. On December 4, 1997, a predecessor corporation with the same name as our own but domiciled in Idaho was merged with and into us. Although the predecessor Idaho corporation was without material assets or operations as of the time of the merger, since being organized in 1968, it had historically been involved in mining and entertainment businesses unrelated to our current business.

Beginning in 1997, and although we were not then a reporting company under the Securities Exchange Act, our common stock was quoted on the OTC Bulletin Board (originally under the symbol “TIXX”, which was later changed to “TIXXD”). On May 13, 1999, we changed our name to FINdex.com, Inc. On March 7, 2000, in an effort to satisfy a newly imposed NASD Rule eligibility requirement that companies quoted on the OTC Bulletin Board be fully reporting under the Securities Exchange Act (thereby requiring recently audited financial statements) and current in their filing obligations, we acquired, as part of a share exchange in which we issued 150,000 shares of our common stock, all of the outstanding capital stock of Reagan Holdings, Inc., a Delaware corporation. At the time of this transaction, Reagan Holdings was subject to the requirements of having to file reports pursuant to Section 13 of the Securities Exchange Act, had recently audited financial statements and was current in its reporting obligations. Having no operations, employees, revenues or other business plan at the time, however, it was a public shell company. As a result of this transaction, Reagan Holdings, Inc. became our wholly-owned subsidiary and we became the successor issuer to Reagan Holdings for reporting purposes pursuant to Rule 12g-3 of the Securities Exchange Act. Shortly thereafter, we changed our stock symbol to “FIND.” Though it does not currently have any operations, employees, or revenues, Reagan Holdings remains our wholly-owned subsidiary.

In addition to Reagan Holdings, we also have one other wholly-owned subsidiary, Findex.com, Inc. (i.e. the same name as our own), a Delaware corporation. Like Reagan Holdings, this entity, too, does not currently have any operations, employees or revenues. This subsidiary resulted from an acquisition on April 30, 1999 pursuant to which we acquired all of the issued and outstanding capital stock of FINdex Acquisition Corp., a Delaware corporation, from its then stockholders in exchange for 4,700,000 shares of our common stock, which, immediately following the transaction, represented 55% of our total outstanding common stock. Our purpose for this acquisition was to broaden our then-existing stockholder base, an important factor in our effort to develop a strong market for our common stock. On May 12, 1999, in exchange for the issuance of 457,625 shares of FINdex Acquisition Corp. common stock, FINdex.com, Inc., another Delaware corporation (originally incorporated in December 1995 as FinSource, Ltd.), was merged with and into FINdex Acquisition Corp., with FINdex Acquisition Corp. remaining as the surviving entity. Our purpose for this merger was to acquire a proprietary financial information search engine for the Internet which was to serve as the cornerstone for a Web-based development-stage business, but which has since been abandoned. As part of the certificate of merger relating to this transaction, FINdex Acquisition Corp. changed its name to FINdex.com, Inc. We currently own 4,700,000 shares of FINdex.com, Inc. (the Delaware corporation), representing 100% of its total outstanding common stock.

        STRATEGY

The common thread among our current software products is their target constituency, consumers that share a devotion to or interest in Christianity and faith-based “inspirational” values. Our focus is to become the largest worldwide provider of Bible study and related faith-based software products through ongoing internal development of new products, expansion and upgrade of existing products and strategic product line and/or corporate acquisitions and licensing. Specifically, our development strategy includes:

Creating and Maintaining Diversity in Our Product Titles, Platforms and Market Demographic

We are committed to creating and maintaining a diversified mix of titles and title versions to mitigate our operating risks, and broaden market appeal within our demographic. Therefore, we strive to develop and publish titles and title versions spanning a wide range of categories, including Bible study, financial and church management, pastoral products, children’s software and language tutorials. We may also design our software for use on multiple platforms in order to reach a greater potential audience. There are a number of factors that we take into consideration when determining the appropriate platform for each of our titles and title versions, including, amongst others, economic cost, the platform’s user demographics and the competitive landscape at the time of a title or title version’s release.

Creating, Acquiring and Maintaining Strong Brands

We attempt to focus our development and publishing activities principally around software products that are, or have the potential to become, titles and title versions possessing sustainable consumer appeal and brand recognition. To that end, we are continually in pursuit of intellectual property licensing opportunities with respect to software titles and title versions that are strategically aligned with our existing product line and focus. We have entered into a number of such strategic relationships with the owners of various forms of intellectual property which have allowed us to acquire the rights to publish content and develop titles and title versions based upon such intellectual properties. In addition, we may acquire intellectual property licenses in the future for products outside of our current area of focus.

Our development strategy further includes the pursuit of acquisition and related strategic growth opportunities involving other companies that sell faith-based merchandise and services. As part of this strategy, we may acquire businesses that (i) only recently commenced operations, (ii) are development-stage enterprises in need of additional funds to expand into new products or markets, or (iii) are established businesses that may be experiencing financial or operating difficulties and need additional capital. We may also pursue opportunities to acquire assets of other companies and establish wholly-owned subsidiaries in various businesses or purchase existing businesses as subsidiaries. Furthermore, although we have no current intentions or plans to do so, we have not ruled out the pursuit of transactional opportunities in areas outside the faith-based market demographic.

Because acquisition and related opportunities may occur in relation to businesses at various stages of development, the task of comparative investigation and analysis of such business opportunities is likely to be extremely difficult and complex. We are also likely to incur significant legal and accounting costs in connection with our pursuit of such opportunities, including the legal fees for preparing acquisition documentation, due diligence investigation costs and the costs of preparing reports and filings with the SEC.

                    Disciplined Product Selection and Development Processes

The success of our business depends, in significant part, on our ability to develop titles and title versions that will generate appreciable unit volume sales while simultaneously meeting our high quality standards. We use a formal control process for the selection, development, production and quality assurance of our titles and title versions. We apply this process to products under development with external, as well as internal, resources. This control process includes upfront concept evaluation as well as in-depth reviews of each project on numerous levels and at various intervals during the development process by a team that includes our senior management and a number of our key technical, marketing and product development personnel.

                    Internal and External Development Groups

We develop our titles and title versions using a strategic combination of our internal development group and external, independently contracted developers, a team of which are located in the former Soviet Union and several others of which are located in the United States.

We strive to provide our in-house team the independence and flexibility needed to foster creativity and teamwork. Employing an in-house development team provides us with the following advantages:

•	Our developers work collaboratively, sharing development techniques, software tools, software engines and useful experience, to form a strong collective and creative environment;
•	The ability to re-focus efforts quickly to meet the changing needs of key projects;
•	More control over product quality, scheduling and costs; and
•	Our developers are not subject to the competing needs of other software publishers.

In March 2004, we opened an in-house development office in Naperville, Illinois.

We select our external developers based on their track record and expertise in producing titles and title versions within certain categories. This selection process allows us to strengthen and leverage the particular expertise of our internal and external development resources, as well as to scale up and down as necessary, to maximize the productivity of our development budget.

        PRODUCT DEVELOPMENT

We are committed to the ongoing development of our existing software as well as the development of new software titles and title versions. Our product development methodology is modeled around elements of the consumer packaged goods and software industry. Within this model, our management assesses the current market and establishes a direction for each of our products, while key personnel monitor quality, delivery schedules, development milestones and budget. Prior to final approval, whether developed internally or externally by our third-party developers, we test all new titles and title versions for bugs.

The development time for a PC-based title or title version is between three and twelve months and the average development cost ranges from $8,000 to $450,000. The development time for a PDA-based title or version is between two and six months and the average development cost ranges from $30,000 to $250,000. Gross margin percentages for PDA-based software are significantly lower than the gross margin percentages for PC-based software and the manufacturing time is significantly longer than that associated with PC-based software, with lead time for PC-based software at approximately one to three weeks from the placement of an order, as opposed to four to six weeks for PDA-based software.

         OUR PRODUCTS

Our focus is to become the largest worldwide provider of Bible study and related faith-based software products. To that end, we utilize a brand structure and market our largest selling titles and title versions under the distinct key brand: QuickVerse® and Membership Plus®. We support this strategy through the regularly scheduled introduction of new titles and title versions featuring this brand. In the twelve months ended December 31, 2004, we released a total of twenty-one titles and title versions for PC and PDA platforms. Through the remainder of fiscal 2005 we currently plan on releasing a total of approximately six titles and title version for PC and PDA platforms, including the introduction of titles and title versions for Macintosh® operating systems beginning in late spring/early summer 2005.

Our faith-based software titles and title versions are currently divided among the following six categories:

•	Bible Study
•	Financial/Office Management Products for Churches and other Faith-Based Ministries
•	Print & Graphic Products
•	Pastoral Products
•	Children’s Products
•	Language Tutorial Products.

                    Bible Study

For the fiscal year ended December 31, 2004, approximately 63% of our revenues were derived from sales of our flagship QuickVerse®, an industry-leading Bible-study software now in its 16th year and 9th version, which is available in an array of content package variations ranging in retail price from $4.50 to $299.95. Originally introduced into the market in 1989, QuickVerse® has sold over a million copies since its introduction and is currently believed by us to be the market leader in its category.

QuickVerse® simplifies biblical research, allowing users to view multiple reference materials, including Bibles, dictionaries, commentaries and encyclopedias, side-by-side on the computer screen. A built-in QuickSearch feature enables the user to highlight a word or Bible verse and find all of its occurrences in a particular text. Advanced search options also enable users to search by word, phrase or verse across multiple books. QuickVerse® 2005, our latest version, is currently available in four CD-Rom editions. Each edition of QuickVerse® contains several Bible translations (e.g., the King James Version, the American Standard Version, etc.) along with numerous reference titles (e.g., dictionaries, commentaries, encyclopedias, etc.). The QuickVerse® family of products includes: the QuickVerse® Essentials Edition (which includes 9 Bibles and 40 reference titles), the QuickVerse® Standard Edition (which includes 12 Bibles and 56 reference titles), the QuickVerse® Expanded Edition (which includes 14 Bibles and 95 reference titles), and the QuickVerse® Deluxe Edition (which includes 18 Bibles and 144 reference titles). Each QuickVerse® purchase includes access to additional books and content, which can be unlocked or downloaded and made accessible for an additional fee.

QuickVerse® PDA, an industry-leading PDA Bible-study software, is compatible on both Pocket PC® and Palm® OS operating systems, and is currently in its 3rd year and 2nd version. This program provides the same simplified access and many of the personal Bible study features found in the desktop QuickVerse® versions. QuickVerse® PDA is currently available in four editions as a download and in CD-Rom. Each edition of QuickVerse® PDA contains several Bible translations (e.g., the King James Version, the American Standard Version, etc.) along with numerous reference titles (e.g., dictionaries, commentaries, encyclopedias, etc.). The QuickVerse® PDA family of products includes: the Standard Edition (which includes 3 Bibles and 4 reference titles), the Deluxe Edition (which includes 5 Bibles and 6 reference titles), the Life Application Study Bible (which includes 1 Bible and 11 reference titles) and a secular version (which includes 2 Bibles and 4 reference titles). Each edition contains 25 scripture reading plans and provides the user with the ability to create their own.

QuickVerse Left Behind® Series, a New York Times® Best-Selling book series and the newest addition to the QuickVerse® PDA Bible software family, is compatible on both Pocket PC® and Palm® OS operating systems and was released in 2004. This program provides a new way to read, reference, recall, retrieve, note, search, and study fiction and non-fiction. QuickVerse Left Behind® Series is currently available in four editions as a download and in CD-Rom. Each edition contains three volumes from the Left Behind® Series, 1 Bible translation, 4 reference titles and 36 scripture reading plans.

We expect to introduce QuickVerse® Macintosh beginning in late spring/early summer 2005. QuickVerse® Macintosh is compatible with Macintosh® OS X 10.3 or higher operating systems. This program will be available in two editions and provide access to several Bible translations (e.g., the King James Version, the American Standard Version, etc.) along with numerous reference titles (e.g., dictionaries, commentaries, encyclopedias, etc.). The QuickVerse® Macintosh family of products contains numerous Search Panel features, including user-defined book categorization, desktop books, download books, interactive workbooks and daily reading plans, as well as an exclusive Preview Drawer, allowing users to have an unlimited number of books open at any time.

QuickVerse® customers include (i) individuals devoted to or otherwise interested in studying Christianity and (ii) religious and other spiritual organizations including schools, churches and other faith-based ministries.

In addition to QuickVerse®, we also develop and market certain other Bible study software packages. These include the Complete Bible Resource Library®, the Book®, The Life Application Bible®, A Walk in the Footsteps of Jesus®, Adam Clark’s Commentary on the Bible®, and Dictionaries of the New Testament®. Although our prices are subject to change from time to time, these titles currently range in retail price from $9.95 to $99.95 per unit.

Financial/Office Management Products for Churches and other Christian Faith-Based Ministries

For the fiscal year ended December 31, 2004, approximately 28% of our revenues were derived from sales of Membership Plus®, an industry-leading church management software now in its 9th version. Membership Plus® is available in each of a standard and a deluxe package at retail prices of $149.95 and $349.95 respectively. Each of these product packages provides church database, financial management and church productivity tools, including those designed to streamline church office accounting, tasks and scheduling, track membership and contributions, organize membership databases, and provide efficiency in producing targeted mailings, attendance reports and IRS-compliant contribution receipts. The deluxe package is equipped with a broader functionality and range of features, including, for example, a number of templates for legal agreements frequently used by these types of organizations and a fund based accounting function.

Membership Plus® is designed to serve the unique needs of the churches, “para-church” organizations and ministries, and non-profit entities. The term “para-church” has been developed by the religious community to refer to religious organizations which have some of the characteristics of a church, but which are not what most people would generally consider to constitute a church, including a defined congregation. Some “para-church” organizations are treated as churches for some reasons, and as religious organizations which are not churches for others. A few examples of a “para-church” organization are Campus Crusade for Christian Ministry Resources, Promise Keepers, and Josh McDowell Ministry.

Over 80,000 churches and faith-based organizations have purchased Membership Plus® since its introduction in 1990. Membership Plus® 2005, our latest version, is currently available in two CD-Rom editions: Membership Plus®Standard and Membership Plus® Deluxe. We have approximately 50,000 registered users for this product.

                   Print & Graphic Products

We currently sell/distribute ClickArt Christian Publishing® Suite III, which is a full desktop publishing package containing over 13,000 Christian images, icons, maps, Catholic and Jewish imagery and ethnically diverse, family-oriented illustrations to be used in the creation of a wide range of printed materials including newsletters, bulletins, posters, fliers, mailings, calendars, and reports. We also publish/distribute Religious ClipArt® and Christian Images®. Both of these products are CD-Rom Clipart products that contain faith-based and Christian graphical images that can be used in the production of other content related projects. In addition, we also distribute several titles produced and distributed by International Microcomputer Software, Inc. “IMSI” a leading developer of software for both professional and home users, including ClipArt & More 2.5 Million and Print Studio Pro Deluxe.

Although our prices are subject to change from time to time, our print and graphic products range in price from $9.99 to $39.99 per unit. In the aggregate, and for the fiscal year ended December 31, 2004, 3% of our revenues were derived from sales of these products.

                   Pastoral Products

We currently produce and distribute/sell a line of pastoral products designed to assist faith-based ministries in streamlining sermon development and research tasks and in organizing responsibilities. These titles include the following:

•
Sermon Builder® 4.0 Deluxe, which is a database compilation of illustrations, anecdotes, quotations, proverbs and bits of humor from general topics like children and angels to specific Bible passages, which users can use to bring messages to a congregation or classroom.

•
Ministry Notebook® 2.0, which is an organizational tool for users to keep better track of ministry-related paperwork including sermons, prayer requests, personal libraries, telephone contacts, and expense reports.

•	Daily Journal®, which is a tool for entry and recordation of personal thoughts, important family and business events.

Although our prices are subject to change from time to time, our pastoral products range in price from $9.95 to $49.95 per unit. In the aggregate, and for the fiscal year ended December 31, 2004, 2% of our revenues were derived from sales of these products.

                   Children’s Products

We currently produce and distribute/sell a line of children’s CD-Rom products designed to appeal to faith-conscious families interested in spiritually-enriched entertainment and play-along educational content. Collectively, these titles include Jonah and the Whale®, Noah and the Ark®, Daniel in the Lion’s Den®, The Story of Creation®, Amazon Trail® (3rd Edition), and Oregon Trail® (4th Edition). In addition, we also distribute the Veggie Tales®, a popular line of children’s software programs involving interactive adventures with biblical themes.

Although our prices are subject to change from time to time, our children’s CD-Rom products range in price from $5.95 to $22.98 per unit. In the aggregate, and for the fiscal year ended December 31, 2004, less than 1% of our revenues were derived from sales of these products.

                   Language Tutorial Products

We currently produce tutorial software programs for learning Greek and Hebrew, languages frequently studied in conjunction with a Bible-study curriculum or by biblical scholars. Each of these two programs covers all of the essential language development skills, including letters, vocabulary and grammar. Although our prices are subject to change from time to time, our language tutorial products range in price from approximately $10 to approximately $69.95 per unit. In the aggregate, and for the fiscal year ended December 31, 2004, 3% of our revenues were derived from sales of these products.

Other Products

In addition to our own software products, we resell certain titles and title versions that we purchase at a discount and that are published by others, including IMSI, Veggie Tales, and Webroot. These are non-exclusive, purchase-order only type arrangements in connection with which we carry only limited inventory. Sales from these titles are derived exclusively online through our Website and, apart from on our Website, we do not promote these products. Although prices are subject to change from time to time, these software products range in price from approximately $5.99 to approximately $39.99 per unit. In the aggregate, sales of these software products constituted approximately 2% of our 2004 annual revenues.

OUR MARKET

According to a Gallup poll released in March 2004, 49.4% of Americans identified themselves as Protestant, while 23.7% identified themselves as Catholic, and 9.1% identified themselves as “Other Christian.” According to the same survey, more than 60% of Americans say that religion is very important to them in their own lives, and another 24% say that religion is fairly important in their lives.

A survey released in July 2003 by the Christian Bookseller’s Association indicated that Christian-product sales for the year 2002 were $4.2 billion. The survey also revealed that $2.4 billion of the $4.2 billion total was sold through Christian retail, with $1.1 billion sold through general retail, and $725 million sold direct-to-consumer, and through ministry sales channels. The 3,500-store CBA segment includes several different chains, Family Christian Stores being the largest with 325 stores. As faith-based retailing increases, secular stores are offering more faith-based products as evidenced by the $1.1 billion sales figure in 2002 as reported by the CBA. It is this faith-based demographic that we seek to target.

MARKETING AND ADVERTISING

In developing a marketing strategy for our consumer software products, we seek brands or titles and title versions that we believe will appeal to the interests of our target consumers. We strive to create marketing campaigns which are consistent with this strategy and generally market our software through:

•	Our Website (www.quickverse.com) and the Internet sites of others;
•	Print advertising;
•	Opt-in e-mail campaigns;
•	Product sampling through demonstration software;
•	In-store promotions, displays and retailer assisted co-operative advertising;
•	Publicity activities; and
•	Trade shows.

SALES

Direct Marketing / Online Sales

Direct sales accounted for approximately 65% of our 2004 fiscal year revenue. Over the past two years, we have devoted significant and increasing resources to the development of our direct-marketing program. Through this program, we market our products directly to consumers and Church and “para-church” organizations through a combination of direct-mailings and opt-in e-mailings of our product title catalogs and brochures. An important aspect of this initiative is our online sales. In May of 2004, we launched a full-service online store with many of the kinds of features and capabilities that online shoppers have come to expect from cutting-edge Internet retailers. We are currently marketing our products online through multiple sources including our own www.quickverse.com Internet Website, other Internet Websites such as www.amazon.com, as well as several widely used search engines such as Google® and Yahoo®. While we market our products through these other Internet Websites and search engines, we are not substantially dependent upon these marketing relationships and have no written agreements with any one or more of them. The revenue generated from these Internet Websites and search engines, excluding our own www.quickverse.com Internet Website, accounted for less than approximately 1% of our 2004 fiscal year revenue.

We anticipate online orders will continue to increase as we expand our software product base and enhance our marketing efforts in this area.

Retail Sales

Retail sales accounted for approximately 35% of our 2004 fiscal year revenue. Our domestic retail sales involve thousands of retail stores across the United States through which our products are sold, many of which are members of the Christian Bookseller’s Association. These stores vary from small, family-owned Christian bookstores to large chain bookstores such as LifeWay Christian Stores, Family Christian Stores and Berean Christian Stores. We face the continuing challenge of reaching these stores on a consistent basis to keep them informed of new releases, promotional offers, etc. In addition to advertising in trade publications and maintaining visibility at CBA trade shows and events, we believe that it is critical to be in direct personal contact with each customer routinely in order to maintain or increase our market position. Towards that end, our sales representatives are expected to contact each of our customers as well as each of the independent stores that are not yet our customers regularly and present them with the latest in our products and promotions. We believe our personalized approach to marketing provides us with an edge over our competition, which we believe rely predominantly on advertising to maintain and develop their relations with CBA customers.

In the secular retail market, which includes chains such as Best Buy, CompUSA, and OfficeMax, we believe that we continue to be a top seller of Bible study software and we are developing additional product offerings and promotions to grow our market share.

International Sales

International sales accounted for approximately 2% of our 2004 fiscal year revenue. We currently sell to distributors and retailers in Canada, New Zealand, Australia, Philippines, Hong Kong, the United Kingdom, and Singapore. These distributors and retailers, in turn, sell our products into both Christian and large, secular retail outlets that sell off-the-shelf consumer software packages.

Returns and Price Concessions

At the time we ship our products we establish reserves, including reserves that estimate the potential for future product returns and price concessions. Management makes these estimates and assumptions based on actual historical experience regarding allowances for estimated price concessions and product returns. In determining the percentage of sales for product return reserves, management considers a number of different statistical factors. First, it reviews the rate of actual product returns (in total) for the period. Second, it reviews return rates for the same period(s) of prior years. Third, it reviews its sales by individual retail customers to assess any unusual return exposure. Fourth, it reviews actual return rates of specific title and title versions to determine if there are any unusual trends taking place. Fifth, the potential for an increase in actual returns resulting from upcoming new title or title version releases is reassessed. Sixth, and finally, management reviews the actual returns from the balance sheet date to the date of calculation to determine if anything unexpected has taken place.

We give all of our distributors and retail customers a written product return policy providing for returns, upon written request, within nine months of the invoice date for credit only. If a new title or title version release falls within that nine month time span, a distributor has 60 days from the announced release date to return the old title or title version in exchange for the new title or title version only. We provide our end-user consumers with a 45 day satisfaction guarantee, allowing them to return a title or title version within that time frame if for any reason unsatisfied. Our warranty policy for defective software is to provide replacement or repair for a period of 45 days from the invoice date. We believe that these measurement dates provide a consistent period for assessment and the opportunity to adequately estimate channel inventory levels for appropriately estimating our return reserves.

We generally grant price concessions to our wholesale retail customers when we deem those concessions necessary to maintain our relationships with those retailers and maintain continued access to their retail channel customers. Further if consumer demand for a specific title falls below expectations or significantly declines below previous rates of wholesale retail sell-through, then a price concession or credit may be requested by our retail customers to spur further retail channel sell-through.

Trends that our returns typically follow include (i) the seasonality of sales, and (ii) the fact that, generally, relatively higher return rates occur during periods of new title or title version releases. Historically, actual returns have been within management’s prior estimates, however, we cannot be certain that any future write-offs exceeding reserves will not occur or that amounts written off will not have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations. Management continually monitors and adjusts these allowances to take into account actual developments and sales results in the marketplace. In the past, particularly during title and title version transitions, we have had to increase price concessions to our retail customers.

MANUFACTURING AND FULFILLMENT

We prepare a set of master program copies, documentation and packaging materials for each platform on which a title or title version is available. All of our software products are manufactured through third-party subcontractors, with orders for PC-based titles and title versions generally taking seven to ten days, and reorders taking three to five days. Packaging, printing and assembly are also performed by third-party subcontractors. To date, we have not experienced any material returns due to product defects.

We currently fulfill all of our direct-to-consumer sales out of our own warehouse located in Omaha, Nebraska and a third-party fulfillment company, also located in Omaha, Nebraska, fulfills our bulk retail sales.

SIGNIFICANT CUSTOMERS AND SUPPLIERS

During the years ended December 31, 2004 and 2003, we had no major customers that individually accounted for 10% or more of annual sales. As we introduce new and enhanced software titles into the market, we anticipate our sales to a single customer, as a percentage of gross consolidated revenue, will continue to remain below 10%.

Also for the years ended December 31, 2004 and 2003, product and material purchases from IsoDisc accounted for 29% and 3%, respectively, Midlands Packaging Corporation accounted for 18% and 14%, respectively, Frogs Copy and Graphics accounted for 17% and 10%, respectively, MicroBytes, Inc. accounted for 12% and 39%, respectively, and Cedar Graphics accounted for 7% and 17%, respectively, of the total product and material purchases made by us. We currently have no long-term written agreements with any of these suppliers. The payment terms are generally net 30 days, and we are not substantially dependent upon any one or more of them; all are easily replaceable with any locally available supplier.

REGULATION

We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally.

COMPETITION

The market for our products is rapidly evolving and intensely competitive as new software products and platforms are regularly introduced. Competition in the software industry is based primarily upon:

•	brand name recognition;
•	availability of financial resources;
•	the quality of titles;
•	reviews received for a title from independent reviewers who publish reviews in magazines, Websites, newspapers and other industry publications;
•	publisher’s access to retail shelf space;
•	the price of each title; and
•	the number of titles then available.

We face competition from other software publishers, all of which generally sell through the same combination of channels that we do, including chain store, secular, Christian Bookseller’s Association, direct and online sales.

Specifically, and in relation to our QuickVerse® products, we believe that we are the market leader in our category. We currently compete with the following companies and products, among others:

•	Logos Research Systems, Inc. - Logos Series X®
•	Biblesoft, Inc.- BibleSoft PC Bible Study® Version 4
•	Thomas Nelson, Inc. - Nelson eBible®
•	WordSearch Bible Publishers - WordSearch® 7
•	Zondervan - Zondervan Bible Study Library®

Although each of these companies publishes software packages in several different variations, generally in a range that includes a standard package, an expanded package, and a deluxe package (the same way that we do), in each of these respective categories we believe that we tend to be the least expensive but the most comprehensive in terms of the number of Bibles and reference titles included. We believe QuickVerse’s® reputation to be among the most well-respected in its category.

In relation to our Membership Plus® products, we currently compete with the following companies and comparable products, among others:

•	ACS Technologies®
•	CCIS Church Software®
•	Church Data Master Plus®
•	Church Windows/Computer Helper®
•	Church Office®
•	Logos Management Software®
•	Power Church Software®
•	Servant PC®
•	Shelby Systems®
•	Shepard’s Staff® (Concordia Publishing House)
•	Specialty Software®

We believe that Membership Plus® is the market leader by a margin of over 100% in the church management software publishing category in terms of registered users. Membership Plus® packages are also among the least expensive products in the category.

We rely upon our product quality, marketing and sales abilities, proprietary technology and product development capability, the depth of our retail distribution channels and management experience to compete in the software industry. Although we believe that we are among the market leaders in each of our two primary product categories, some of our competitors have longer operating histories, larger customer bases and greater financial, marketing, service, support, technical and other resources than we do. Due to these greater resources, certain of our competitors have the ability to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, pay higher fees to licensors and pay more to third-party software developers than we can. Moreover, we believe that competition from new entrants will increase as the market for faith-based products and services expands.

INTELLECTUAL PROPERTY

Overview

We rely for our business on a combination of copyrights, trademarks, and trade secrets to protect our intellectual property. Our copyrighted software content and the brand recognition associated with our related product trademarks are among the most important assets that we possess in our present ability to generate revenues and profits, and we rely very significantly on these intellectual property assets in being able to effectively compete in our market. Our intellectual property rights derive from a combination of licenses from third parties, internal development and confidentiality and non-disclosure agreements.

We cannot be certain that the precautions we have taken will provide meaningful protection from unauthorized use by others. If we must pursue litigation in the future to enforce or otherwise protect our intellectual property rights, or to determine the validity and scope of the proprietary rights of others, we may not prevail and will likely have to make substantial expenditures and divert valuable resources in the process. Finally, we may not have adequate remedies if our proprietary content is appropriated, our proprietary rights are violated or our trade secrets are disclosed.

Copyrights

Our copyrights, some of which have been registered and others of which remain unregistered, derive from a combination of program and source code embodied in software titles that we license from third parties, as well as program and source code embodied in software titles that we have internally developed on our own.

We entered into a license agreement in June 1999 with Parsons Technology, Inc. which forms the basis of our copyright protection for products that accounted for approximately 97% of our revenues in 2004, including those generated from sales of QuickVerse® and Membership Plus®, by far our two largest selling software titles. A copy of the license that we obtained from Parsons Technology, which has since been assigned to Riverdeep, Inc., the latest licensor-assignee in a succession of assignments by Parsons Technology that have occurred since June 1999, is incorporated by reference into this prospectus as Exhibit 10.3. At the time, it was acquired as part of a combination of related transactions involving ourselves, Parsons Technology, then a wholly-owned subsidiary of Mattel, Inc., and TLC Multimedia Inc., then also a wholly-owned subsidiary of Mattel, Inc. Aside from the license, the transactions involved an asset sale, a product distribution agreement, and a related services agreement. Taken as a whole, and essentially, we had acquired from TLC Multimedia a software publishing and sales division (known and referred to by many then as the “Parsons Church Group”). In accordance with its terms, we agreed to pay a one-time non-recurring fee of $5 million to obtain the license, which fee was payable over a subsequent approximate one year period. The related asset sale involved separate consideration.

The license that we acquired in 1999 provided us with the right, originally for a term of ten years, to publish, use, distribute, sublicense and sell, exclusively worldwide in non-secular channels and non-exclusively (with continuing right retained by Riverdeep, Inc., successor to Parsons Technology) on an unrestricted basis in secular channels, a collection of 65 individual top-selling Christian-related software titles owned by Parsons Technology, including QuickVerse® and Membership Plus®, among others. The license covered a variety of other add-on content titles (e.g., various Bible translations, study guides and sermon preparation tools). The license also included the right for us to modify the programs (including the source code) in order to prepare derivative works and future versions of the programs, and stated that we would exclusively own all rights associated with any such modifications.

Beginning in 2000, we became involved in a series of mediations arising out of or otherwise in connection with the 1999 license. The first of these involved the payment terms of the $5 million licensing fee. Rather than making payments in accordance with the fee schedule as originally set forth in the agreement, we entered into an arrangement with Parsons Technology's direct sales group whereby we provided resale products and in turn received an offset credit against the balance due under the fee provision in the license. The dispute centered around the amount of product actually resold, and, therefore, the amount of offset credit to which we were entitled. Prior to the resolution of this contest, a second dispute arose, naming Parsons Technology and ourselves, among others, as parties thereto. The first mediation was set aside, and ultimately resolved in conjunction with the latter proceeding described in the following paragraph.

In October 2001, due to being in arrears with respect to certain royalty payments owed to The Zondervan Corporation then a content provider to QuickVerse®, we became party to a second mediation ultimately resulting in a multi-party settlement agreement, on October 20, 2003, the terms of which provided for our payment to Zondervan of $500,000 plus 5% simple interest in installments, as well as for our destruction of all inventory containing Zondervan-owned content, all of which we satisfied within months thereafter. As part of the settlement agreement, we received a covenant in perpetuity with respect to our rights under the 1999 license, effectively extending it indefinitely with no continuing financial obligations owed by us. A copy of the settlement agreement which resulted in the effective extension is incorporated by reference as Exhibit 10.14 to our Form 10-KSB/A for the year ended December 31, 2004.

Since 1999, the developments, including modifications and improvements, that we have made to the originally acquired copyrighted programs covered by the license have been extensive. Given these developments, which have been made through four subsequent versions and seven new editions of QuickVerse ®, four subsequent versions and one new edition of Membership Plus ®, and various subsequent versions of some of the other titles to which we acquired rights under the license (including those in each of the print and graphics, pastoral, children’s, and language tutorial product categories), we believe that the real value of the copyrights associated with these titles lay almost exclusively at this point in the improvements that we own (through contractual work-for-hire arrangements with our in-house developers and third-party contractors) rather than the base copyrights that we were originally granted and that continue to be owned by Riverdeep, Inc. Moreover, it is our belief that the original source code covered by the license has been effectively rendered valueless by virtue of these subsequent modifications and improvements. Although we do not believe that any third parties have been granted any rights to date in addition to our own to publish or sell these titles into secular channels, and do believe that, even if this has occurred or should occur in the future, the barriers to entry created by the extensive developments that we have made and now own to these otherwise licensed titles would make it practically infeasible for any third party to effectively compete with us in relation to these products in any market, there can be no assurance that one or more competitors will not emerge at some point or that they will not impact on our sales and revenues.

As noted above, our largest-selling title, QuickVerse®, is one from which we originally derived our rights under the 1999 license. One of the features that makes QuickVerse® such a popular title is its breadth of content. A very significant percentage of this content is licensed by us from various third-party intellectual property content providers for inclusion in QuickVerse®. We are therefore responsible for paying royalties on a regular basis to these providers in connection with our sales of QuickVerse®. In total, we currently have content licensing agreements with 45 different publishers for approximately 765 individual Bible translations and other Biblical or related scholarly works which are incorporated in various editions of our QuickVerse® products, or in some cases sold as stand-alone or add-on content. These licensing agreements are typically non-exclusive and for a fixed duration (e.g., a term of 3 or 5 years). Royalties are generally paid within 30 days following the end of a quarter and are calculated as a percentage of net sales from a work (e.g., ranging from 3% to 10% according to the licensing agreements), based upon factors such as value as a stand-alone product as compared to, for example, value when bundled with other titles within a collective work. These license agreements typically cover content in the context of both stand-alone products and as bundled works. For example, consumers who purchase QuickVerse® pay the suggested retail price and are in part paying for the technology within the program along with the content. QuickVerse® titles sold to new consumers or new users are subject to royalties on all content within each specific QuickVerse® title. However, upgrade sales to existing users are only subject to royalties on new content additions of the upgraded version.

In addition to the copyrights associated with the 1999 license described above, copyright protection exists in relation to the software titles that we resell published by others. These copyrights, however, are held by the publishers and/or their respective third-party intellectual property content providers.

While approximately 82% of our copyrighted software programs are registered with the U.S. Copyright Office, approximately 18% remain unregistered, including all of the works included in the enhancements that we have made to titles from which we originally derived our rights under the 1999 license. In the U.S., works afforded the benefit of copyright protection can either be registered with the U.S. Copyright Office or remain unregistered, and although registration offers certain advantages to the holder in being able to assert its rights (including a rebuttable presumption of ownership and entitlement to statutory damages and attorneys fees), the fact remains that an original work in the U.S. becomes protected by the copyright laws from the moment it is “fixed in a tangible medium,” which, as it relates to software, has long been interpreted to mean when it is stored on a hard drive or removable disk.

Trademarks

As part of the 1999 license, we acquired the unlimited right to use the registered trademarks associated with the various titles licensed thereunder exclusively worldwide in non-secular channels and non-exclusively in secular channels. Because of the fact that each of QuickVerse® and Membership Plus® had been on the market for approximately ten years by the time we acquired the license, and each had a substantial existing user base, the trademarks for these products alone were deemed at the time to be of great importance and value. We believe that our initiatives in introducing subsequent versions and editions of these titles since then, as well as our having maintained extremely high publishing standards throughout the period that we have been publishing these titles, have served to sustain and enhance the importance and value of these trademarks.

Trade Secrets

Whenever we deem it important for purposes of maintaining competitive advantages, our policy requires parties with whom we share, or who otherwise are likely to become privy to, our trade secrets or other confidential information, including source code, to execute and deliver to us confidentiality and/or non-disclosure agreements prior to their exposure to any such information. Among others, this includes employees, consultants and other advisors, including our in-house and outsourced software developers and collaborators, each of whom we require to execute such an agreement upon commencement of their employment, consulting or advisory relationships. These agreements generally provide that all confidential information developed or made known to the individual by us during the course of the individual's relationship with us is to be kept confidential and not to be disclosed to third parties except in specific circumstances. In the case of employees and consultants, the agreements provide that all inventions conceived by the individual in the course of their employment or consulting relationship shall be our exclusive property.

EMPLOYEES

As of December 14, 2005, we had twenty-seven full-time employees. Of those twenty-seven, four were part of the senior-level executive and financial management team, five were in the product development team, nine were on the sales team, and nine were in fulfillment, administration, and related support positions. For the fiscal year ended December 31, 2004, our annual payroll was $1,523,332, equivalent to 26% of gross revenues. In addition, we have engaged the services of several consulting firms who are working full or part-time for us in the area of product development and marketing.

We rely heavily on our current officers in operating the business. We are not subject to any collective bargaining agreements and believe that our relationships with our employees are good.

LEGAL PROCEEDINGS

As of the date of this prospectus, there were no pending material legal proceedings to which we were a party and we are not aware that any were contemplated. There can be no assurance, however, that we will not be made a party to litigation in the future. Moreover, there can be no assurance that our insurance coverage will prove adequate to cover all liabilities arising out of any claims that may be initiated against us in the future. Any finding of liability imposed against us coupled with a lack of corresponding insurance coverage is likely to have an adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations.

PROPERTIES

Our principal executive offices are located at 11204 Davenport Street, Suite 100, Omaha, Nebraska. We lease this 6,500 square foot premises under a five year lease agreement with 11204, LLC. Our monthly rent is $7,094.79 and, as of December 14, 2005, there were approximately seventeen months remaining under the lease.

We maintain additional leased office space in Naperville, Illinois for certain product development activity. We lease this 880 square foot premises under a twenty-four month lease agreement with Transwestern Commercial Services. Our monthly rent is $1,320.00 and there are three months remaining under the lease.

Three of our full-time employees work in home offices located in Cedar Rapids, Iowa. We do not pay for any space associated with these operations.

SEASONALITY

Our business is highly seasonal. More than 50% of our annual sales are expected to occur in the five months of September through January; the five months of April through August are generally our weakest, generating only about 29% of our annual sales.
MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following persons are our current directors and executive officers:

Our directors and executive officers and their ages as of December 14, 2005 were as follows:

Name	Age	Position
Steven Malone	38	Director, Chairman of the Board and President
Henry M. Washington, Ph.D	62	Director
John A. Kuehne, CA	48	Director
Kirk R. Rowland, CPA	45	Director and Chief Financial Officer
William Terrill	49	Chief Technology Officer
Brittian Edwards	42	Vice President, CBA Sales and Licensing
Chad Grosse-Rhode	35	Vice President, Sales and Marketing

Steven Malone - Chairman of the Board of Directors, President and Chief Executive Officer

Mr. Malone has served as our President and Chief Executive Officer since March 2001 and as a director and Chairman of the Board since February 2002. Between July 2000 and March 2001, Mr. Malone was Senior Vice President and between June 1999 and July 2000 he was a Vice President. Mr. Malone possesses over seventeen years of experience in the computer industry, with the last eleven focused on software sales. As a National Account Manager from 1992 to 1996 for Grolier Interactive, he was responsible for their largest retail and distribution accounts. As Director of Corporate Sales from 1996 to 1998 for Software Publishing Corporation, he was responsible for the on-going sales growth of premiere corporate products, such as the award winning Harvard Graphics, as well as the introduction of several new products to the corporate marketplace. As Director of Sales from 1998 to 1999 for InfoUSA, he was responsible for sales and marketing of InfoUSA’s products to retail, distribution, OEM and corporate accounts.

Henry M. Washington, Ph.D. - Director

Dr. Washington has served as one of our directors since December 2000. He is also presently President of Wren Enterprises Corporation, a position that he has held since January 2005. Wren Enterprises is a private manufacturing solutions company working with automotive, non-automotive, Agricultural markets, utilities and government agencies providing plastic, metal and fabrication. Prior to his position with Wren, Dr. Washington served as the interim President for Jamestown Plastic Molders Corporation from January 2001 to April 2004. During the year of 2000, Dr. Washington served as Managing Director of Rilas & Rogers, LLC, an international consulting firm located in Detroit. Dr. Washington has held short-term assignments with the U.S. Department of Commerce, where he was Executive Director from 1995 to 1998 of the Department’s Minority Business Opportunity Committee. He currently serves on several national organizations including the American Association of Christian Counselors, The Black Caucus International Think Tank, and the International Trade and Development Organization dealing with global security issues. Dr. Washington holds a Bachelor of Management and Metaphysics degree, a Masters of Metaphysics and Theology degree, and a Doctorate degree in Metaphysical Counseling, in each case from the University of Metaphysics, and in each case which are accredited by The International Metaphysical Ministry for use by its Ministry and for membership in The American Metaphysical Doctors Association.

John A. Kuehne, CA - Director

Mr. Kuehne has served as one of our directors since December 2000. He is also currently a management consultant and the President of SmallCap Corporate Partners Inc., (www.smallcap.ca), a corporate finance and investor communications advisory firm for microcap public companies. He has held this position since August 2003. Prior to SmallCap, Mr. Kuehne served as a management consultant with Alliance Corporate Services Inc. from July 2000 through to June 2003. Mr. Kuehne worked in finance and accounting for Deloitte & Touche for eight years. He also has industry experience, including over seven years with Doman Industries Limited (1990 to 1999), a large private Canadian forest products company, where he eventually became Chief Financial Officer. As the CFO of Doman Industries, Mr. Kuehne gained practical experience in corporate finance and mergers and acquisitions, completing a US $125 million senior note issue through Bear Stearns and the $140 million acquisition of Pacific Forest Products. Mr. Kuehne holds a Bachelor of Commerce degree from the University of Alberta (1984) and a Masters of Management from the J.L.Kellogg Graduate School of Management at Northwestern University (1990). From June 2000 to May 2004 he served as a director of Prospector Consolidated Resources Inc., a Canadian public company. From January 2003 to November 2004 he served as a director of Beau Pre Explorations Ltd., also a Canadian public company. Mr. Kuehne qualified as a Canadian Chartered Accountant in 1983 and as an American Certified Public Accountant in 1985.

Kirk R. Rowland, CPA - Chief Financial Officer

Mr. Rowland has served as our Chief Financial Officer and as one of our directors since April 2002. He served as our Vice President of Finance from March 2001 to April 2002, and as our Director of Finance from December 1999 through March 2001. Mr. Rowland has over seventeen years of experience in public accounting working in a multitude of industries, including insurance, manufacturing, and agriculture. Most recently, and from 1992 to 1999 he was a partner in Manning & Associates, P.C. a local Nebraska accounting firm. From 1984 to 1988, Mr. Rowland was a Senior Staff Accountant with KMG Main Hurdman (now KPMG), an international accounting firm, and from 1988 to 1992 he was an Audit Supervisor with Sommer, Magnuson, & Dawson, P.C.

William Terrill - Chief Technology Officer

Mr. Terrill rejoined us in July 2002 as our Chief Technology Officer after having been involved with the company from July 1999 to July 2000. He has over 25 years of experience managing software divisions and technology efforts for us, The Learning Company, Mindscape, and The Software Toolworks. As Vice President of the Parsons Church Division for The Learning Company, from January 1999 to July 1999, Mr. Terrill managed a 30% annual revenue increase and shared responsibilities in the transaction that resulted in our acquiring that division. Mr. Terrill was the Senior Vice President Reference Products Division for Mindscape from 1989 to 1995 managing revenues exceeding $14 million. He has extensive experience managing international software development teams in China, Singapore, United Kingdom, India, and Russia. Mr. Terrill has experience with joint ventures, spin-offs, mergers, IPOs, and corporate acquisitions. In addition, Mr. Terrill has lead software product marketing teams and content/media acquisition efforts for over ten years. As a consultant from 1996 to 1998, Mr. Terrill has extensive experience leading large-scale product development and information technology efforts for Navistar, Nalco Chemical, American Express, Motorola, and IBM Global Services. From July 2000 to July 2002, Mr. Terrill served as the IT Integration Program Manager for Blue Diamond Joint Venture between Ford Motor Company and International Truck and Engine Corporation.

Brittian Edwards - Vice President of CBA Sales and Licensing

Mr. Edwards has served as our Vice President of CBA Sales and Licensing since July 2004. Mr. Edwards served as our Vice President of Sales from April 2002 to July 2004 and director of Christian Booksellers Association (CBA) Sales from July 1999 to April 2002. Mr. Edwards has been in the Christian Booksellers Association (CBA) marketplace for more than 17 years. He began his career in 1988 with LifeWay Christian Resources as LifeWay Christian Stores retail manager. He then worked successfully for Genesis Marketing Group from 1994 to 1995 as a Sales Manager for Texas, Oklahoma, Louisiana and New Mexico. From there he served as a Product Manager for the largest Christian distributor, Spring Arbor, which is now owned by Ingram Book Group. He left Spring Arbor as National Sales Manager in 1988 to become the National Sales Manager for Parsons Technology, then owned by Broderbund.

Chad Grosse-Rhode - Vice President of Sales and Marketing

Mr. Grosse-Rhode joined us in August 2004 as our Vice President of Sales and Marketing. Mr. Grosse-Rhode was most recently with Summitsoft Corporation, (www.summisoftcorp.com), from July 2003 to July 2004, where he served as the Vice President of Sales and Marketing. Summitsoft produces a full line of small business software products, which are available in both PC and Macintosh® platforms and are sold in most major secular retail outlets. Prior to Summitsoft, Mr. Grosse-Rhode was General Manager of NewLeadsUSA from April 1995 to June 2003, which is a subsidiary of InfoUSA. In this role, Mr. Grosse-Rhode managed the compilation, production, marketing and sales of multiple direct marketing databases. Mr. Grosse-Rhode has over 10 years of senior management experience in both sales and marketing.

Board of Directors Committees

There are currently two standing committees comprised of members of our board of directors. These include our audit committee and our compensation committee.

Since December 2000, we have maintained an audit committee. The current members of our audit committee include John A. Kuehne and Dr. Henry M. Washington. We currently have one member, John A. Kuehne, who is a “financial expert” (as defined in Regulation 228.401(e)(1)(i)(A) of Regulation S-B) serving on our audit committee. Mr. Kuehne and Dr. Washington both qualify as “independent” directors under Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934.

Since July 2003, we have maintained a compensation committee. The two current members of our compensation committee include Dr. Henry M. Washington and John A. Kuehne.

The fact that we currently have four members on our board of directors, and two members on each of our board of directors’ audit and compensation committees, could result in a tie vote on company matters, including those involving highly material corporate governance issues. We do not currently have any duly adopted resolution procedures in place that would provide a means for resolving any stalemate that might occur in this regard, but are currently in the process of considering potential alternative procedures in order to be prepared for having to face such a potential situation.

Disclosure Policy Committee

Since September 2002, we have had a Disclosure Controls and Procedure Officer Committee (the “Disclosure Policy Committee”). The current members of the Disclosure Policy Committee include Steven Malone, John A. Kuehne, and Kirk R. Rowland. The Disclosure Policy Committee has implemented disclosure controls and procedures that meet the standards established by Rule 13a-15 of the Securities Exchange Act.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation paid to each of our executive officers who earned compensation of $100,000 or more during any such year. Steven Malone has served as our President and Chief Executive Officer since March 2001. William Terrill has served as our Chief Technology Officer since July 2002. Kirk R. Rowland has served as our Chief Financial Officer and director since April 2002. No other individuals employed by us earned a salary and bonus in excess of $100,000 during 2004.

							Long Term Compensation Awards
		Annual Compensation						Awards				Payouts
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation		Restricted Stock Awards		Securities Underlying Options/SARs (#)		LTIP Payouts		All Other Compensation
Steven Malone,	2004	$150,000		$22,192	$	---	$	---	$	---	$	---	$	---
President and	2003	$150,000		$18,079	$	---	$	---	$	---	$	---	$	---
Chief Executive Officer	2002	$150,000		$2,203	$	---		$37,306	$	---	$	---	$	---
William Terrill	2004	$150,000		$22,192	$	---	$	---	$	---	$	---	$	---
Chief Technology	2003	$150,000		$18,079	$	---		$14,536		$500,000	$	---	$	---
Officer	2002	$72,115		$2,203	$	---	$	---		$500,000	$	---	$	---
Kirk R. Rowland	2004	$108,846		$22,192	$	---	$	---	$	---	$	---	$	---
Chief Financial	2003	$82,306		$18,079	$	---	$	---	$	---	$	---	$	---
Officer	2002	$80,000	$	---	$	---		$31,807	$	---	$	---	$	---

Information Concerning Stock Options

Our Stock Incentive Plan, adopted in 1999, authorizes the issuance of various forms of stock-based awards including incentive and nonqualified stock options, stock appreciation rights attached to stock options, and restricted stock awards to our directors, officers and other key employees. In accordance with the terms of the Stock Incentive Plan, stock options are granted at an exercise price as determined by our board of directors at the time any such option is granted but which may not be less than the par value of our common shares ($.001).

We did not grant stock options during the fiscal year ended December 31, 2004. No executive exercised any stock options during the fiscal year 2004.

Option/SAR Grants in Last Fiscal Year

Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year		Exercise or Base Price($/Sh)	Expiration Date
Steven Malone	---	---	$	---	N/A
William Terrill	---	---	$	---	N/A
Kirk R. Rowland	---	---	$	---	N/A

The following table sets forth the number of stock options/SARs held by the executive officers named in the Summary Compensation Table as of December 31, 2004 and the value of unexercised “in-the-money” options/SARs held which represents the positive difference between the exercise price and the market price at fiscal year end. No such executive exercised any options/SARs during the fiscal year 2004.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)		Value Realized ($)	Number of Unexercised Options/SARs at Fiscal Year End		Value of Unexercised “In-The-Money”Options/SARs at Fiscal Year End
Steven Malone	---	$	---	250,000	$	---
William Terrill	---	$	---	1,000,000		$15,000
Kirk R. Rowland	---	$	---	150,000	$	---

EMPLOYMENT AGREEMENTS

Mr. Malone is employed by us pursuant to a three-year employment agreement, which commenced on July 25, 2003. The agreement provides for a base annual salary equal to $150,000 and an annual bonus equal to 1% of our net income. In the event Mr. Malone is terminated by us for anything other than cause, we are required to pay him his then base salary until the later of (i) the expiration of the employment agreement or (ii) one year. Mr. Malone has agreed to refrain from competing with us for a period of one year following the termination of his employment.

Mr. Terrill is employed by us pursuant to a three-year employment agreement, which commenced on June 7, 2002. The agreement provides for a base annual salary equal to $150,000, an annual bonus equal to 1% of our net income, 500,000 stock options upon his start date at an exercise price of $0.05 per share, and an additional 500,000 stock options upon the one year anniversary of his start date based on performance criteria outlined in a separate agreement. The agreement also included a signing cash bonus of $10,000, which was converted on July 25, 2003 into 250,000 common shares at the market price of $0.04 per share, the quoted trading price on the date the agreement was reached. In the event Mr. Terrill is terminated by us for anything other than cause, we are required to pay him his then base salary until the later of (i) the expiration of the employment agreement or (ii) one year. Mr. Terrill has agreed to refrain from competing with us for a period of one year following the termination of his employment.

Mr. Rowland is employed by us pursuant to a two-year employment agreement, which commenced on July 25, 2003. The agreement provides for a base annual salary equal to $110,000 and an annual bonus equal to 1% of our net income. In the event Mr. Rowland is terminated by us for anything other than cause, we are required to pay him his then base salary until the later of (i) the expiration of the employment agreement or (ii) one year. Mr. Rowland has agreed to refrain from competing with us for a period of one year following the termination of his employment.

DIRECTOR COMPENSATION

Pursuant to authority granted under our Article III, Section 13 of our bylaws, non-officer directors are entitled to such compensation as our board of directors shall from time to time determine. On July 25, 2003, we resolved to issue each of our outside directors 300,000 common shares valued at $0.045 per share in lieu of cash and meeting fees, for the period April 1, 2002 through June 30, 2003. On June 4, 2004, we resolved to issue our outside directors a total of 324,074 common shares valued at $.081 per share in lieu of cash and meeting fees, for the period July 1, 2003 through August 31, 2004. These shares were issued on September 9, 2004.

INDEMNIFICATION

Nevada law authorizes a Nevada corporation to indemnify its officers and directors against claims or liabilities arising out of such person’s conduct as officers or directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company for which they serve. Our articles of incorporation provide for indemnification of our directors. In addition, our Bylaws provide for indemnification of our directors, officers, employees or agents. In general, these provisions provide for indemnification in instances when such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below set forth information regarding the beneficial ownership of our common stock as of December 14, 2005. The information in these tables provides the ownership information for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors and executive officers; and
•	all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock and those rights to acquire additional shares within sixty days. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares of common stock indicated as beneficially owned by them, except to the extent such power may be shared with a spouse. Common stock beneficially owned and percentage ownership are based on 71,769,855 shares of common stock currently outstanding (reflects a 1-for-50 reverse stock-split of our common stock that occurred in 1997 and a 1-for-20 reverse stock-split of our common stock that occurred in 1998) and 23,150,000 additional shares potentially acquired within sixty days. The address of each person listed is in care of Findex.com, Inc., 11204 Davenport Street, Suite 100, Omaha, Nebraska 68154.

Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Barron Partners, LP (1)	43,750,000	61.0%

(1)	Consists of warrants to acquire up to 21,875,000 shares of common stock, all of which are presently exercisable and 21,875,000 common shares directly owned.

Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Steven Malone (1)	2,143,111	3 .0%
Henry M. Washington (2)	1,583,025	2 .2%
John A. Kuehne (3)	1,691,849	2 .4%
Kirk R. Rowland (4)	1,819,111	2 .5%
William Terrill (5)	1,751,127	2 .4%
All officers and directors	8,988,223	12.5%
as a group (5 persons)

(1)
Consists of stock options to acquire up to 250,000 shares of common stock, all of which are presently exercisable, 1,719,111 common shares directly owned, and stock options to acquire up to 50,000 shares of common stock all of which are presently exercisable and 124,000 common shares indirectly owned through spouse.

(2)	Consists of stock options to acquire up to 175,000 shares of common stock, all of which are presently exercisable and 1,408,025 common shares directly owned.

(3)	Consists of stock options to acquire up to 175,000 shares of common stock, all of which are presently exercisable and 1,516,849 common shares directly owned.

(4)	Consists of stock options to acquire up to 150,000 shares of common stock, all of which are presently exercisable and 1,669,111 common shares directly owned.

(5)	Consists of stock options to acquire up to 1,000,000 shares of common stock, all of which are presently exercisable and 751,127 common shares directly owned.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 19, 2004, we entered into a certain Stock Purchase Agreement pursuant to which we agreed to issue and sell 21,875,000 restricted shares of our common stock to Barron Partners, LP, a New York based institutional investor, at a price of $0.08 per share. Under the terms of transaction, Barron Partners, LP received two of our common stock purchase warrants. The first warrant entitles the holder, for a period of up to five years, to purchase up to 10,937,500 common shares at a price of $0.18 per share, subject to standard adjustment provisions.  The second warrant entitles the holder, also for a period of up to five years, to purchase up to 10,937,500 additional common shares at a price of $0.60 per share, subject to standard adjustment provisions. As part of the financing transaction, we also entered into a certain Registration Rights Agreement with Barron Partners, LP pursuant to which we became committed to registering all of the shares issued as part of such transaction, including those issuable under the warrants.

Upon receipt of the requisite stockholder approval to increase the number of authorized common shares so as to allow us to deliver the warrants, effectively obtained and effectuated as of November 10, 2004, we had 30 days within which to file a registration statement on Form SB-2 covering the shares issued to Barron Partners, as well as the shares underlying the warrants issued to Barron Partners. Such registration statement was filed on November 22, 2004. In accordance with the terms of the Registration Rights Agreement, as amended, we had another 150 days, until April 22, 2005, to cause such registration statement to be declared effective by the SEC, with any delays in meeting this obligation resulting in our being liable to Barron Partners in an amount equal to $630,000 per year, pro-rated for the duration of any such delay, which amounts to $1,726 per day.

As of December 14, 2005 we have accrued $407,336 (236 days at $1,726 per day) in penalties under the Registration Rights Agreement, inclusive of an adjustment made pursuant to a tentative verbal agreement reached with Barron Partners in April 2005, wherein, in relation to the associated accruing penalties, we agreed to pay Barron Partners an amount in cash equal to $100,000 to toll the accrual of further penalties until June 21, 2005. Although this amount has been paid in full to Barron Partners, in two equal installments of $50,000 on each of April 22, 2005 and July 8, 2005, penalties in the amount of $1,726 per day continue to accrue from June 21, 2005 until this registration statement is declared effective, at which time a negotiated reduction of such total amount is expected to be reached, the extent of which is as yet unknown, and terms of payment of which are expected to be agreed to which will allow us to reasonably meet our ongoing operating needs. We have experienced continued delays in effectiveness of this registration statement due principally to ongoing efforts made necessary by our determination to restate certain of our historical financial information. Although there can be no assurance, management is hopeful that we will cause the registration statement to be declared effective in the near future. The amount paid by us to date to satisfy this obligation has, and any continued delays in our ability to cause this registration statement to be declared effective coupled with additional amounts which we are and may be required to pay, will have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations, including a corresponding reduction in our net income and the likelihood of a net loss for the year.

As of the date hereof, Barron Partners, LP owns 45.0% of our outstanding common stock and, subject to the restrictions contained in Article VII, subsection B of our articles of incorporation, controls the vote associated with such shares.

INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the securities being registered by this registration statement is being passed upon for the registrant by the legal firm of M.M. Membrado, PLLC, corporate counsel to the Registrant. Membrado has, in the past, either directly or through its affiliates, received warrants to purchase 150,000 shares of common stock at an exercise price of $0.01 per share and 150,000 shares of common stock at an exercise price of $0.022 per share. These warrants expire between March 7, 2006, May 11, 2006, and April 7, 2009.

SELLING STOCKHOLDERS

On July 19, 2004, we entered into a certain Stock Purchase Agreement pursuant to which we agreed to issue and sell 21,875,000 restricted shares of our common stock to Barron Partners, LP, a New York based institutional investor, at a price of $0.08 per share. The Regulation D Rule 506 private placement transaction, which closed on July 26, 2004, resulted in gross equity financing proceeds to us in the amount of $1,750,000. As of the date hereof, Barron Partners, LP owns 45.0% of our outstanding common stock and, subject to the restrictions contained in Article VII, subsection B of our articles of incorporation, controls the vote associated with such shares. Under the terms of transaction (as subsequently amended), Barron Partners, LP received two of our common stock purchase warrants. The first warrant entitles the holder, for a period of up to five years from November 10, 2004, to purchase up to 10,937,500 common shares at a price of $0.18 per share, subject to adjustment based on the occurrence of certain events. The second warrant entitles the holder, also for a period of up to five years from November 10, 2004, to purchase up to 10,937,500 additional common shares at a price of $0.60 per share, also subject to adjustment based on the occurrence of certain events.

In addition to the shares of our common stock issued to Barron Partners, LP and the common stock issuable upon exercise of the warrants issued to Barron Partners, LP, we are also registering the following:

•	2,000,000 shares of our common stock issued as of November 16, 2004 upon conversion of $240,000 of previously outstanding debt securities;
•	466,666 shares of our common stock issued as of December 31, 2004 upon conversion of $23,333 of previously outstanding debt securities; and
•	1,275,000 shares of our common stock issuable upon exercise of warrants previously issued to a number of our consultants/service providers.

The following table sets forth the following information as of the date of this prospectus, with respect to Barron Partners, LP and the other selling stockholders for whom we are registering shares for resale to the public: (1) the name of each selling stockholder, (2) the number of shares of our common stock beneficially owned by each selling stockholder, including the number of shares purchasable upon exercise within 60 days of warrants, (3) the number of shares of common stock registered for sale pursuant to this prospectus, (4) the number of shares of common stock that the selling stockholders would own if they sold all of their shares registered by this prospectus, and (5) the percentage of our outstanding common stock that would be beneficially owned by such selling stockholder if they sold all of their shares registered by this prospectus.

Except as set forth below, none of the selling stockholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years. An asterisk in the table indicates a corresponding common stock ownership of less than one percent (1%).

Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Registered For Sale in this Prospectus	Number of Shares to be Beneficially Owned After the Offering	Percentage of Outstanding Shares to be Owned After the Offering(1)
Barron Partners, LP (2)	43,750,000	43,750,000	---	*

C. James Jensen (3)	1,000,000	1,000,000	---	*

2030 Investors, LLC (4)	1,000,000	1,000,000	---	*

Robert Chamberlain (5)	62,500	62,500	---	*

Kevin Reagan (6)	62,500	62,500	---	*

Membrado & Montell, LLP (7)	150,000	150,000	---	*

Michael M. Membrado (8)	150,000	150,000	---	*

Ronald Ardt (9)	1,891,599	716,666	1,174,933	1.60%

Joseph Abrams (10)	600,000	600,000	---	*

Total	48,666,659	47,491,666	1,174,933	1.60%

* Represents less than one percent.

(1)
Assumes that the selling stockholders will resell all of the registered shares. Because the selling stockholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of common stock that each stockholder will own upon completion of this offering.

(2)
Includes 21,875,000 unregistered common shares issued to an accredited investor pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of $1,750,000, as based on the value of our securities on the date of issuance. Further includes two unregistered common stock warrants each issued to an accredited investor pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, each for consideration in the amount of $576,042, as based on the value of our securities on the date of issuance. The first warrant would entitle the holder to purchase up to 10,937,500 common shares at a price of $0.18 per share and the second warrant would entitle the holder to purchase up to 10,937,500 additional common shares at a price of $0.60 per share. By virtue of these holdings, Barron Partners, LP is deemed to be an “affiliate” of ours and is therefore subject to certain regulations not otherwise applicable. Voting and/or investment power over these common shares and warrants is held by Andrew Barron Worden, a principal in the general partnership of Barron Partners, LP. Barron Partners, LP has represented to us that it was neither a broker-dealer nor an affiliate of any broker-dealer at the time of the acquisition and had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of any of the securities being registered hereunder.

(3)
Includes 1,000,000 unregistered common shares acquired as of November 16, 2004 upon conversion of a promissory note, in accordance with Section 3(a)(9), which note was originally issued September 30, 2004 to an accredited investor pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of $120,000, as based on the value of our securities on the date of issuance, in connection with a loan to us in the same amount. C. James Jensen has represented to us that he was not affiliated with any broker-dealer at the time of the acquisition and had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of any of the securities being registered hereunder.

(4)
Includes 1,000,000 unregistered common shares acquired as of November 16, 2004 upon conversion of a promissory note, in accordance with Section 3(a)(9) of the Securities Act, which note was originally issued September 30, 2004 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of $120,000, as based on the value of our securities on the date of issuance, in connection with a loan to us in the same amount. Voting and/or investment power over these common shares is held by Ellison Morgan of 2030 Investors, LLC. 2030 Investors, LLC has represented to us that it was neither a broker-dealer nor an affiliate of any broker-dealer at the time of the acquisition and had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of any of the securities being registered hereunder.

(5)
Includes a single unregistered warrant to purchase a total of 62,500 common shares at a price of $0.148 per share issued as of February 19, 2001 under the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, in partial consideration of certain business consulting services. The value attributed to the warrant was $19,750, as based on the value of our securities on the date of issuance. Mr. Chamberlain has represented to us that he was not affiliated with any broker-dealer at the time of the acquisition and had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of any of the securities being registered hereunder.

(6)
Includes a single unregistered warrant to purchase a total of 62,500 common shares at a price of $0.148 per share issued as of February 19, 2001 under the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, in partial consideration of certain business consulting services. The value attributed to the warrant was $19,750, as based on the value of our securities on the date of issuance. Mr. Reagan has represented to us that he was not affiliated with any broker-dealer at the time of the acquisition and had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of any of the securities being registered hereunder.

(7)
Includes two unregistered warrants to purchase a total of 150,000 common shares at a price of $0.01 per share issued as of March 7, 2001 and May 11, 2001, respectively, and each issued pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, each in consideration of the granting of extension of payment terms on amounts previously owed. The values attributable to the warrants were $13,464, as based on the value of our securities on the date of issuance. Membrado & Montell, LLP served as corporate legal counsel to us from early 2000 through 2003. Voting and/or investment power over these warrants is held by Michael M. Membrado and Scott Montell, formerly of Membrado & Montell, LLP, in equal portions. Membrado & Montell, LP has represented to us that it was neither a broker-dealer nor an affiliate of any broker-dealer at the time of the acquisition and had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of any of the securities being registered hereunder.

(8)
Includes a single unregistered warrant to purchase up to 150,000 common shares at a price of $0.022 per share issued as of April 7, 2004 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, in consideration of the granting of extension of payment terms on amounts previously owed. The value attributable to the warrant was $3,300, as based on the value of our securities on the date of issuance. Mr. Membrado is the sole principal of M.M. Membrado, PLLC our corporate legal counsel. Voting and/or investment power over this warrant is held by Michael M. Membrado of M.M. Membrado, PLLC. Mr. Membrado has represented to us that he was not affiliated with any broker-dealer at the time of the acquisition and had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of any of the securities being registered hereunder.

(9)
Includes the following:

(a)   668,625 common shares beneficially owned directly, including (i) 35,500 common shares acquired as of April 28, 2000 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, in consideration of a cash investment of $71,000 ($2.00 per share), (ii) an additional 22,875 common shares acquired as of April 28, 2000 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, in consideration of part of a 15% placement agent commission payable in connection with a previous private offering by us (based on $2.00 per share), (iii) 10,000 common shares acquired as of August 18, 2000 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, in consideration of a certain corporate development consulting agreement, (iv) 204,000 common shares acquired as of March 7, 2002 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, in consideration of a settlement of a claim by Mr. Ardt for failure on our part to have fulfilled certain registration obligations associated with common shares previously sold to him, (v) a warrant to purchase up to 250,000 common shares, acquired as of June 3, 2002 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, in consideration of the satisfaction of $ 27,917.68 in consulting fees then due, (vi) 137,250 common shares acquired as of September 20, 2002 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, in further consideration of the settlement for failure on our part to have fulfilled certain registration obligations associated with common shares previously sold to Mr. Ardt, and (vii) an additional 9,000 common shares acquired as of September 20, 2002 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, in consideration of delays in issuing shares associated with the settlement for failure on our part to have fulfilled certain registration obligations associated with common shares previously sold to Mr. Ardt.

(b)   901,666 common shares beneficially owned through Business Investor Services, Inc., including (i) 60,000 common shares acquired as of April 28, 2000 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, in consideration of a cash investment of $71,000 ($2.00 per share), (ii) 15,000 common shares acquired as of August 18, 2000 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Regulation D promulgated thereunder, in consideration of a certain corporate development consulting agreement, (iii) 360,000 common shares acquired as of March 7, 2002 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, in consideration of a settlement of a claim by Business Investor Services, Inc. for failure on our part to have fulfilled certain registration obligations associated with common shares previously sold to it, and (iv) 466,666 common shares acquired pursuant to Section 3(a)(9) under the Securities Act as of December 31, 2004 upon partial conversion (in the amount of $23,333.33) of a convertible promissory note in the original face amount of $33,333 originally issued on May 31, 2002 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder.

(c)   321,308 common shares beneficially owned through Ardt Investment Management, Inc., including (i) 25,000 common shares acquired as of August 18, 2000 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Regulation D promulgated thereunder, in consideration of a certain corporate development consulting agreement, and (ii) a warrant to purchase up to 296,308 common shares acquired as of November 8, 2002 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, in consideration of the satisfaction of $8,869 in consulting fees then due.

Voting and/or investment power over all of these securities is held by Ronald Ardt. At the time of each of these acquisitions except for that one occurring in 2004, Mr. Ardt was the owner and securities principal of Travis Morgan Securities, Inc. then an NASD registered broker-dealer, and was a securities principal in an OSJ (Office of Supervisory Jurisdiction) with RichMark Capital Corporation, also then an NASD registered broker-dealer, up until July 16, 2000. Since 2003, Mr. Ardt has been a securities principal with Worth Securities Inc. (formerly ProMark Securities Inc.). Also at the time of these acquisitions, Mr. Ardt had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of any of the securities being registered hereunder.

(10)
Includes a single unregistered warrant to purchase up to 600,000 common shares at a price of $0.15 per share issued as of May 21, 2004 under the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, in consideration of certain business consulting services in an amount equal to $59,915, as based on the value of our securities on the date of issuance. Joseph Abrams has represented to us that he was not an affiliate of any broker-dealer at the time of the acquisition and had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of any of the securities being registered hereunder.

PLAN OF DISTRIBUTION

Each selling stockholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the shares of our common stock are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock.

The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Barron Partners, LP is, and each of the other selling stockholders and any broker-dealer that assists in the sale of our common stock may be deemed to be, an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions. The selling stockholders may agree to indemnify broker-dealers for transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.

Because Barron Partners, LP is, and each of the other selling stockholders may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act, Barron Partners, LP, and the other selling stockholders will be subject to prospectus delivery requirements.

Prior to any sales of the shares being registered hereunder, we will have informed Barron Partners, LP that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities Exchange Act, will apply to its sales in the market, and we will have informed the other selling stockholders that these anti-manipulation rules may apply to their sales in the market. Also prior to any sales of the shares being registered hereunder, we will have provided all of the selling stockholders with a copy of such rules and regulations.

Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

Barron Partners, LP and the other selling stockholders will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.

DESCRIPTION OF SECURITIES

The following summary description of our capital stock is a summary and is qualified in its entirety by reference to our articles of incorporation, as amended to date, and our bylaws. All material terms of these referenced documents are disclosed in this document.

We have an authorized capitalization of 120,000,000 shares of common stock, $.001 par value per share and 5,000,000 authorized shares of preferred stock, $.001 par value per share. Our articles of incorporation authorize our board of directors to direct the issuance of shares of preferred stock in one or more series from time to time and to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock. These may include voting rights, dividend rates and whether dividends are cumulative, terms and conditions of redemption or conversion, and rights upon liquidation.

COMMON STOCK

We have an authorized capitalization of 120,000,000 shares of common stock, $.001 par value per share. As of December 14, 2005, there were 48,619,855 shares of our common stock issued and outstanding. The holders of our common stock are entitled to one non-cumulative vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to outstanding shares of preferred stock, if any, the holders of common stock are entitled to receive ratably any dividends that are declared by our board of directors out of funds legally available therefore and are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up of our affairs. Holders of our common stock have no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto.

PREFERRED STOCK

We have an authorized capitalization of 5,000,000 authorized shares of preferred stock, $.001 par value per share. Our board of directors, without stockholder approval, may designate and issue from time to time various series of preferred stock with rights, preferences and privileges as they deem appropriate, including without limitation liquidation preferences, redemption rights, consent rights, voting rights and conversion rights (including those containing anti-dilution protections) that could materially and adversely impact of the interests of holders of our common stock. The issuance of preferred stock could also decrease the amount of earnings and assets available for distribution to holders of our common stock. In addition, the issuance of preferred stock may have the effect of delaying or preventing a change of our control.

Although we have previously designated and had issued and outstanding two series of convertible preferred stock, all shares of such serial preferred stocks have since been converted to common stock and, as of December 14, 2005, there were no outstanding shares of our preferred stock. We have no present intention or plans to designate any series, or to issue any additional shares, of preferred stock. There can be no assurance, however, that we will not designate and issue additional series of preferred stock in the future.

DIVIDEND POLICY

Payment of dividends is solely at the discretion of our board of directors. We have never declared cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MARKET INFORMATION

Our common stock is traded on the OTC Bulletin Board, a service provided by the Nasdaq Stock Market Inc., under the symbol, “FIND”.

The following table sets forth for the periods indicated the high and low bid prices for our common stock as reported each quarterly period within the last two fiscal years on the OTC Bulletin Board, and as obtained from BigCharts.com. The prices are inter-dealer prices, do not include retail mark-up, markdown or commission and may not necessarily represent actual transactions.

Common Stock

2003	High	Low
First Quarter	$0.024	$0.022
Second Quarter	$0.080	$0.022
Third Quarter	$0.070	$0.010
Fourth Quarter	$0.040	$0.025

2004	High	Low
First Quarter	$0.055	$0.020
Second Quarter	$0.400	$0.018
Third Quarter	$0.250	$0.090
Fourth Quarter	$0.190	$0.060

On December 13, 2005, the closing bid price of our common stock was $0.085 and there were approximately 800 stockholders of record, excluding stock held in street name.

The SEC has adopted Rule 15g-9 under the Securities Exchange Act of 1934 which establishes the definition of a “penny stock” for the purposes relevant to us, as any equity security having a market price of less than $5.00 per share or carrying an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

For these reasons, and generally, brokers may be less willing to execute transactions in securities subject to the penny stock rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

TRANSFER AGENT

The transfer agent for our common stock is Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004.

LEGAL MATTERS

M.M. Membrado, PLLC, 115 East 57th Street, Suite 1006, New York, New York, 10022 has passed on the validity of the shares of common stock and underlying the shares of common stock previously unexercised warrants offered hereby.

EXPERTS

The audited consolidated financial statements included in this prospectus have been audited by Chisholm, Bierwolf & Nilson, LLC, independent certified public accountants, and are included herein in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the rules and regulations of the SEC. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of all or any portion of the registration statement from the Public Reference Room, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 942-8090. You may also access such material electronically by means of the SEC’s home page on the Internet located at www.sec.gov. Descriptions contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

Findex.com, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
	(Unaudited)	(Unaudited)
	(Restated)	(Restated)
	September 30, 2005	September 30, 2004
Assets
Current assets:
Cash and cash equivalents	$39,838	$539,399
Accounts receivable, trade	465,383	296,850
Inventory	211,769	162,800
Other current assets	308,956	139,495
Total current assets	1,025,946	1,138,544
Property and equipment, net	123,653	61,518
Software license, net	1,888,153	2,391,660
Capitalized software development costs, net	942,451	602,276
Other assets	432,124	136,655
Total assets	$4,412,327	$4,330,653

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, trade	$687,662	$410,179
Accrued royalties	328,345	236,949
Notes payable	---	240,000
Derivatives	2,843,742	3,062,500
Other current liabilities	578,751	445,776
Total current liabilities	4,438,500	4,395,404
Long-term obligations	167,927	808,083
Commitments and contingencies
Stockholders’ equity:
Common stock	48,620	46,153
Paid-in capital	7,521,339	7,260,469
Retained (deficit)	(7,764,059)	(8,179,456)
Total stockholders’ equity	(194,100)	(872,834)
Total liabilities and stockholders’ equity	$4,412,327	$4,330,653

See accompanying notes.

Findex.com, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Restated)	(Restated)	(Restated)	(Restated)

Revenues, net of reserves and allowances	$1,023,609	$1,010,207	$3,978,019	$3,664,060
Cost of sales	316,449	431,592	1,276,227	1,171,661
Gross profit	707,160	578,615	2,701,792	2,492,399
Operating expenses:
Sales and marketing	295,902	287,909	1,030,870	798,410
General and administrative	613,191	478,781	1,819,987	1,650,355
Bad debt expense	6,981	8,566	29,650	11,066
Depreciation and amortization	145,355	141,607	436,903	416,246
Total operating expenses	1,061,429	916,863	3,317,410	2,876,077
Loss from operations	(354,269)	(338,248)	(615,618)	(383,678)
Other income	75	1,010,288	75	1,010,288
Loss on valuation adjustment of derivatives	(328,121)	(1,385,422)	(874,992)	(1,385,422)
Other expenses	(164,101)	(162,826)	(289,876)	(193,344)
Loss before income taxes	(846,416)	(876,208)	(1,780,411)	(952,156)
Provision for income taxes	(111,976)	(31,095)	187,182	(92,417)
Net loss	$(958,392)	$(907,303)	(1,593,229)	(1,044,573)
Retained deficit at beginning of year			(6,170,830)	(7,130,758)
Preferred stock dividend			---	(4,125)
Retained deficit at end of period			$(7,764,059)	$(8,179,456)

Net loss per share:
Basic	$(0.02)	$(0.02)	$(0.03)	$(0.03)
Diluted	$(0.02)	$(0.02)	$(0.03)	$(0.03)

Weighted average shares outstanding:
Basic	48,619,855	46,153,189	48,619,855	30,146,980
Diluted	48,619,855	46,153,189	48,619,855	30,146,980

See accompanying notes.

Findex.com, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Nine Months Ended September 30,	2005	2004
	(Restated)	(Restated)
Cash flows from operating activities:
Cash received from customers	$4,049,153	$3,607,255
Cash paid to suppliers and employees	(3,565,309)	(4,368,409)
Other operating activities, net	(3,910)	(34,235)
Net cash provided (used) by operating activities	479,934	(795,389)
Cash flows from investing activities:
Software development costs	(766,151)	(415,197)
Other investing activities, net	15,300	(7,152)
Net cash (used) by investing activities	(750,851)	(422,349)
Cash flows from financing activities:
Payments on line of credit, net	---	(20,933)
Payments made on long-term notes payable	(30,604)	(202,551)
Proceeds from convertible notes payable	---	240,000
Stock offering costs paid	---	(51,047)
Proceeds from issuance of common stock and warrants	---	1,750,000
Net cash (used) provided by financing activities	(30,604)	1,715,469
Net (decrease) increase in cash and cash equivalents	(301,521)	497,731
Cash and cash equivalents, beginning of year	341,359	41,668
Cash and cash equivalents, end of period	$39,838	$539,399

Reconciliation of net loss to cash flows from operating activities:
Net loss	$(1,593,229)	$(1,044,573)
Adjustments to reconcile net loss to net cash
provided (used) by operating activities:
Software development costs amortized	524,989	397,627
Stock and warrants issued for services	---	73,700
Loss on valuation adjustment of derivatives	874,992	1,385,422
Debt forgiveness	---	(1,000,662)
Provision for bad debts	29,650	11,066
Depreciation & amortization	436,903	416,245
Loss on disposal of property, plant and equipment	1,869	141
Change in assets and liabilities:
Decrease in accounts receivable	71,786	57,887
Decrease in inventories	22,231	109,800
Decrease (increase) in refundable taxes	7,164	(2,948)
Decrease (increase) in prepaid expenses	55,509	(114,629)
Increase (decrease) in accrued royalties	40,831	(381,677)
Increase (decrease) in accounts payable	65,858	(407,683)
Increase (decrease) in income taxes payable	180	(950)
(Decrease) increase in deferred taxes	(187,362)	90,931
Increase (decrease) in other liabilities	128,563	(385,086)
Net cash provided (used) by operating activities	$479,934	$(795,389)

See accompanying notes.

Findex.com, Inc.
Notes to Condensed Consolidated Financial Statements
September 30, 2005
(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (Restated)

BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles for interim financial information and with the instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by Generally Accepted Accounting Principles for complete financial statements. The accompanying unaudited condensed consolidated financial statements reflect all adjustments that, in the opinion of management, are considered necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. The accompanying financial statements should be read in conjunction with the audited consolidated financial statements of Findex.com, Inc. included in our Form 10-KSB/A for the fiscal year ended December 31, 2004.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Significant estimates used in the consolidated financial statements include the estimates of (i) doubtful accounts, sales returns, price protection and rebates, (ii) provision for income taxes and realizability of the deferred tax assets, (iii) the life and realization of identifiable intangible assets, and (iv) provisions for obsolete inventory. The amounts we will ultimately incur or recover could differ materially from current estimates.

INVENTORY

Inventory, including out on consignment, consists primarily of software media, manuals and related packaging materials and is recorded at the lower of cost or market value, determined on a first-in, first-out, and adjusted on a per-item, basis.

ACCOUNTING FOR LONG-LIVED ASSETS

We review property and equipment and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of our carrying amount to future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. Property and equipment to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

INTANGIBLE ASSETS

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, intangible assets with an indefinite useful life are not amortized. Intangible assets with a finite useful life are amortized on the straight-line method over the estimated useful lives. The software license is amortized over a 10 year useful life.

SOFTWARE DEVELOPMENT COSTS

In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, software development costs are expensed as incurred until technological feasibility and marketability has been established, generally with release of a beta version for customer testing. Once the point of technological feasibility and marketability is reached, direct production costs (including labor directly associated with the development projects), indirect costs (including allocated fringe benefits, payroll taxes, facilities costs, and management supervision), and other direct costs (including costs of outside consultants, purchased software to be included in the software product being developed, travel expenses, material and supplies, and other direct costs) are capitalized until the product is available for general release to customers. We amortize capitalized costs on a product-by-product basis. Amortization for each period is the greater of the amount computed using (i) the straight-line basis over the estimated product life (generally from 12 to 18 months), or (ii) the ratio of current revenues to total projected product revenues. Total cumulative capitalized software development costs were $2,514,885, less accumulated amortization of $1,572,434 at September 30, 2005.

Capitalized software development costs are stated at the lower of amortized costs or net realizable value. Recoverability of these capitalized costs is determined at each balance sheet date by comparing the forecasted future revenues from the related products, based on management’s best estimates using appropriate assumptions and projections at the time, to the carrying amount of the capitalized software development costs. If the carrying value is determined not to be recoverable from future revenues, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the future revenues. To date, no capitalized costs have been written down to net realizable value.

SFAS No. 2, Accounting for Research and Development Costs, established accounting and reporting standards for research and development. In accordance with SFAS No. 2, costs we incur to enhance our existing products after general release to the public (bug fixes) are expensed in the period they are incurred and included in research and development costs. Research and development costs incurred prior to determination of technological feasibility and marketability and after general release to the public and charged to expense were $130,407 and $44,228 for the nine months ended September 30, 2005 and 2004 respectively.

We capitalize costs related to the development of computer software developed or obtained for internal use in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Software obtained for internal use has generally been enterprise level business and finance software that we customize to meet our specific operational needs. We have not sold, leased, or licensed software developed for internal use to our customers and have no intention of doing so in the future.

We capitalize costs related to the development and maintenance of our Website in accordance with Financial Accounting Standard Board’s (“FASB’s”) Emerging Issues Task Force (“EITF”) Issue No. 00-2, Accounting for Website Development Costs. Under EITF Issue No. 00-2, costs expensed as incurred are as follows:

•	planning the Website,
•	developing the applications and infrastructure until technological feasibility is established,
•	developing graphics such as borders, background and text colors, fonts, frames, and buttons, and
•	operating the site such as training, administration and maintenance.

Capitalized costs include those incurred to:

•	obtain and register an Internet domain name,
•	develop or acquire software tools necessary for the development work,
•	develop or acquire software necessary for general Website operations,
•	develop or acquire code for web applications,
•	develop or acquire (and customize) database software and software to integrate applications such as corporate databases and accounting systems into web applications,
•	develop HTML web pages or templates,
•	install developed applications on the web server,
•	create initial hypertext links to other Websites or other locations within the Website, and
•	test the Website applications.

We amortize Website development costs on a straight-line basis over the estimated life of the site, generally 36 months. Total cumulative Website development costs, included in other assets on our condensed consolidated balance sheets, were $101,132, less accumulated amortization of $39,807 at September 30, 2005.

NET REVENUE

We derive revenues from the sale of packaged software products, product support and multiple element arrangements that may include any combination of these items. We recognize software revenue for software products and related services in accordance with SOP 97-2, Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2, With Respect to Certain Transactions. We recognize revenue when persuasive evidence of an arrangement exists (generally a purchase order), we have delivered the product, the fee is fixed or determinable and collectibility is probable.

In some situations, we receive advance payments from our customers. We defer revenue associated with these advance payments until we ship the products or offer the support.

In accordance with EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product, we generally account for cash considerations (such as sales incentives - rebates and coupons) that we give to our customers as a reduction of revenue rather than as an operating expense.

Product Revenue

We typically recognize revenue from the sale of our packaged software products when we ship the product. We sell some of our products on consignment to a limited number of resellers. We recognize revenue for these consignment transactions only when the end-user sale has occurred. Revenue for software distributed electronically via the Internet is recognized when the customer has been provided with the access codes that allow the customer to take immediate possession of the software on its hardware and evidence of the arrangement exists (web order).

Some of our software arrangements involve multiple copies or licenses of the same program. These arrangements generally specify the number of simultaneous users the customer may have (multi-user license), or may allow the customer to use as many copies on as many computers as it chooses (a site license). Multi-user arrangements, generally sold in networked environments, contain fees that vary based on the number of users that may utilize the software simultaneously. We recognize revenue when evidence of an order exists and upon delivery of the authorization code to the consumer that will allow them the limited simultaneous access. Site licenses, generally sold in non-networked environments, contain a fixed fee that is not dependent on the number of simultaneous users. Revenue is recognized when evidence of an order exists and the first copy is delivered to the consumer.

Many of our software products contain additional content that is “locked” to prevent access until a permanent access code, or “key,” is purchased. We recognize revenue when evidence of an order exists and the customer has been provided with the access code that allows the customer immediate access to the additional content. All of the programs containing additional locked content are fully functional and the keys are necessary only to access the additional content. The customer’s obligation to pay for the software is not contingent on delivery of the “key” to access the additional content.

We reduce product revenue for estimated returns and price protections that are based on historical experience and other factors such as the volume and price mix of products in the retail channel, trends in retailer inventory and economic trends that might impact customer demand for our products. We also reduce product revenue for the estimated redemption of end-user rebates on certain current product sales. Our rebate reserves are estimated based on the terms and conditions of the specific promotional rebate program, actual sales during the promotion, the amount of redemptions received and historical redemption trends by product and by type of promotional program. We did not offer any rebate programs to our customers during the nine months ended September 30, 2005 and 2004 and maintain a reserve for rebate claims remaining unpaid from 2000.

Service Revenue

We offer several technical support plans and recognize support revenue over the life of the plans, generally one year.

Multiple Element Arrangements

We also enter into certain revenue arrangements for which we are obligated to deliver multiple products or products and services (multiple elements). For these arrangements, which include software products, we allocate and defer revenue for the undelivered elements based on their vendor-specific objective evidence (“VSOE”) of fair value. VSOE is generally the price charged when that element is sold separately.

In situations where VSOE exists for all elements (delivered and undelivered), we allocate the total revenue to be earned under the arrangement among the various elements, based on their relative fair value. For transactions where VSOE exists only for the undelivered elements, we defer the full fair value of the undelivered elements and recognize the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue (residual method). If VSOE does not exist for undelivered items that are services, we recognize the entire arrangement fee ratably over the remaining service period. If VSOE does not exist for undelivered elements that are specified products, we defer revenue until the earlier of the delivery of all elements or the point at which we determine VSOE for these undelivered elements.

We recognize revenue related to the delivered products or services only if (i) the above revenue recognition criteria are met, (ii) any undelivered products or services are not essential to the functionality of the delivered products and services, (iii) payment for the delivered products or services is not contingent upon delivery of the remaining products or services, and (iv) we have an enforceable claim to receive the amount due in the event that we do not deliver the undelivered products or services.

Shipping and Handling Costs

We record the amounts we charge our customers for the shipping and handling of our software products as product revenue and we record the related costs as cost of sales on our condensed consolidated statements of operations.

Customer Service and Technical Support

Customer service and technical support costs include the costs associated with performing order processing, answering customer inquiries by telephone and through Websites, e-mail and other electronic means, and providing technical support assistance to our customers. In connection with the sale of certain products, we provide a limited amount of free technical support assistance to customers. We do not defer the recognition of any revenue associated with sales of these products, since the cost of providing this free technical support is insignificant. The technical support is provided within one year after the associated revenue is recognized and free product enhancements (bug fixes) are minimal and infrequent. We accrue the estimated cost of providing this free support upon product shipment and include it in cost of sales.

INCOME TAXES

We utilize SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

EARNINGS PER SHARE

We follow SFAS No. 128, Earnings Per Share, to calculate and report basic and diluted earnings per share (“EPS”). Basic EPS is computed by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding for the period. Diluted EPS is computed by giving effect to all dilutive potential shares of common stock that were outstanding during the period. For us, dilutive potential shares of common stock consist of the incremental shares of common stock issuable upon the exercise of stock options and warrants for all periods, convertible notes payable and the incremental shares of common stock issuable upon the conversion of convertible preferred stock.

When discontinued operations, extraordinary items, and/or the cumulative effect of an accounting change are present, income before any of such items on a per share basis represents the “control number” in determining whether potential shares of common stock are dilutive or anti-dilutive. Thus, the same number of potential shares of common stock used in computing diluted EPS for income from continuing operations is used in calculating all other reported diluted EPS amounts. In the case of a net loss, it is assumed that no incremental shares would be issued because they would be anti-dilutive. In addition, certain options and warrants are considered anti-dilutive because the exercise prices were above the average market price during the period. Anti-dilutive shares are not included in the computation of diluted EPS, in accordance with SFAS No. 128.

DERIVATIVES

We account for warrants issued with shares of common stock in a private placement according to EITF Issue 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. In accordance with accounting mandate, the derivative liability associated with the warrants has been and shall continue until our registration statement on Form SB-2 originally filed on November 22, 2004 is declared effective to be adjusted to fair value (calculated using the Black Scholes method) at each balance sheet date and is accordingly reassessed at each such time to determine whether the warrants should be classified (or reclassified, as appropriate) as a liability or as equity. The corresponding fair value adjustment is included in the consolidated statements of operations as other expenses as the value of the warrants increases from an increase in our stock price at the balance sheet date and as other income as the value of the warrants decreases from a decrease in our stock price.

RECLASSIFICATIONS

Certain accounts in the 2004 financial statements have been reclassified for comparative purposes to conform with the presentation in the 2005 financial statements.

NOTE 2 - INVENTORIES, (Restated)

At September 30, 2005 and 2004, inventories consisted of the following:

		(Restated)
	2005	2004
Raw materials	$147,769	$73,100
Finished goods	64,000	89,700
Inventories	$211,769	$162,800

During the nine months ended September 30, 2004, we wrote-off obsolete inventory with a carried cost totaling $32,396. This has been included in cost of sales for 2004.

NOTE 3 - LOSS ON VALUATION OF DERIVATIVES, (Restated)

In November 2004, we issued two warrants to purchase an aggregate of 21,875,000 shares of our common stock in connection with a certain Stock Purchase Agreement completed with a New York based private investment partnership, on July 19, 2004. These warrants are accounted for as a liability according to the guidance of EITF 00-19 and the fair value of each warrant was assessed at $1,421,871 ($2,843,742 total) using the Black-Scholes valuation method at September 30, 2005 with the following assumptions:

	Warrant A	Warrant B
Expected term - years	3.80	3.80
Stock price on September 30, 2005	$0.13	$0.13
Exercise price	$0.18	$0.60
Expected dividend yield	0%	0%
Expected stock price volatility	490%	490%
Risk-free interest rate	3.80%	3.80%

The fair value of each warrant was estimated on the date of commitment with the following assumptions:

	Warrant A	Warrant B
Expected term - years	5	5
Stock price on date of commitment (July 19, 2004)	$0.20	$0.20
Exercise price	$0.18	$0.60
Expected dividend yield	0%	0%
Expected stock price volatility	490%	490%
Risk-free interest rate	3.80%	3.80%

We recognized a loss of $2,697,922 on the commitment of the warrants determined as follows:

Fair value of warrants on commitment date (July 19, 2004)		$4,375,000
Less: Net proceeds received
Gross proceeds received for stock and warrants	$1,750,000
Par value of common stock issued	(21,875)
Stock offering costs	(51,047)	$1,677,078
Loss on fair value adjustment of derivatives		$2,697,922

The warrants were valued at $1,531,250 each ($3,062,500 total) using the Black-Scholes valuation method at September 30, 2004 with the following assumptions:

	Warrant A	Warrant B
Expected term - years	4.80	4.80
Stock price on September 30, 2004	$0.14	$0.14
Exercise price	$0.18	$0.60
Expected dividend yield	0%	0%
Expected stock price volatility	490%	490%
Risk-free interest rate	3.80%	3.80%

The warrants are revalued at each balance sheet date by using the parameters above, reducing the expected term to reflect the passing of time, and using the stock price at the balance sheet date. Net fair value adjustments of $328,121, $1,385,422, $874,992, and $1,385,422 have been included in other expenses on the consolidated statements of operations for the three and nine months ended September 30, 2005 and 2004, respectively.

NOTE 4 - INCOME TAXES, (Restated)

The provision (benefit) for taxes on net income for the three and nine months ended September 30, 2005 and 2004 consisted of the following:

	Three months ended September 30				Nine months ended September 30
				(Restated)				(Restated)
		2005		2004		2005		2004
Current:
Federal	$	---	$	---	$	---	$	---
State		---		784		180		1,484
		---		784		180		1,484
Deferred:
Federal		116,472		25,001		(165,714)		75,003
State		(4,496)		5,310		(21,648)		15,930
		111,976		30,311		(187,362)		90,933
Total tax provision (benefit)		$111,976		$31,095		$(187,182)		$92,417

NOTE 5 - EARNINGS PER COMMON SHARE, (Restated)

Earnings per common share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents are the net additional number of shares that would be issuable upon the exercise of the outstanding common stock options and warrants, assuming that we reinvested the proceeds to purchase additional shares at market value.

The following table shows the amounts used in computing earnings per common share and the effect on income and the average number of shares of dilutive potential common stock:

	(Restated)	(Restated)
For the Three Months Ended September 30	2005	2004
Net loss	$(958,392)	$(907,303)
Preferred stock dividends	---	(4,125)
Net loss available to common shareholders	$(958,392)	$(911,428)

Basic weighted average shares outstanding	48,619,855	46,153,189
Dilutive effect of:
Stock options	---	---
Convertible notes payable	---	---
Warrants	---	---
Diluted weighted average shares outstanding	48,619,855	46,153,189

	(Restated)	(Restated)
For the Nine Months Ended September 30	2005	2004
Net loss	$(1,593,229)	$(1,044,573)
Preferred stock dividends	---	(4,125)
Net loss available to common shareholders	$(1,593,229)	$(1,048,698)

Basic weighted average shares outstanding	48,619,855	30,146,980
Dilutive effect of:
Stock options	---	---
Convertible notes payable	---	---
Warrants	---	---
Diluted weighted average shares outstanding	48,619,855	30,146,980

A total of 24,035,000 and 2,440,000 dilutive potential securities for the three and nine months ended September 30, 2005 and 2004, respectively, have been excluded from the computation of diluted earnings per common share, as their inclusion would be anti-dilutive.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

We are subject to legal proceedings and claims that arise in the ordinary course of our business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect our financial statements taken as a whole.

Our employment agreements with our management team each contain a provision for an annual bonus equal to 1% of our net income (3% total). We accrue this bonus on a quarterly basis. Our management team consists of our Chief Executive Officer (with a base annual salary of $150,000), our Chief Financial Officer (with a base annual salary of $110,000), and our Chief Technology Officer (with a base annual salary of $150,000). In addition to the bonus provisions and annual base salary, each employment agreement provides for payment of all accrued base salaries ($8,488 included in Other current liabilities at September 30, 2005), bonuses ($-0- included in Other current liabilities at September 30, 2005), and any vested deferred compensation ($32,044 included in Other current liabilities at September 30, 2005) for termination by reason of disability. The agreements also provide for severance compensation equal to the then base salary until the later of (i) the expiration of the term of the agreement as set forth therein or (ii) one year, when the termination is other than for cause (including termination by reason of disability). There is no severance compensation in the event of voluntary termination or termination for cause.

In 2003 and 2004, we reduced our reserve for rebates payable based, in part, on our ability to meet the financial obligation of claims carried forward from our last rebate program in 2001. As such, we may have a legal obligation to pay rebates in excess of the liability recorded.

As part of a July 2004 financing transaction, we entered into a certain Registration Rights Agreement with a New York based private investment partnership, Barron Partners, LP, pursuant to which we committed to registering all of the shares issued as part of such transaction, including those issuable under each of two warrants. On November 22, 2004, we filed a registration statement on Form SB-2 covering the shares issued to Barron Partners, as well as the shares underlying the warrants issued to Barron Partners. Under the terms of the Registration Rights Agreement, as amended, we had until April 22, 2005 to cause such registration statement to be declared effective by the SEC. In accordance with the terms of the Registration Rights Agreement, any delays in meeting this obligation subjected us to liability to Barron Partners in an amount equal to $1,726 per day for the duration of any such delay. Through September 30, 2005, we have accrued a total of $278,000 in registration rights penalties, inclusive of an adjustment made pursuant to a tentative verbal agreement reached with Barron Partners in April 2005, for failing to cause the registration statement to be declared effective by the SEC by April 22, 2005. If we are unable to cause such registration statement to be declared effective by December 31, 2005, we will incur total penalties of approximately $437,000 (April 23, 2005 through December 31, 2005), which will directly decrease our net income and possibly cause a net loss for the year then ending.

NOTE 7 - RISKS AND UNCERTAINTIES

Our future operating results may be affected by a number of factors. We depend upon a number of major inventory and intellectual property suppliers. If a critical supplier had operational problems or ceased making material available to us, operations could be adversely affected.

NOTE 8 - SUBSEQUENT EVENTS, (Restated)

As of September 30, 2005, the registration statement filed on November 22, 2004 on Form SB-2 has not yet been declared effective, and we have accrued $278,000 (161 days at $1,726 per day) in penalties under the terms of the Registration Rights Agreement, inclusive of an adjustment made pursuant to a tentative verbal agreement reached with Barron Partners in April 2005, wherein, in relation to the associated accruing penalties, we agreed to pay Barron Partners an amount in cash equal to $100,000 to toll the accrual of further penalties until June 21, 2005. Although this amount has been paid in full, in two equal installments of $50,000 on each of April 22, 2005 and July 8, 2005, penalties in the amount of $1,726 per day continue to accrue from June 21, 2005 until the registration statement is declared effective, at which time a negotiated reduction of such total amount is expected to be reached, the extent of which is as yet unknown, and terms of payment of which are expected to be agreed to so as to allow us to reasonably meet our ongoing operating needs. We have experienced continued delays in effectiveness of the registration statement due principally to ongoing efforts made necessary by our determination to restate certain of our historical financial information. Although there can be no assurance, management is hopeful that we will cause the registration statement to be declared effective in the near future. The amount paid by us to date to satisfy this obligation has, and any continued delays in our ability to cause the registration statement to be declared effective coupled with additional amounts which we are and may be required to pay, will have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations, including a corresponding reduction in our net income and the likelihood of a net loss for the year.

NOTE 9 - RESTATEMENT AND RECLASSIFICATION, (Restated)

We have restated our financial statements for the three and nine months ended September 30, 2004 to reflect issues identified during a regulatory review of our financial statements associated with a registration statement filing on Form SB-2 that is pending effectiveness as of the date of this 10-QSB filing.. Management and the board of directors concluded these restatements were necessary to reflect the changes described below. There was no net effect on cash used by operating activities, investing activities or cash provided by financing activities for the period then ending as a result of these issues.

•
During the quarter ended June 30, 2002, we reached a tentative settlement agreement in our arbitration with TLC. The tentative settlement agreement forgave the final, unpaid installment due on the 1999 Software License Agreement (“SLA”) and extended the SLA term from 10 years to 50 years. We originally recorded the final, unpaid installment ($1,051,785) of the SLA as an offset against the recorded historical cost of the SLA and recalculated the amortization based on this reduced amount and the extension of the useful life to 50 years. Although paragraph 6 of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, which guides the recognition and measurement of intangible assets, provides that the measurement of assets in which the consideration given is cash are measured by the amount of cash paid, our management has since concluded that too much time had passed between the date of the 1999 license (June 1999) and the date of the tentative settlement agreement (May 2002) for such an offset to be appropriate. Therefore, we recognized the extinguishment of the liability owed to TLC as income ($1,051,785) in the consolidated statement of operations for the year ended December 31, 2002. We have restated the retained deficit as of December 31, 2003 and there was no net effect on the consolidated statements of operations and consolidated statements of cash flows for the three and nine months ended September 30, 2004 as a result of this correction.

•
During the quarter ended December 31, 2003, we reached a final settlement agreement in our dispute with Zondervan and TLC. This final settlement extended the life of the SLA, and the trademarks included therein, indefinitely. We originally reassessed the useful life of the SLA to be indefinite, based on the guidelines provided by paragraphs 11 and 53 of SFAS No. 142, Goodwill and Other Intangible Assets. Our management has since concluded a 10 year life is appropriate based on our going concern opinion for 2002 and 2003. Therefore, we restored the estimated economic useful life to the original 10 years and have recalculated annual amortization accordingly. This adjustment increased the retained deficit at September 30, 2003 (for the prior years’ amortization and related income tax effects). We have restated the condensed consolidated statements of operations ($251,753) and consolidated statements of cash flows for the three and nine months ended September 30, 2004.

•
During the three months ended June 30, 2004, we erroneously included rebates, and adjustments to rebates, in sales and marketing expenses. The more appropriate presentation should have been, and is now, as an adjustment to revenue, in accordance with EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).. During the three months ended June 30, 2004, we originally recorded an adjustment to the rebates reserve in the amount of $266,301 and an adjustment to rebates payable in the amount of $12,599. Upon reassessment of the adequacy of our reserve at December 31, 2003, we have allocated $124,262 of the total adjustment to fiscal year 2003 and $142,039 to fiscal year 2004 with $66,575 allocated to the three months ended March 31, 2004 and $75,464 allocated to the three months ended June 30, 2004. These adjustments resulted from a change in our internal control over financial reporting. Previously, when making our assessment of the adequacy of our reserve for rebates, we did not take into consideration the amount and number of outstanding checks, issued checks that were returned as undeliverable, or our ability to meet our recorded financial obligation. We have changed our internal control procedures to include review of each of these factors in our assessment of the adequacy of our reserve for rebates.

•
During the three months ended March 31, 2004, and as a direct result of the settlement with Zondervan and TLC, we wrote-off obsolete inventory with a carried cost totaling $32,396. We originally recorded this as a non-recurring item in the “Other income (expense)” section of the consolidated statement of operations. Our revised condensed consolidated statement of operations for the three and nine months ended September 30, 2004 reflects this inventory adjustment in Cost of sales. There was no net effect on net income (loss) from this reclassification for the three and nine months ended September 30, 2004.

•
Rebates payable to a third-party processor were overstated ($98,946) on our consolidated financial statements for the year ended December 31, 2000. We discovered the error during the preparation of our condensed consolidated financial statements for the three months ended March 31, 2004. We originally recorded the error correction as an adjustment to the beginning retained earnings of the year ended December 31, 2003 on the 2004 quarterly and annual filings. Our revised consolidated statement of operations for the year ended December 31, 2000 reflects an adjustment to revenue and reported the correction on Form 10-KSB/A for the year then ended. This revision had no net effect on the net loss for the three and nine months ended September 30, 2004 or retained deficit at September 30, 2004 or December 31, 2003.

•
We erroneously treated the warrants issued to a New York based private investment partnership in connection with a private placement as equity. The correct presentation is as a liability adjusted for changes in fair value, at each balance sheet date, through the consolidated statements of operations, as provided by EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. We reclassified the initial fair value of the warrants ($4,375,000 at July 19, 2004) as a current liability ($2,843,742 at September 30, 2005) and have included the net change in fair value through September 30, 2005 ($874,992) and 2004 ($1,385,422) in Other Expenses on the consolidated statements of operations.

•
We have also reclassified various other expense items in the condensed consolidated statements of operations for the three and nine months ended September 30, 2004 to conform to the presentation in the statements of operations for the year ended December 31, 2004. There was no net effect on net income (loss) from these reclassifications for the three and nine months ended September 30, 2004.

A summary of the effects of these changes is as follows:

Findex.com, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2005
(Unaudited)

	As Originally Reported	As Restated		Change
Assets
Current assets:
Cash and cash equivalents	$39,838	$39,838	$	---
Accounts receivable, trade	465,383	465,383		---
Inventory	211,769	211,769		---
Other current assets	308,956	308,956		---
Total current assets	1,025,946	1,025,946		---
Property and equipment, net	123,653	123,653		---
Software license, net	1,888,153	1,888,153		---
Software development, net	942,451	942,451		---
Other assets	432,124	432,124		---
Total assets	$4,412,327	$4,412,327	$	---

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, trade	$687,662	$687,662		---
Accrued royalties	328,345	328,345		---
Derivatives	---	2,843,742		2,843,742	(a)
Other current liabilities	578,751	578,751		---
Total current liabilities	1,594,758	4,438,500		2,843,742
Long-term obligations	167,927	167,927		---
Commitments and contingencies
Stockholders’ equity:
Common stock	48,620	48,620		---
Paid-in capital	9,198,417	7,521,339		(1,677,078)	(b)
Retained (deficit)	(6,597,395)	(7,764,059)		(1,166,664)
Total stockholders’ equity	2,649,642	(194,100)		(2,843,742)
Total liabilities and stockholders’ equity	$4,412,327	$4,412,327	$	---

(a) Fair value of common stock warrants reclassified as derivatives under EITF 00-19.
(b) Reclassification of net proceeds from common stock warrants.

Findex.com, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2004
(Unaudited)

	As Originally Reported	As Restated		Change
Assets
Current assets:
Cash and cash equivalents	$589,753	$539,399		$(50,354)	(a)
Accounts receivable, trade	296,850	296,850		---
Inventory	162,800	162,800		---
Other current assets	139,495	139,495		---
Total current assets	1,188,898	1,138,544		(50,354)
Property and equipment, net	61,518	61,518		---
Software license, net	2,513,158	2,391,660		(121,498)	(b)
Software development, net	602,276	602,276		---
Other assets	86,301	136,655		50,354	(a)
Total assets	$4,452,151	$4,330,653		$(121,498)

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, trade	$410,179	$410,179	$	---
Accrued royalties	236,949	236,949		---
Notes payable	240,000	240,000		---
Derivatives	---	3,062,500		3,062,500	(c)
Other current liabilities	445,776	445,776		---
Total current liabilities	1,332,904	4,395,404		3,062,500
Non-current deferred taxes	1,271,643	808,083		(463,560)	(d)
Commitments and contingencies
Stockholders’ equity:
Common stock	46,153	46,153		---
Paid-in capital	8,989,778	7,260,469		(1,729,309)	(e)
Retained (deficit)	(7,188,327)	(8,179,456)		(991,129)
Total stockholders’ equity	1,847,604	(872,834)		(2,720,438)
Total liabilities and stockholders’ equity	$4,452,151	$4,330,653		$(121,498)

(a) Reclassification of restricted cash with merchant banker as non-current asset.
(b) Net change from reclassification of forgiveness of final installment and additional amortization from returning the estimated economic useful life from indefinite to 10 years.
(c) Fair value of common stock warrants reclassified as derivatives under EITF 00-19.
(d) Decrease from recalculation of deferred taxes resulting from changes to software license agreement.
(e) Reclassification of net proceeds from common stock warrants.

Findex.com, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Nine Months Ended September 30, 2005
(Unaudited)

	As Originally Reported	As Restated		Change
Revenues, net of reserves and allowances	$3,978,019	$3,978,019	$	---
Cost of sales	1,276,227	1,276,227		---
Gross profit	2,701,792	2,701,792		---
Operating expenses:
Sales and marketing	1,030,870	1,030,870		---
General and administrative	1,819,987	1,819,987		---
Bad deb provision	29,650	29,650		---
Depreciation and amortization	436,903	436,903		---
Total operating expenses	3,317,410	3,317,410		---
Loss from operations	(615,618)	(615,618)		---
Other income	75	75		---
Loss on valuation adjustment of derivatives	---	(874,992)		(874,992)	(a)
Other expenses, net	(289,876)	(289,876)		---
Loss before income taxes	(905,419)	(1,780,411)		(874,992)
Provision for income taxes	187,182	187,182		---
Net loss	$(718,237)	$(1,593,229)		$(874,992)

Net loss per share:
Basic	$(0.02)	$(0.03)		$(0.01)	(b)
Diluted	$(0.02)	$(0.03)		$(0.01)	(b)

Weighted average shares outstanding:
Basic	48,619,855	48,619,855		---
Diluted	48,619,855	48,619,855		---

(a) Fair value adjustment on common stock warrants treated as derivatives under EITF 00-19.
(b) Decrease from effects of fair value adjustment of derivatives.

Findex.com, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended September 30, 2005
(Unaudited)

	As Originally Reported	As Restated		Change
Revenues, net of reserves and allowances	$1,023,609	$1,023,609	$	---
Cost of sales	316,449	316,449		---
Gross profit	707,160	707,160		---
Operating expenses:
Sales and marketing	295,902	295,902		---
General and administrative	613,191	613,191		---
Bad debt provision	6,981	6,981		---
Depreciation and amortization	145,355	145,355		---
Total operating expenses	1,061,429	1,061,429		---
Loss from operations	(354,269)	(354,269)		---
Other income	75	75		---
Loss on valuation adjustment of derivatives	---	(328,121)		(328,121)	(a)
Other expenses, net	(164,101)	(164,101)		---
Loss before income taxes	(518,295)	(846,416)		(328,121)
Provision for income taxes	(111,976)	(111,976)		---
Net loss	$(630,271)	$(958,392)		$(328,121)

Net loss per share:
Basic	$(0.01)	$(0.02)		$(0.01)	(b)
Diluted	$(0.01)	$(0.02)		$(0.01)	(b)

Weighted average shares outstanding:
Basic	48,619,855	48,619,855		---
Diluted	48,619,855	48,619,855		---

(a) Fair value adjustment on common stock warrants treated as derivatives under EITF 00-19.
(b) Decrease from effects of fair value adjustment of derivatives.

Findex.com, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Nine Months Ended September 30, 2004
(Unaudited)

	As Originally Reported	As Restated	Change
Revenues, net of reserves and allowances	$3,526,492	$3,664,060	$137,568	(a)
Cost of sales	999,770	1,171,661	171,891	(b)
Gross profit	2,526,722	2,492,399	(34,323)
Operating expenses:
Sales and marketing	791,249	798,410	7,161	(c)
General and administrative	1,801,483	1,650,355	(151,128)	(d)
Nonrecurring items	186,965	---	(186,965)	(e)
Rebate reserve adjustment	(266,301)	---	266,301	(f)
Bad debt provision	11,066	11,066	---
Depreciation and amortization	38,615	416,246	377,631	(g)
Total operating expenses	2,563,077	2,876,077	313,000
Loss from operations	(36,355)	(383,678)	(347,323)
Other income	9,135	1,010,288	1,001,153	(h)
Loss on valuation adjustment of derivatives	---	(1,385,422)	(1,385,422)	(k)
Other expenses, net	(38,285)	(193,344)	(155,059)	(l)
Loss before income taxes	(65,505)	(952,156)	(886,651)
Provision for income taxes	15,700	(92,417)	(108,117)	(i)
Loss before extraordinary item	(49,805)	(1,044,573)	(994,768)
Extraordinary item	763,162	---	(763,162)	(h)
Net income (loss)	$713,357	$(1,044,573)	$(1,757,930)

Net earnings (loss) per share:
Basic	$0.03	$(0.03)	$(0.06)
Diluted	$0.02	$(0.03)	$(0.05)

Weighted average shares outstanding:
Basic	30,146,980	30,146,980	---
Diluted	32,880,085	30,146,980	(2,733,105)	(j)

(a) Increase from reclassification of rebate reserve adjustment from Sales and marketing expenses and reclassify cost of estimated returns to Cost of sales.
(b) Increase from reclassification of non-capitalized technical support wages from General and administrative expenses, reclassification of fulfillment costs from Sales and marketing expenses, reclassification of Inventory write down expense from operating expenses, and reclassification of cost of estimated returns from net revenues.

(c) Increase from reclassification of rebate reserve adjustment to Revenues and reclassification of fulfillment costs to Cost of sales.
(d) Decrease from reclassification of non-capitalized technical support wages to Cost of sales and costs of withdrawn public offering to Other expenses, net.
(e) Decrease from reclassification of inventory write-down to Cost of sales.
(f) Increase from reclassification as an adjustment to revenue.
(g) Increase from effects of additional amortization of the software license agreement.
(h) Reclassification of debt forgiveness as other income from net extraordinary item.
(i) Income tax effects of additional software license amortization.
(j) Decrease due to correction of error in calculation of potentially dilutive common stock warrants.
(k) Fair value adjustment on common stock warrants treated as derivatives under EITF 00-19.
(l) Reclassification of costs of withdrawn public offering from General and administrative.

Findex.com, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended September 30, 2004
(Unaudited)

	As Originally Reported	As Restated	Change
Revenues, net of reserves and allowances	$1,027,277	$1,010,207	$(17,070)	(a)
Cost of sales	368,979	431,592	62,613	(b)
Gross profit	658,298	578,615	(79,683)
Operating expenses:
Sales and marketing	294,200	287,909	(6,291)	(c)
General and administrative	552,177	478,781	(73,396)	(d)
Nonrecurring items	154,569	---	(154,569)	(e)
Bad debt provision	8,566	8,566	---
Depreciation and amortization	15,729	141,607	125,878	(f)
Total operating expenses	1,025,241	916,863	(108,378)
Loss from operations	(366,943)	(338,248)	28,695
Other income	8,019	1,010,288	1,002,269	(g)
Loss on valuation adjustment of derivatives	---	(1,385,422)	(1,385,422)	(h)
Other expenses, net	(6,651)	(162,826)	(156,175)	(e)
Loss before income taxes	(365,575)	(876,208)	(510,633)
Provision for income taxes	18,005	(31,095)	(49,100)	(i)
Loss before extraordinary item	(347,570)	(907,303)	(559,733)
Extraordinary item	763,162	---	(763,162)	(g)
Net income (loss)	$415,592	$(907,303)	$(1,322,895)

Net earnings (loss) per share:
Basic	$0.01	$(0.02)	$(0.03)
Diluted	$0.01	$(0.02)	$(0.03)

Weighted average shares outstanding:
Basic	46,153,189	46,153,189	---
Diluted	48,886,294	46,153,189	(2,733,105)	(j)

(a) Increase from reclassification of rebate reserve adjustment from Sales and marketing expenses and reclassify cost of estimated returns to Cost of sales.
(b) Increase from reclassification of non-capitalized technical support wages from General and administrative expenses, reclassification of fulfillment costs from Sales and marketing expenses, reclassification of Inventory write down expense from operating expenses, and reclassification of cost of estimated returns from net revenues.

(c) Decrease from reclassification of fulfillment costs to Cost of sales.
(d) Decrease from reclassification of non-capitalized technical support wages to Cost of sales.
(e) Reclassification of expenses incurred in a withdrawn public offering to Other expenses, net.
(f) Increase from effects of additional amortization of the software license agreement.
(g) Reclassification of debt forgiveness as other income from net extraordinary item.
(h) Fair value adjustment on common stock warrants treated as derivatives under EITF 00-19.
(i) Income tax effects of additional software license amortization.
(j) Decrease due to correction of error in calculation of potentially dilutive common stock warrants.

Findex.com, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2005
(Unaudited)

	As Originally Reported	As Restated		Change
Cash flows from operating activities:
Cash received from customers	$4,049,153	$4,049,153	$	---
Cash paid to suppliers and employees	(3,565,309)	(3,565,309)		---
Other operating activities, net	(3,910)	(3,910)		---
Net cash provided by operating activities	479,934	479,934		---
Cash flows from investing activities:
Software development costs	(766,151)	(766,151)		---
Other investing activities, net	15,300	15,300		---
Net cash (used) by investing activities	(750,851)	(750,851)		---
Cash flows from financing activities:
Payments made on long-term notes payable	(30,604)	(30,604)		---
Net cash (used) by financing activities	(30,604)	(30,604)		---
Net (decrease) in cash and cash equivalents	(301,521)	(301,521)		---
Cash and cash equivalents, beginning of year	341,359	341,359		---
Cash and cash equivalents, end of period	$39,838	$39,838	$	---

Reconciliation of net loss to cash flows from operating activities:
Net loss	$(718,237)	$(1,593,229)		$(874,992)	(a)
Adjustments to reconcile net loss to net cash
provided (used) by operating activities:
Software development costs amortized	524,989	524,989		---
Loss on valuation adjustment of derivatives	---	874,992		874,992	(a)
Provision for bad debts	29,650	29,650		---
Depreciation and amortization	436,903	436,903		---
Loss on disposal of property and equipment	1,869	1,869		---
Change in assets and liabilities:
Decrease in accounts receivable	71,786	71,786		---
Decrease in inventories	22,231	22,231		---
Decrease in refundable income taxes	7,164	7,164		---
Decrease in prepaid expenses	55,509	55,509		---
Increase in accrued royalties	40,831	40,831		---
Increase in accounts payable	65,858	65,858		---
Increase in income taxes payable	180	180		---
(Decrease) in deferred taxes	(187,362)	(187,362)		---
Increase in other liabilities	128,563	128,563		---
Net cash provided by operating activities	$479,934	$479,934	$	---

(a) Loss increase from fair value adjustment of derivatives.

Findex.com, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2004
(Unaudited)

	As Originally Reported	As Restated		Change
Cash flows from operating activities:
Cash received from customers	$3,607,255	$3,607,255	$	---
Cash paid to suppliers and employees	(4,368,409)	(4,368,409)		---
Other operating activities, net	(34,235)	(34,235)		---
Net cash (used) by operating activities	(795,389)	(795,389)		---
Cash flows from investing activities:
Software development costs	(415,197)	(415,197)		---
Other investing activities, net	(57,152)	(7,152)		50,000	(a)
Net cash (used) by investing activities	(472,349)	(422,349)		50,000
Cash flows from financing activities:
Proceeds from (payments on) line of credit, net	(20,933)	(20,933)		---
Payments made on long-term notes payable	(202,551)	(202,551)		---
Proceeds from convertible notes payable	240,000	240,000		---
Stock offering costs paid	(51,047)	(51,047)		---
Proceeds from issuance of common stock and warrants	1,750,000	1,750,000		---
Net cash provided by financing activities	1,715,469	1,715,469		---
Net increase in cash and cash equivalents	447,731	497,731		50,000
Cash and cash equivalents, beginning of year	142,022	41,668		(100,354)	(a)
Cash and cash equivalents, end of period	$589,753	$539,399		$(50,354)

Reconciliation of net income (loss) to cash flows from operating activities:
Net income (loss)	$713,357	$(1,044,573)		$(1,757,930)
Adjustments to reconcile net income (loss)to net cash
provided (used) by operating activities:
Software development costs amortized	397,627	397,627		---
Provision for bad debts	11,066	11,066		---
Common stock and warrants issued for services	73,700	73,700		---
Loss on valuation adjustment of derivatives	---	1,385,422		1,385,422	(d)
Rebate reserve adjustment	(266,301)	---		266,301	(c)
Depreciation and amortization	38,615	416,245		377,630	(b)
Extraordinary item	(1,000,662)	---		1,000,662	(e)
Debt foregiveness	---	(1,000,662)		(1,000,662)	(e)
Loss on disposal of property and equipment	141	141		---
Change in assets and liabilities:
Decrease in accounts receivable	57,887	57,887		---
Decrease in inventories	109,800	109,800		---
(Increase) in refundable income taxes payable	(2,948)	(2,948)		---
(Increase) in prepaid expenses	(114,629)	(114,629)		---
(Decrease) in accrued royalties	(381,677)	(381,677)		---
(Decrease) in accounts payable	(407,683)	(407,683)		---
(Decrease) in income taxes payable	(950)	(950)		---
Increase in deferred taxes	220,316	90,931		(129,385)	(f)
(Decrease) in other liabilities	(243,048)	(385,086)		(142,038)	(c)
Net cash used by operating activities	$(795,389)	$(795,389)	$	---

(a) Reclassification of restricted cash held by merchant banker as other asset.
(b) Increase from additional software license amortization.
(c) Reclassification of Rebate reserve adjustment as decrease in other liabilities.
(d) Fair value adjustment on common stock warrants treated as derivatives under EITF 00-19.
(e) Reclassify extraordinary item as debt forgiveness.
(f) Net income tax effects of additional software amortization.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Findex.com, Inc.:

We have audited the accompanying consolidated balance sheets of Findex.com, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Findex.com, Inc. as of December 31, 2004 and 2003 and the results of its operations and cash flows for the years then ended in conformity with U.S. Generally Accepted Accounting Principles.

As discussed in Note 19 to the consolidated financial statements, there were errors in reporting the Company’s settlement agreement for the software license, errors in reporting some of the classifications, errors in reporting the rebate reserve adjustment, and errors in reporting the warrants issued in connection with a private placement in the balance sheets and the statements of operations that were discovered by management as a result of a regulatory review. Accordingly, the consolidated financial statements have been restated to correct the errors.

Chisholm, Bierwolf & Nilson, LLC
Bountiful, UT
February 18, 2005 except for Notes 1, 5, 8, 9, 10, 11, 12, 13, 15, 16 and 19 dated December 13, 2005

Findex.com, Inc.
CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003

		2004	2003
		(Restated)	(Restated)
Assets
Current assets:
Cash and cash equivalents		$341,359	$41,668
Accounts receivable, trade (Note 2)		566,819	365,803
Inventories (Note 3)		234,000	272,600
Deferred income taxes, net (Note 8)		300,191	---
Other current assets		109,078	21,920
Total current assets		1,551,447	701,991
Property and equipment, net (Note 4)		131,019	65,603
Software license, net (Note 5)		2,265,783	2,769,291
Capitalized software development costs, net (Note 1)		701,289	584,706
Deferred income taxes, net (Note 8)		157,840	---
Restricted cash		50,354	100,354
Other assets		94,101	63,818
Total assets		$4,951,833	$4,285,763

Liabilities and stockholders’ equity
Current liabilities:
Notes payable (Note 6)	$	---	$89,999
Current maturities of long-term debt (Note 7)		35,495	126,876
Accrued royalties		287,514	1,499,006
Accounts payable, trade		621,804	989,354
Accrued payroll		209,984	216,767
Reserve for sales returns		100,180	57,572
Rebates payable		29,561	233,189
Payroll taxes payable		8,235	221,600
Derivatives (Notes 1 and 9)		1,968,750	---
Other current liabilities		90,370	89,554
Total current liabilities		3,351,893	3,523,917
Long-term debt (Note 7)		42,972	73,763
Deferred income taxes, net (Note 8)		157,840	717,151
Commitments and contingencies (Note 18)
Stockholders’ equity (Note 9):
Preferred stock, $.001 par value
5,000,000 shares authorized
Series A: -0- and 11,400 shares issued and outstanding, respectively		---	11
Series B: -0- and 40,000 shares issued and outstanding, respectively		---	40
Common stock, $.001 par value
120,000,000 and 50,000,000 shares authorized, respectively
48,619,855 and 21,011,438 shares issued and outstanding, respectively		48,620	21,011
Paid-in capital		7,521,339	7,080,629
Retained (deficit)		(6,170,831)	(7,130,759)
Total stockholders’ equity		1,399,128	(29,068)
Total liabilities and stockholders’ equity		$4,951,833	$4,285,763

See accompanying notes.

Findex.com, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31	2004	2003
	(Restated)	(Restated)

Revenues, net of reserves and allowances (Notes 11 and 19)	$5,422,097	$4,560,911
Cost of sales (Note 19)	1,820,553	1,327,983
Gross profit	3,601,544	3,232,928
Operating expenses:
Sales and marketing	1,280,761	815,954
General and administrative	2,309,838	1,751,234
Bad debt expense	22,778	23,208
Amortization expense	519,850	504,427
Depreciation expense	44,478	43,224
Total operating expenses	4,177,705	3,138,047
Earnings (loss) from operations	(576,161)	(94,881)
Interest income	1,378	9,727
Other income (Note 10)	1,011,366	1,458,121
Other adjustments (Note 10 )	(154,569)	---
(Loss) on fair value adjustment of derivatives (Note 9)	(291,672)	---
(Loss) on disposition of assets	(141)	(2,659)
Interest expense	(42,007)	(87,144)
Income (loss) before income taxes	(51,806)	1,472,926
Provision for income taxes (Note 8)	1,015,859	226,461
Net income	$964,053	$1,699,387

Basic earnings per share (Note 12):
Basic	$0.03	$0.08
Diluted	$0.03	$0.08

Weighted average shares outstanding (Note 12):
Basic	34,520,754	20,411,438
Diluted	35,195,840	22,365,438

See accompanying notes.

Findex.com, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

								Retained
	Preferred Stock				Common Stock		Paid-In	Earnings
		Series A		Series B	Shares	Amount	Capital	(Deficit)	Total

Balance, December 31, 2002 (Restated)		$11		$40	19,811,438	$19,811	$7,029,079	$(8,830,146)	$(1,781,205)
Common stock issued for services		---		---	1,200,000	1,200	51,550	---	52,750
Net income, December 31, 2003 (Restated)		---		---	---	---	---	1,699,387	1,699,387
Balance, December 31, 2003 (Restated)		$11		$40	21,011,438	$21,011	$7,080,629	$(7,130,759)	$(29,068)
Common stock issued for services		---		---	2,774,105	2,774	100,445	---	103,219
Common stock warrants issued for services		---		---	---	---	75,715	---	75,715
Common stock cancelled		---		---	(48,387)	(48)	48	---	---
Preferred Series A common stock dividend		---		---	56,356	56	4,069	(4,125)	---
Conversion of preferred stock		(11)		(40)	484,677	485	(434)	---	---
Common stock issued in connection with
private placement, net of $51,047 of issuance costs		---		---	21,875,000	21,875	---	---	21,875
Conversion of notes payable		---		---	2,466,666	2,467	260,867	---	263,334
Net income, December 31, 2004 (Restated)		---		---	---	---	---	964,053	964,053
Balance, December 31, 2004 (Restated)	$	---	$	---	48,619,855	$48,620	$7,521,339	$(6,170,831)	$1,399,128

See accompanying notes.

Findex.com, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31	2004	2003
	(Restated)	(Restated)

Cash flows from operating activities:
Cash received from customers	$5,062,396	$4,228,649
Cash paid to suppliers and employees	(5,673,088)	(3,364,838)
Other operating receipts	9,276	7,977
Interest paid	(37,928)	(43,203)
Interest received	1,378	9,727
Income taxes (paid) refunded	(5,702)	43,909
Net cash provided (used) by operating activities	(643,668)	882,221
Cash flows from investing activities:
Acquisition of property, plant and equipment	(58,247)	(18,433)
Software development costs	(692,063)	(659,486)
Website development costs	(31,838)	(35,684)
Deposits refunded (paid)	35,216	(100,854)
Net cash (used) by investing activities	(746,932)	(814,457)
Cash flows from financing activities:
Proceeds from (payments on) line of credit, net	(20,935)	14,657
Payments made on long-term notes payable	(227,727)	(79,404)
Proceeds from convertible notes payable	240,000	---
Proceeds from issuance of stock and warrants	1,750,000	---
Stock offering costs paid	(51,047)	---
Net cash provided (used) by financing activities	1,690,291	(64,747)
Net increase in cash and cash equivalents	299,691	3,017
Cash and cash equivalents, beginning of year	41,668	38,651
Cash and cash equivalents, end of year	$341,359	$41,668

Reconciliation of net income to cash flows from operating activities:
Net income	$964,053	$1,699,387
Adjustments to reconcile net income to net cash
provided (used) by operating activities:
Software development costs amortized	575,481	355,282
Stock and warrants issued for services	178,929	52,750
Rebate reserve adjustment	(142,039)	(124,262)
Provision for bad debts	22,778	23,208
Depreciation & amortization	564,328	547,651
Debt forgiveness	(1,002,090)	(650,000)
Loss on fair value adjustment of derivative	291,672	---
Loss on disposal of property, plant and equipment	141	2,659
Change in assets and liabilities:
(Increase) in accounts receivable	(223,794)	(160,770)
Decrease in inventories	38,600	144,100
(Increase) decrease in refundable income taxes	(2,948)	43,909
(Increase) decrease in prepaid expenses	(84,211)	20,869
(Decrease) in accrued royalties	(324,360)	(631,607)
Increase (decrease) in accounts payable	(271,198)	81,793
(Decrease) in income taxes payable	(1,270)	---
(Decrease) in deferred taxes	(1,017,343)	(226,463)
(Decrease) in other liabilities	(210,397)	(296,285)
Net cash provided (used) by operating activities	$(643,668)	$882,221

See accompanying notes.

Findex.com, Inc.
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (Restated)

ORGANIZATION

Findex.com, Inc. was incorporated under the laws of the State of Nevada on November 7, 1997, as EJH Entertainment, Inc. On December 4, 1997, we acquired EJH Entertainment, Inc., an Idaho corporation, in a stock-for-stock transaction. EJH Idaho was incorporated on June 21, 1968, as Alpine Silver, Inc. Alpine changed its name to The Linked Companies, Inc. on December 4, 1992. On September 9, 1996, The Linked Companies acquired Worldwide Entertainment, Inc., a Delaware corporation, in a stock-for-stock transaction and changed its name to Worldwide Entertainment, Inc. On June 27, 1997, Worldwide Entertainment changed its name to EJH Entertainment, Inc.

On April 30, 1999, we acquired Findex Acquisition Corporation, a Delaware corporation in a stock-for-stock transaction and our name of was changed to Findex.com, Inc. Findex Acquisition Corporation is a wholly-owned subsidiary without current business operations. It was incorporated on February 19, 1999 and acquired FinSource Ltd., a Delaware corporation in April 1999, in a stock-for-stock transaction. The mergers with Findex Acquisition Corporation and FinSource were treated as reorganization mergers with the accounting survivor being FinSource.

On March 7, 2000, we acquired Reagan Holdings, Inc., a Delaware corporation in a stock-for-stock transaction. Reagan was incorporated on July 27, 1999 and is a wholly-owned subsidiary without current business operations.

We are a retail, wholesale and Internet supplier of personal computer software products to business and religious organizations and individuals around the world. In July 1999, we completed a license agreement with Parsons Technology, Inc., a subsidiary of TLC Multimedia, LLC, formerly Mattel Corporation, for the Parsons Church Division of Mattel. In so doing, we obtained the right to market, sell and continue to develop several Bible study software products. We develop and publish church and Bible study software products designed to simplify biblical research and streamline church office tasks.

ACCOUNTING METHOD

We recognize income and expenses on the accrual basis of accounting.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the company and our wholly-owned subsidiaries after eliminations.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Significant estimates used in the consolidated financial statements include the estimates of (i) doubtful accounts, sales returns, price protection and rebates, (ii) provision for income taxes and realizability of the deferred tax assets, (iii) the life and realization of identifiable intangible assets, and (iv) provisions for obsolete inventory. The amounts we will ultimately incur or recover could differ materially from current estimates.

CONCENTRATIONS

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. We place our cash and cash equivalents at well-known, quality financial institutions. We currently maintain our cash balances in one financial institution located in Omaha, Nebraska. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2004, our uninsured cash balance totaled $268,380.

We sell a majority of our products to end-users through distributors, Christian bookstores, Internet and direct marketing efforts. Although we attempt to prudently manage and control accounts receivable and performs ongoing credit evaluations in the normal course of business, we generally require no collateral on our product sales. During the years ended December 31, 2004 and 2003, we had no major customers that individually accounted for 10% or more of the annual sales.
During the year ended December 31, 2004, we derived 63% of our total revenue from sales of QuickVerse®, 28% from sales of Membership Plus®, and 9% from sales of other software titles.

During the years ended December 31, 2004 and 2003, five vendors provided purchases individually of 10% or more of the total product and material purchases as follows: Vendor A accounted for 29% and 3%, respectively, Vendor B accounted for 18% and 14%, respectively, Vendor C accounted for 17% and 10%, respectively, Vendor D accounted for 12% and 39%, respectively, and Vendor E accounted for 7% and 17%, respectively. Accounts payable relating to Vendors A, B, C, D, and E were $40,234 and $20, $18,426 and $14,379, $34,931 and $26,194, $-0- and $39,431, and $2,020 and $-0-, as of December 31, 2004 and 2003 respectively.

ROYALTY AGREEMENTS

We have entered into certain agreements whereby we are obligated to pay royalties for content of software published. We generally pay royalties based on a percentage of sales on respective products or on a fee per unit sold basis. We expense software royalties as product costs during the period in which the related revenues are recorded.

CASH AND CASH EQUIVALENTS

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

RESTRICTED CASH

Restricted cash represents cash held in reserve by our merchant banker to allow for a potential increase in credit card chargebacks from increased consumer purchases. The cash held in reserve by our merchant banker will be unrestricted when consumer sales and chargeback volumes stabilize.

ACCOUNTS RECEIVABLE

Accounts receivable arise in the normal course of business. It is the policy of management to review the outstanding accounts receivable quarterly, as well as the bad debt write-offs experienced in the past, and establish an allowance for doubtful accounts for uncollectible amounts. Individual accounts are charged against the allowance when they are deemed uncollectible.

INVENTORY

Inventory, including out on consignment, consists primarily of software media, manuals and related packaging materials and is recorded at the lower of cost or market value, determined on a first-in, first-out, and adjusted on a per-item, basis.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Furniture, fixtures and computer equipment are depreciated over five years using the straight-line method. Software is depreciated over three years using the straight-line method. Expenditures for maintenance, repairs and other renewals of items are charged to expense when incurred.

ACCOUNTING FOR LONG-LIVED ASSETS

We review property and equipment and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of our carrying amount to future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. Property and equipment to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

INTANGIBLE ASSETS

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, intangible assets with an indefinite useful life are not amortized. Intangible assets with a finite useful life are amortized on the straight-line method over the estimated useful lives. All intangible assets are tested for impairment annually during the fourth quarter.

SOFTWARE DEVELOPMENT COSTS

In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, software development costs are expensed as incurred until technological feasibility and marketability has been established, generally with release of a beta version for customer testing. Once the point of technological feasibility and marketability is reached, direct production costs (including labor directly associated with the development projects), indirect costs (including allocated fringe benefits, payroll taxes, facilities costs, and management supervision), and other direct costs (including costs of outside consultants, purchased software to be included in the software product being developed, travel expenses, material and supplies, and other direct costs) are capitalized until the product is available for general release to customers. We amortize capitalized costs on a product-by-product basis. Amortization for each period is the greater of the amount computed using (i) the straight-line basis over the estimated product life (generally from 12 to 18 months), or (ii) the ratio of current revenues to total projected product revenues. Total cumulative capitalized software development costs were $1,748,735 and $1,056,672, less accumulated amortization of $1,047,446 and $471,966 at December 31, 2004 and 2003, respectively.

Capitalized software development costs are stated at the lower of amortized costs or net realizable value. Recoverability of these capitalized costs is determined at each balance sheet date by comparing the forecasted future revenues from the related products, based on management’s best estimates using appropriate assumptions and projections at the time, to the carrying amount of the capitalized software development costs. If the carrying value is determined not to be recoverable from future revenues, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the future revenues. To date, no capitalized costs have been written down to net realizable value.

SFAS No. 2, Accounting for Research and Development Costs, established accounting and reporting standards for research and development. In accordance with SFAS No. 2, costs we incur to enhance our existing products after general release to the public (bug fixes) are expensed in the period they are incurred and included in research and development costs. Research and development costs incurred prior to determination of technological feasibility and marketability and after general release to the public and charged to expense were $64,653 and $128,159 for the years ended December 31, 2004 and 2003, respectively.

We capitalize costs related to the development of computer software developed or obtained for internal use in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Software obtained for internal use has generally been enterprise level business and finance software that we customize to meet our specific operational needs. We have not sold, leased, or licensed software developed for internal use to our customers and have no intention of doing so in the future.

We capitalize costs related to the development and maintenance of our Website in accordance FASB’s EITF Issue No. 00-2, Accounting for Website Development Costs. Under EITF Issue No. 00-2, costs expensed as incurred are as follows:

•	planning the Website,
•	developing the applications and infrastructure until technological feasibility is established,
•	developing graphics such as borders, background and text colors, fonts, frames, and buttons, and
•	operating the site such as training, administration and maintenance.

Capitalized costs include those incurred to:

•	obtain and register an Internet domain name,
•	develop or acquire software tools necessary for the development work,
•	develop or acquire software necessary for general Website operations,
•	develop or acquire code for web applications,
•	develop or acquire (and customize) database software and software to integrate applications such as corporate databases and accounting systems into web applications,
•	develop HTML web pages or templates,
•	install developed applications on the web server,
•	create initial hypertext links to other Websites or other locations within the Website, and
•	test the Website applications.

We amortize Website development costs on a straight-line basis over the estimated life of the site, generally 36 months. Total cumulative Website development costs, included in other assets on our consolidated balance sheets, were $86,500 and $54,662, less accumulated amortization of $18,795 and $2,452 at December 31, 2004 and 2003, respectively.

NET REVENUE

We derive revenues from the sale of packaged software products, product support and multiple element arrangements that may include any combination of these items. We recognize software revenue for software products and related services in accordance with SOP 97-2, Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2, With Respect to Certain Transactions. We recognize revenue when persuasive evidence of an arrangement exists (generally a purchase order), we have delivered the product, the fee is fixed or determinable and collectibility is probable.

In some situations, we receive advance payments from our customers. We defer revenue associated with these advance payments until we ship the products or offer the support.

In accordance with EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product, we generally account for cash considerations (such as sales incentives - rebates and coupons) that we give to our customers as a reduction of revenue rather than as an operating expense.

Product Revenue

We typically recognize revenue from the sale of our packaged software products when we ship the product. We sell some of our products on consignment to a limited number of resellers. We recognize revenue for these consignment transactions only when the end-user sale has occurred. Revenue for software distributed electronically via the Internet is recognized when the customer has been provided with the access codes that allow the customer to take immediate possession of the software on its hardware and evidence of the arrangement exists (web order).

We reduce product revenue for estimated returns and price protections that are based on historical experience and other factors such as the volume and price mix of products in the retail channel, trends in retailer inventory and economic trends that might impact customer demand for our products. We also reduce product revenue for the estimated redemption of end-user rebates on certain current product sales. Our rebate reserves are estimated based on the terms and conditions of the specific promotional rebate program, actual sales during the promotion, the amount of redemptions received and historical redemption trends by product and by type of promotional program. We did not offer any rebate programs to our customers during 2004 or 2003 and maintain a reserve for rebate claims remaining unpaid from 2000.

Service Revenue

We offer several technical support plans and recognize support revenue over the life of the plans, generally one year.

Multiple Element Arrangements

We also enter into certain revenue arrangements for which we are obligated to deliver multiple products or products and services (multiple elements). For these arrangements, which include software products, we allocate and defer revenue for the undelivered elements based on their vendor-specific objective evidence (“VSOE”) of fair value. VSOE is generally the price charged when that element is sold separately.

In situations where VSOE exists for all elements (delivered and undelivered), we allocate the total revenue to be earned under the arrangement among the various elements, based on their relative fair value. For transactions where VSOE exists only for the undelivered elements, we defer the full fair value of the undelivered elements and recognize the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue (residual method). If VSOE does not exist for undelivered items that are services, we recognize the entire arrangement fee ratably over the remaining service period. If VSOE does not exist for undelivered elements that are specified products, we defer revenue until the earlier of the delivery of all elements or the point at which we determine VSOE for these undelivered elements.

We recognize revenue related to the delivered products or services only if: (i) the above revenue recognition criteria are met; (ii any undelivered products or services are not essential to the functionality of the delivered products and services; (iii) payment for the delivered products or services is not contingent upon delivery of the remaining products or service; and (iv) we have an enforceable claim to receive the amount due in the event that we do not deliver the undelivered products or services.

Shipping and Handling Costs

We record the amounts we charge our customers for the shipping and handling of our software products as product revenue and we record the related costs as cost of sales on our consolidated statements of operations.

Customer Service and Technical Support

Customer service and technical support costs include the costs associated with performing order processing, answering customer inquiries by telephone and through Websites, e-mail and other electronic means, and providing technical support assistance to our customers. In connection with the sale of certain products, we provide a limited amount of free technical support assistance to customers. We do not defer the recognition of any revenue associated with sales of these products, since the cost of providing this free technical support is insignificant. The technical support is provided within one year after the associated revenue is recognized and free product enhancements (bug fixes) are minimal and infrequent. We accrue the estimated cost of providing this free support upon product shipment and are recorded as cost of sales.

ADVERTISING

Advertising costs, including direct response advertising costs, are charged to operations as incurred. We have determined that direct response advertising costs are insignificant. Total advertising costs for the years ended December 31, 2004 and 2003 were approximately, $448,000 and $240,000, respectively.

STOCK-BASED COMPENSATION

As permitted under SFAS No. 123, Accounting for Stock-based Compensation, and amended under SFAS No. 148, Accounting for Stock-based Compensation-Transition and Disclosure, we have elected to follow the intrinsic value based method of accounting prescribed by APB No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based awards to employees (see Note 13) and, accordingly, does not recognize compensation cost when employee stock-option grants are made at fair-market value.

LEGAL COSTS RELATED TO LOSS CONTINGENCIES

We accrue legal costs expected to be incurred in connection with a loss contingency as they occur.

INCOME TAXES

We utilize SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

EARNINGS PER SHARE

We follow SFAS No. 128, Earnings Per Share, to calculate and report basic and diluted earnings per share (EPS). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted EPS is computed by giving effect to all dilutive potential shares of common stock that were outstanding during the period. For us, dilutive potential shares of common stock consist of the incremental shares of common stock issuable upon the exercise of stock options and warrants for all periods, convertible notes payable and the incremental shares of common stock issuable upon the conversion of convertible preferred stock.

When discontinued operations, extraordinary items, and/or the cumulative effect of an accounting change are present, income before any of such items on a per share basis represents the “control number” in determining whether potential shares of common stock are dilutive or anti-dilutive. Thus, the same number of potential shares of common stock used in computing diluted EPS for income from continuing operations is used in calculating all other reported diluted EPS amounts. In the case of a net loss, it is assumed that no incremental shares would be issued because they would be anti-dilutive. In addition, certain options and warrants are considered anti-dilutive because the exercise prices were above the average market price during the period. Anti-dilutive shares are not included in the computation of diluted EPS, in accordance with SFAS No. 128.

COMPREHENSIVE INCOME (LOSS)

We have adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards of reporting and displaying comprehensive income and its components of net income and “other comprehensive income” in a full set of general-purpose financial statements. “Other comprehensive income” refers to revenues, expenses, gains and losses that are not included in net income, but rather are recorded directly in stockholders’ equity. The adoption of this Statement had no impact on our net income or loss or stockholders’ equity.

TRANSFER OF FINANCIAL ASSETS

We have adopted SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this standard did not have a material effect on our results of operations or financial position.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Unless otherwise indicated, the fair values of all reported assets and liabilities that represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such instruments because of the short maturity of those instruments.

DERIVATIVES

We account for warrants issued with shares of common stock in a private placement according to EITF Issue 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. In accordance with accounting mandate, the derivative liability associated with the warrants has been and shall continue until our registration statement on Form SB-2 originally filed on November 22, 2004 is declared effective to be adjusted to fair value (calculated using the Black Scholes method) at each balance sheet date and is accordingly reassessed at each such time to determine whether the warrants should be classified (or reclassified, as appropriate) as a liability or as equity. The corresponding fair value adjustment is included in the consolidated statements of operations as other expenses as the value of the warrants increases from an increase in our stock price at the balance sheet date and as other income as the value of the warrants decreases from a decrease in our stock price.

RECLASSIFICATIONS

Certain accounts in the 2003 financial statements have been reclassified for comparative purposes to conform with the presentation in the 2004 financial statements.

NOTE 2 - ACCOUNTS RECEIVABLE

At December 31, 2004 and 2003, accounts receivable consisted of the following (see Note 1 - Concentrations):

	2004	2003
Trade receivables	$584,819	$384,803
Less: Allowance for doubtful accounts	18,000	19,000
Accounts receivable, trade	$566,819	$365,803

During the years ended December 31, 2004 and 2003, we transferred accounts receivable totaling $300,966 and $320,533 to Alliance for cash advances of $180,580 and $192,320, respectively. As accounts are paid, the collected funds (less the amount advanced and appropriate fees) are disbursed to us. The transfer agreement includes a repurchase requirement and, accordingly, the proceeds were accounted for as a secured borrowing. The agreement was terminated in July 2004. At December 31, 2004 and 2003, the balance of receivables transferred and included in trade receivables was $-0- and $34,893, respectively. The remaining secured borrowing balances of $-0- and $20,936 are included in accrued expenses at December 31, 2004 and 2003, respectively.

NOTE 3 - INVENTORIES

At December 31, 2004 and 2003, inventories consisted of the following:

	2004	2003
Raw materials	$111,300	$75,000
Finished goods	122,700	197,600
Inventories	$234,000	$272,600

During the years ended December 31, 2004 and 2003, we wrote-off distinctly different categories of obsolete inventory with a carried cost totaling $32,396 and $60,792, respectively. These have been recognized in cost of sales.

NOTE 4 - PROPERTY AND EQUIPMENT, NET

At December 31, 2004 and 2003, property and equipment consisted of the following:

	2004	2003
Computer equipment	$84,009	$61,905
Computer software	62,861	41,297
Office equipment	77,947	24,099
Office furniture and fixtures	62,594	51,119
Warehouse equipment	23,150	23,150
	310,561	201,570
Less: Accumulated depreciation	179,542	135,967
Property and equipment, net	$131,019	$65,603

At December 31, 2004, Office equipment contained telephone equipment under a capital lease obligation with a cost basis of $51,788. See Notes 7 and 14.

NOTE 5 - SOFTWARE LICENSE AGREEMENT, NET (Restated)

In July 1999, we completed an exclusive license agreement with Parsons Technology, Inc., a subsidiary of The Learning Company, Inc. (“TLC”), for the perpetual and fully-paid up right and license to publish, use, distribute and sublicense the programs incorporating the trademarks (i.e. QuickVerse, Membership Plus) throughout the world and also in the licensed media, for sale, resale and/or license to churches or other places of worship, religious schools and companies or individuals for which the majority of sales revenue is derived from sales of religious, Christian or Bible products (the “Church Channel”). In addition, the license agreement provided us the non-exclusive, perpetual and fully-paid up right and license to publish, use, distribute and sublicense the programs incorporating the trademarks throughout the world and also in the licensed media, for sale, resale and/or license into all channels other than the Church Channel. This original license agreement carried a 10 year economic life.

During the year ended December 31, 2002 we reached tentative settlement in a dispute with TLC which called for the extension of the term of the license from 10 years to 50 years.

On October 20, 2003, we reached settlement in a dispute with The Zondervan Corporation and TLC which extended indefinitely the term of the software license agreement.

As required by SFAS No. 142, management periodically evaluates the remaining useful life of the license agreement and revises the amortization period if it is determined that the useful life is longer or shorter than originally estimated. Amortization expense, determined using the straight-line method, has been calculated using the original 10 year economic life. The software license is tested for impairment annually during the fourth quarter.

At December 31, 2004 and 2003, the software license consisted of the following:

	2004	2003

Software license cost	$5,135,574	$5,135,574
Less: Accumulated amortization	2,869,791	2,366,283
Software license, net	$2,265,783	$2,769,291

Amortization expense related to this intangible asset was $503,508 for both years. Amortization expense for the next five years is expected to be $503,508 each year through 2008 and $251,751 for 2009. See Note 19 - Restatement and Reclassification.

NOTE 6 - NOTES PAYABLE

At December 31, 2004 and 2003, notes payable consisted of the following:

		2004	2003
Note payable to a corporation, due May 31, 2003, with interest compounded monthly at 1.5%. Unsecured. Convertible at the option of the holder into 666,667 restricted shares of common stock.	$	---	$33,333

Note payable to a corporation, due May 31, 2003, with interest compounded monthly at 1.5%. Unsecured. Convertible at the option of the holder into 666,667 restricted shares of common stock.		---	33,333

Note payable to a corporation, due May 31, 2003, with interest compounded monthly at 1.5%. Unsecured. Convertible at the option of the holder into 466,666 restricted shares of common stock. See Notes 15 and 18.		---	23,333
Notes payable	$	---	$89,999

In September 2004, we borrowed a total of $240,000 from two individuals. Both notes were unsecured, carried an annual interest rate of 7.5%, were due August 2005, and were convertible at the option of the holder into a total of 2,000,000 restricted shares of common stock. Both notes were converted in November 2004 at the election of the respective holder. See Notes 9 and 15.

During the year ended December 31, 2003, we reclassified as other income (see Note 10) proceeds totaling $650,000, and the corresponding accrued interest payable, received in late 1999 and early 2000 that were previously recorded as an unsecured note payable.

NOTE 7 - LONG-TERM DEBT

At December 31, 2004 and 2003, long-term debt consisted of the following:

	2004	2003
Unsecured term note payable to a corporation due October 2004 in monthly installments of $5,285, including interest at 8%	$26,679	$53,975

Term note payable to a corporation due December 2005 in monthly installments of $6,833, including interest at 8%. Secured by inventory. See Notes 3 and 10.	---	146,664

Capital lease obligation payable to a corporation due November 2009 in monthly installments of $1,144, including interest at 11.7%. Secured by telephone equipment. See Notes 4 and 14.	51,788	---
	78,467	200,639
Less: Current maturities	35,495	126,876
Long-term debt	$42,972	$73,763

Principal maturities at December 31, 2004 are as follows:

2005	$35,495
2006	9,186
2007	10,318
2008	11,591
2009	11,877
Total	$78,467

NOTE 8 - INCOME TAXES (Restated)

The provision (benefit) for taxes on income from continuing operations for the years ended December 31, 2004 and 2003 consisted of the following:

		2004		2003
Current:
Federal	$	---	$	---
State		1,484		---
		1,484		---
Deferred:
Federal		(1,009,939)		(185,213)
State		(7,404)		(41,248)
		(1,017,343)		(226,461)
Total tax provision (benefit)		$(1,015,859)		$(226,461)

The reconciliation of income tax computed at statutory rates of income tax benefits is as follows:

	2004	2003
(Benefit) Expense at Federal statutory rate - 25% and 34%	$(12,952)	$458,546
State tax effects, net of Federal taxes	(4,069)	(27,224)
Nondeductible expenses	236,009	1,764
Taxable temporary differences	(73,533)	185,213
Deductible temporary differences	356,278	(4,449)
Deferred tax asset valuation allowance	(1,517,592)	(840,311)
Income tax benefit	$(1,015,859)	$(226,461)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Our total and net deferred tax assets, deferred tax asset valuation allowances and deferred tax liabilities at December 31, 2004 and 2003 are as follows:

For the year ended December 31, 2004	Federal	State	Total
Current Deferred Income Taxes
Reserve for sales returns	$34,061	$8,014	$42,075
Reserve for technical support costs	13,362	3,144	16,506
Accrued compensation costs	50,734	11,937	62,671
Deferred revenue	14,807	3,484	18,291
Reserve for bad debts	6,120	1,440	7,560
Operating loss carryforwards	285,600	1,054	286,654
	404,684	29,073	433,757
Less: Valuation allowance	129,005	4,561	133,566
Deferred income tax asset, net	$275,679	$24,512	$300,191

Non-current Deferred Income Taxes
Property and equipment, net	$2,312	$544	$2,856
Reorganization costs	1,700	400	2,100
State deferred tax liabilities	53,665	---	53,665
Operating loss carryforwards	2,555,351	3,957	2,559,308
	2,613,028	4,901	2,617,929
Less: Valuation allowance	1,774,631	4,901	1,779,532
Deferred income tax asset, net	838,397	---	$838,397
Software development costs	(238,438)	(56,103)	$(294,541)
Website costs	(23,020)	(5,416)	(28,436)
Software license fees	(409,360)	(96,321)	(505,681)
State deferred tax assets	(32,726)	---	(32,726)
Deferred income tax liability	(680,557)	(157,840)	$(838,397)
Deferred income tax asset, net	$157,840
Deferred income tax liability, net		$(157,840)

For the year ended December 31, 2003		Federal		State		Total
Current Deferred Income Taxes
Reserve for sales returns		$19,574		$4,606		$24,180
Reserve for technical support costs		12,580		2,960		15,540
Accrued compensation costs		60,781		14,301		75,082
Reserve for bad debts		6,460		1,520		7,980
Operating loss carryforwards		102,000		24,000		126,000
		201,395		47,387		248,782
Less: Valuation allowance		201,395		47,387		248,782
Deferred income tax asset, net	$	---	$	---	$	---

Non-current Deferred Income Taxes
Property and equipment, net		$614		$144		$758
Reorganization costs		11,900		2,800		14,700
State deferred tax liabilities		46,444		---		46,444
Operating loss carryforwards		2,435,074		684,932		3,120,006
		2,494,032		687,876		3,181,908
Less: Valuation allowance		2,494,032		687,876		3,181,908
Deferred income tax asset, net	$	---	$	---		---
Software license fees		$(580,551)		$(136,600)		(717,151)
Deferred income tax liability		$(580,551)		$(136,600)		(717,151)
Deferred income tax liability, net						$(717,151)

A valuation allowance has been recorded primarily related to tax benefits associated with income tax operating loss carryforwards. Adjustments to the valuation allowance will be made if there is a change in management’s assessment of the amount of the deferred tax asset that is realizable. At December 31, 2001, in accordance with SFAS No. 109, Accounting for Income Taxes, management established the valuation allowance equal to the total deferred tax assets due to the uncertainty about our ability to continue as a going concern. At December 31, 2004, management adjusted the amount of valuation allowance based on the assessment that we will continue as a going concern and will produce sufficient income in the future to realize our net deferred tax asset. The valuation allowance for deferred tax assets was decreased by $1,602,090 during the year ended December 31, 2004 and decreased by $231,911 during the year ended December 31, 2003.

At December 31, 2004, we had available net operating loss carryforwards of approximately $7,648,000 for federal income tax purposes that expire in 2021. The federal carryforwards resulted from losses generated in 1996 through 2002. We also had net operating loss carryforwards available from various state jurisdictions ranging from approximately $39,000 to approximately $841,000 that expire in 2021.

See Note 19 - Restatement and Reclassification.

NOTE 9 - STOCKHOLDERS’ EQUITY (Restated)

COMMON STOCK

In July 2003, we issued 250,000 shares of common stock to an employee as settlement of a 2002 signing bonus. These shares were valued at $0.04 per share, the value on the date the settlement was accepted by the employee.

In July 2003, we issued a total of 600,000 shares of common stock to the external board of directors in lieu of cash and meeting fees for the period April 2002 through June 2003. These shares were valued at $0.045 per share.

In July 2003, we issued a total of 150,000 shares of common stock to three independent contractors as a bonus for their performance on our software development projects. These shares were valued at $0.045 per share.

In July 2003, we issued a total of 200,000 shares of common stock to an independent contractor for past and future performance on preparing written corporate materials. These shares were valued at $0.045 per share.

In April 2004, we issued a total of 1,519,349 restricted shares of common stock to the executive management team as payment of the 2003 accrued performance bonus. These shares were valued at $0.022 per share.

In April 2004, we resolved to issue 637,500 restricted shares of common stock to the non-executive employees as additional compensation pursuant to an incentive and retention bonus program. In July, 2004, we removed 2,500 restricted shares of common stock from the resolution due to voluntary separation from service by a part-time employee. These shares were valued at $0.022 per share.

In June 2004, we issued 324,074 restricted shares of common stock to the outside board of directors in lieu of cash and meeting fees for the period from July 2003 through August 2004. These shares were valued at $0.081 per share.

In July 2004, the holders of 11,400 shares of Series A Preferred Stock and the holders of 40,000 shares of Series B Preferred Stock elected to convert such shares into 218,000 shares of common stock and 266,667 shares of common stock, respectively. In addition, the holders converted $4,125 unpaid accumulated Series A Preferred Stock dividends into 56,353 shares of common stock.

In July 2004, we issued 295,692 non-restricted shares of common stock in settlement of an agreement with an institutional private equity investor. These shares were valued at $0.10 per share. A warrant dated March 26, 2001 to purchase 510,000 shares of common stock exercisable at $0.23 per share was cancelled in the settlement. See Note 10.

In July 2004, we issued 21,875,000 restricted shares of common stock for proceeds of $1,750,000 through a private placement with a New York based private investment partnership. In connection with this issuance, we incurred $51,047 in legal and other direct costs. These costs have been recorded as a reduction to additional paid-in capital. In addition, according to the terms of the agreement, the investor received two warrants to purchase shares of common stock. The first warrant entitles the holder to purchase up to 10,937,500 shares of common stock at a price of $0.18 per share, and the second warrant entitles the holder to purchase up to 10,937,500 additional shares of common stock at a price of $0.60 per share; each warrant is subject to standard adjustment provisions.

In July 2004, we removed 48,387 previously resolved but un-issued shares of common stock associated with an unexecuted 2001 stock subscription agreement.

In October 2004, we increased the number of our authorized shares of common stock from 50,000,000 to 120,000,000.

In November 2004, we issued 2,000,000 restricted shares of common stock to holders of convertible promissory notes who exercised their options to convert. See Note 6.

COMMON STOCK OPTIONS

In June 2003, we granted an employee 500,000, fully vested stock options with an exercise price of $0.05 per share. These options expire in June 2013. In addition, 667 unvested stock options with an exercise price of $1.00 and 6,250 unvested stock options with an exercise price of $0.11 were forfeited upon termination and 16,250 vested stock options with an exercise price of $1.00 and 30,000 vested stock options with an exercise price of $0.11 expired after termination. There was no effect on the financial statements resulting from these transactions. See Note 13.

In July 2004, we cancelled 190,200 vested stock options with an exercise price of $1.00 per share and 525,000 vested stock options with an exercise price of $1.03 per share. In addition, 100,000 vested stock options with an exercise price of $0.11 were voluntarily forfeited by management and 1,333 vested stock options with an exercise price of $1.00 and 38,750 vested stock options with an exercise price of $0.11 expired after termination. We apply APB Opinion No. 25 and related interpretations in accounting for our stock options. Accordingly, no compensation cost has been recognized for these stock options and therefore, there was no effect on the financial statements resulting from these cancellations. See Note 13. We did not grant any options or other stock-based awards to any of the individuals for which the options were canceled, during the six months prior to and after the option cancellation.

COMMON STOCK WARRANTS

In April 2004, we issued a warrant for 150,000 shares of common stock with an exercise price of $0.022 per share to our corporate counsel as payment for $3,300 of accrued legal services.

In May 2004, we issued a warrant for 600,000 shares of common stock with an exercise price of $0.15 per share to a consultant for corporate business planning, financing, and merger and acquisition assistance. This warrant was valued at $63,215 using the Black-Scholes method and recorded as an expense.

In July 2004, we cancelled a warrant for 510,000 shares of common stock with an exercise price of $0.23 per share with an institutional private equity investor in connection with a settlement in which 295,692 non-restricted shares of common stock were issued. See Note 10.

In November 2004, we issued two warrants to purchase an aggregate of 21,875,000 shares of our common stock in connection with a certain Stock Purchase Agreement completed with a New York based private investment partnership, on July 19, 2004. The first warrant entitles the holder to purchase up to 10,937,500 shares of our common stock at a price of $0.18 per share, and the second warrant entitles the holder to purchase up to 10,937,500 additional shares of our common stock at a price of $0.60 per share. Each warrant is subject to standard adjustment provisions and each provides for settlement in registered shares of our common stock and may, at the option of the holder, be settled in a cashless, net-share settlement. The maximum number of shares of our common stock to be received for each warrant in a net-share settlement would be 10,937,500 but the actual number of shares settled would likely be significantly less and would vary based on the last reported sale price (as reported by Bloomberg) of our common stock on the date immediately preceding the date of the exercise notice. These warrants are accounted for as a liability according to the guidance of EITF 00-19 and the fair value of each warrant was initially assessed at $2,187,500 ($4,375,000 total) using the Black-Scholes valuation method. The fair value of each warrant was estimated on the date of commitment with the following assumptions:

	Warrant A	Warrant B
Expected term - years	5	5
Stock price on date of commitment (July 19, 2004)	$0.20	$0.20
Expected dividend yield	0%	0%
Expected stock price volatility	490%	490%
Risk-free interest rate	3.80%	3.80%

We recognized a loss of $2,697,922 on the commitment of the warrants determined as follows:

Fair value of warrants on commitment date (July 19, 2004)		$4,375,000
Less: Net proceeds received
Gross proceeds received for stock and warrants	$1,750,000
Par value of common stock issued	(21,875)
Stock offering costs	(51,047)	$1,677,078
Loss on fair value adjustment of derivatives		$2,697,922

The warrants are revalued at each balance sheet date by using the parameters above, reducing the expected term to reflect the passing of time (4.55 years at December 31, 2004), and using the stock price at the balance sheet date ($0.09 at December 31, 2004). A net fair value adjustment of $291,672 ($1,968,750, December 31, 2004 fair value, less $1,677,078, net proceeds received) has been included in other expenses on the consolidated statements of operations for the year ended December 31, 2004.

See Note 19 - Restatement and Reclassification.

SERIES A CONVERTIBLE PREFERRED STOCK

The rights, preferences and privileges of our Series A Preferred Stock, none of which currently remain outstanding, were as follows:

Dividends

Holders of Series A Preferred Stock were entitled to receive common stock dividends of $0.50 per share per annum, in preference to any payment of cash dividends declared or paid on shares of common stock. Dividends on Series A Preferred Stock were fully cumulative and was payable as determined by our board of directors. As of December 31, 2004, no dividends had been declared. Series A Preferred Stock dividends, however, were paid to a stockholder as a conversion incentive.

Liquidation

Holders of Series A Preferred Stock were entitled to liquidation preferences over common stockholders to the extent of $10.00 per Series A Preferred share, plus all declared but unpaid dividends. If funds were sufficient to make a complete distribution to the preferred stockholders, such stockholders would have shared in the distribution of our assets on a pro rata basis in proportion to the aggregate preferential amounts owed each stockholder. After payment would have been made to the preferred stockholders, any remaining assets and funds would have been distributed equally among the holders of our common stock based upon the number of shares of common stock held by each.

Conversion

Each share of Series A Preferred Stock would have been convertible into shares of common stock at the rate of 10 shares of common stock for each share of Series A Preferred Stock, subject to adjustment.

During the year ended December 31, 2004, all shares of Series A Preferred Stock were converted into shares of common stock.

Redemption

At the election of our board of directors, we were able to redeem all or part of the shares of the Series A Preferred Stock at any time (pro rata based upon the total number of shares of the Preferred Stock held by each holder) by paying in cash a sum per share equal to $10.00 plus accrued and unpaid dividends per annum.

Voting Rights

The holder of each share of Series A Preferred Stock was not entitled to vote except as required by law.

SERIES B CONVERTIBLE PREFERRED STOCK

The rights, preferences and privileges of our Series B Preferred Stock, none of which currently remain outstanding, were as follows:

Dividends

The holders of Series B Preferred Stock were entitled to receive cumulative cash dividends at the rate of $1.60 per annum per share. As of December 31, 2004, no dividends had been declared.

Liquidation

The Series B Preferred stockholders were entitled to a liquidation preference in an amount equal to the dividends accrued and unpaid, whether or not declared, without interest, and a sum equal to $20.00 per share before any payment was to be made or any assets distributed to the holders of our common stock or any other class or series of our capital stock ranking junior as to liquidation rights to the Series B Preferred Stock.

Conversion

Each share of Series B Preferred Stock had been convertible into shares of common stock at the rate of 1 share of common stock for each share of Series B Preferred Stock, subject to adjustment.

During the year ended December 31, 2004, all shares of Series B Preferred Stock were converted into shares of common stock.

Redemption

Subject to restrictions, shares of the Series B Preferred Stock were redeemable at our option at any time at the redemption price of $20.00 per share plus, in each case, an amount equal to the dividends accrued and unpaid thereon to the redemption date. We did not have the right to redeem any shares of Series B Preferred Stock unless the current market value of our common stock immediately prior to the redemption date was not less than $18.00 per share.

Voting Rights

The holder of each share of Series B Preferred Stock was not entitled to vote, except as required by law and as a class. Voting as a class, the holders were entitled to elect one director to fill one directorship.

NOTE 10 - OTHER INCOME AND ADJUSTMENTS (Restated)

We recorded an adjustment to the balance of accrued royalties for the year ended December 31, 2003 in the amount of $583,628. This adjustment was a result of our having reached a settlement with TLC regarding the offset credit to which we were entitled against the balance due on the 1999 license. The offset credit was related to sales made to TLC that remained in dispute until verified by an independent third-party audit of the sales and related royalty calculations. The royalty liabilities had been accrued based on our sales to TLC as originally reported and were part of the calculation of the June 30, 2001 bad debt provision totaling $2,391,000. This has been included in other income.

During the year ended December 31, 2003, we reclassified as other income - proceeds totaling $650,000, and the corresponding accrued interest payable totaling $216,516, that were previously recorded as an unsecured note payable. The proceeds were originally recorded as an unsecured note payable based upon an oral understanding with an employee of a third-party consultant in 1999. We had historically accrued interest on the outstanding balance at 9%, the rate deemed reasonable by management at the time of the oral agreement. We continued to accrue interest on the proceeds until we made the determination to reclassify the proceeds and accumulated accrued interest (from December 1999 through September 2003). The determination to reclassify the obligation, and related accrued interest, was made on the basis of the combined facts that (i) the obligation exists, if at all, solely pursuant to an oral loan agreement made over three years ago (in 1999) in the State of North Carolina with a representative of the party to whom the obligation was believed to have been owed, (ii) no party has ever made any demand for repayment thereof despite the fact that no payments have ever been made on the obligation, (iii) the party believed to be owed the obligation, upon inquiry, claims no record of any such obligation, and (iv) the State of North Carolina Statute of Limitations applicable to oral agreements, believed to govern the continued enforceability of the obligation, has expired. This transaction has been reflected in the Consolidated Statements of Cash Flows as “Debt forgiveness” and “(Decrease) in other current liabilities”.

During the year ended December 31, 2004, we settled with various vendors and content providers for lump-sum payments ranging from approximately 17% to approximately 60% of balances owed. The difference between the balance owed and the settlement amount, totaling $1,002,090, has been treated as gain from extinguishment of debt and included in other income.

During the year ended December 31, 2004, we settled an agreement with Swartz Private Equity, an institutional private equity investor, for early termination of the agreement. We issued 295,692 shares of common stock valued at $0.10 per share and paid a cash lump sum of $125,000. A total of $154,569 has been treated as expenses incurred in a withdrawn public offering. See Note 9. This has been included in other adjustments.

See Note 19 - Restatement and Reclassification.

NOTE 11 - REBATE RESERVE ADJUSTMENT (Restated)

During the years ended December 31, 2004 and 2003, we recorded adjustments to our rebates reserve in the amounts of $142,039 and $124,262, respectively; $266,301 in the aggregate. Our reserve balance properly reflects open rebate programs and the estimated balance of each that management expects to pay. These adjustments are the result of, among other things, an internal review of the amount owed and of our ability to reach intended rebate recipients, as properly reflected by historical response rates. These adjustments to our rebate reserves have been recognized as an adjustment to revenue in accordance with EITF Issue No. 01-09.

See Note 19 - Restatement and Reclassification.

NOTE 12 - EARNINGS PER COMMON SHARE (Restated)

Earnings per common share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents are the net additional number of shares that would be issuable upon the exercise of the outstanding common stock options (see Note 13), assuming that we reinvested the proceeds to purchase additional shares at market value.

The following table shows the amounts used in computing earnings per common share and the effect on income and the average number of shares of dilutive potential common stock:

For the Year Ended December 31	2004	2003
Net Income	$964,053	$1,699,387
Common stock dividend on Preferred Series A	(4,125)	---
Net income available to common shareholders	$959,928	$1,699,387

Basic weighted average shares outstanding	34,520,754	20,411,438
Dilutive effect of:
Stock options	429,824	---
Convertible notes payable	---	1,800,000
Convertible Preferred Series A	---	114,000
Convertible Preferred Series B	---	40,000
Warrants	245,262	---
Diluted weighted average shares outstanding	35,195,840	22,365,438

A total of 24,315,000 and 4,075,273 dilutive potential securities for the years ended December 31, 2004 and 2003, respectively, have been excluded from the computation of diluted earnings per common share, as their inclusion would be anti-dilutive.

See Note 19 - Restatement and Reclassification.

NOTE 13 - STOCK-BASED COMPENSATION (Restated)

Our 1999 Stock Incentive Plan authorizes the issuance of various forms of stock-based awards including incentive and nonqualified stock options, stock appreciation rights attached to stock options, and restricted stock awards to our directors, officers and other key employees. The plan has been approved by our stockholders and as such, provides certain income tax advantages to employees as provided under Sections 421, 422, and 424 of the Internal Revenue Code. Stock options are granted at an exercise price as determined by our board at the time the option is granted and may not be less than the par value of such shares of common stock. None of the options granted under the plan have been granted with an exercise price less than fair value of the common stock on the date of grant. Stock options vest quarterly over three years and have a term of up to ten years. The plan authorizes an aggregate of 1,500,000 shares of common stock may be issued. We did not grant any options under the plan during 2004 or 2003.

In addition, we issue various forms of stock-based awards including nonqualified stock options and restricted stock awards to directors, officers, other key employees and third-party consultants, outside of the plan. Awards granted outside of the plan have been granted pursuant to equity compensation arrangements that have not been approved by our stockholders. These awards are granted at an exercise price as determined by our board at the time of grant and are not less than the par value of such shares of common stock. None of the options granted outside of the plan have been granted with an exercise price less than fair value of the common stock on the date of grant. Stock options granted outside of the plan vest as determined by our board at the time of grant and have a term of up to ten years. Non-employee directors, though treated as employees for financial reporting purposes under FASB Interpretation No. 44, are excluded from the income tax advantages afforded employees by the Internal Revenue Code. We did not grant any options outside of the plan during 2004 and granted 500,000 nonqualified, fully vested stock options outside of the plan to an officer during 2003.

We apply APB Opinion No. 25 and related interpretations in accounting for our stock options. Accordingly, no compensation cost has been recognized for outstanding stock options. Had compensation cost for our outstanding stock options been determined based on the fair value at the grant date (calculated using the Black-Scholes Option-Pricing Model) for those options consistent with SFAS No. 123, our net income and primary and diluted earnings per share would have differed as reflected by the pro forma amounts indicated below:

	2004	2003
Net income, as reported	$964,053	$1,699,387
Pro Forma compensation charge under SFAS No. 123	---	(59,722)
Pro Forma net income	$964,053	$1,639,665

Earnings per share:
Basic - as reported	$0.03	$0.08
Basic - pro forma	$0.03	$0.08

Diluted - as reported	$0.03	$0.08
Diluted - pro forma	$0.03	$0.07

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Expected dividend yield	0%
Expected stock price volatility	490%
Risk-free interest rate	3.80%

Activity under our stock option plans is summarized as follows:

	Outstanding Options
	Number of Shares	Weighted-Average Exercise Price
Balance at December 31, 2002	2,843,450	$0.33
Granted	500,000	$0.05
Exercised	---	---
Expired or forfeited	(53,167)	$0.39
Canceled	---	---
Balance at December 31, 2003	3,290,283	$0.29
Granted	---	---
Exercised	---	---
Expired or forfeited	(140,083)	$0.12
Canceled	(715,200)	$1.02
Balance at December 31, 2004	2,435,000	$0.09

No stock options, or any other form of stock-based awards, were granted to the individuals for whom the options were cancelled, during the six months prior to and after the cancellation.

The following table summarizes information about stock options outstanding at December 31, 2004:

Outstanding Options				Exercisable Options
Range of Exercise Prices	Outstanding at December 31, 2004	Weighted-Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Exercisable at December 31, 2004	Weighted Average Exercise Price

$0.00 to $0.11	2,435,000	7.1	$0.0854	2,435,000	$0.0854

The following table summarizes other equity instruments issued during 2004 to acquire goods and services (see Note 9):

	Number of Shares	Weighted-Average Exercise Price
Common stock	2,774,115	$0.0372
Common stock warrants	750,000	$0.1244

NOTE 14 - RENTAL AND LEASE INFORMATION

OPERATING LEASES

We lease office space/warehouse facilities in Omaha, Nebraska under an operating lease with a third-party with terms extending through 2007. We are responsible for all taxes, insurance and utility expenses associated with this lease. There is no lease renewal option contained in the lease.

We lease office space in Naperville, Illinois under an operating lease with a third-party with terms extending through September 2005. We are responsible for all insurance expenses associated with this lease.

Rental expense for the years ended December 31, 2004 and 2003 amounted to $75,555 and $51,039, respectively. Rental expenses are included in capitalized software development costs. See Note 1 - Software Development Costs.

At December 31, 2004, the future minimum rental payments required under these leases are as follows:

2005	$77,261
2006	65,491
2007	27,288
Total future minimum rental payments	$170,040

CAPITAL LEASES

We lease telephone equipment under a capital lease expiring in November 2009. The asset and liability under the capital lease are recorded at the present value of the minimum lease payments. The asset is depreciated over a 5 year life. Depreciation of the asset under the capital lease is included in depreciation expense for 2004.

The following table summarizes property held under capital leases at December 31, 2004:

Office equipment	$51,788
Less: Accumulated depreciation	1,726
Net property and equipment under capital lease	$50,062

Minimum future lease payments under capital leases as of December 31, 2004 for each of the next five years and in the aggregate are:

2005	$14,870
2006	13,726
2007	13,726
2008	13,726
2009	12,582
Total minimum lease payments	68,630
Less: Amount representing interest	16,842
Total obligations under capital lease	51,788
Less: Current installments of obligations under capital lease	8,816
Long-term obligation under capital lease	$42,972

NOTE 15 - SUPPLEMENTAL CASH FLOW INFORMATION (Restated)

We incurred the following non-cash investing and financing activities during the years ended December 31, 2004 and 2003, respectively:

	2004		2003
Property and equipment acquired under capital lease	$51,788	$	---
Conversion of notes payable into common stock. See Note 6.	$263,334	$	---
Common stock dividend on Preferred Series A	$4,125	$	---
Preferred stock converted into common stock	$470	$	---
Common stock and warrants issued for services	$178,929		$52,750

See Note 19 - Restatement and Reclassification.

NOTE 16 - COMMITMENTS AND CONTINGENCIES (Restated)

We are subject to legal proceedings and claims that arise in the ordinary course of our business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect our financial statements taken as a whole.

We entered into a license agreement in June 1999 with Parsons Technology, Inc., a copy of which has since been assigned to Riverdeep, Inc., the latest licensor-assignee in a succession of assignments that have occurred since the original agreement. The license, as we acquired it in 1999, provided us with the right, for a term of ten years, to publish, use, distribute, sublicense and sell, exclusively worldwide in non-secular channels and non-exclusively in secular channels, a collection of top-selling Christian-related software titles and content owned by Parsons Technology, including certain intellectual properties owned by The Zondervan Corporation.

In October 2001, due to a shortage in working capital, we fell in arrears with certain royalty payments due under the Parsons Agreements. Thereafter we became party with, among others, Zondervan, Parsons and Riverdeep, to a court supervised mediation arising out of a content royalty claim. A multi-party settlement was reached on October 20, 2003, providing for our payment to Zondervan of $500,000 plus 5% simple interest in installments over a period of nine months from November 2003 to July 2004, as well as for the destruction of all inventory containing Zondervan-owned content. We have fully complied with the terms of the agreement and, upon satisfaction, received a covenant in perpetuity with respect to our rights under the Parsons Agreement, effectively extending the agreement indefinitely.

We were in arrears with the Internal Revenue Service for back payroll taxes and had been paying the payroll taxes in monthly installments previously approved by the Internal Revenue Service. In July of 2004, we paid all back payroll taxes that were due to the Internal Revenue Service and remain current with all payroll tax deposits and filings.

Our employment agreements with our management team each contain a provision for an annual bonus equal to 1% of our net income (3% total). We accrue this bonus on a quarterly basis. Our management team consists of our Chief Executive Officer (with a base annual salary of $150,000), our Chief Financial Officer (with a base annual salary of $110,000), and our Chief Technology Officer (with a base annual salary of $150,000). In addition to the bonus provisions and annual base salary, each employment agreement provides for payment of all accrued base salaries, bonuses ($66,575 included in Other current liabilities at December 31, 2004), and any vested deferred compensation ($30,349 included in Other current liabilities at December 31, 2004) for termination by reason of disability. The agreements also provide for severance compensation equal to the then base salary until the later of (i) the expiration of the term of the agreement as set forth therein or (ii) one year, when the termination is other than for cause (including termination by reason of disability). There is no severance compensation in the event of voluntary termination or termination for cause.

In 2003 and 2004, we reduced our reserve for rebates payable based, in part, on our ability to meet the financial obligation of claims carried forward from our last rebate program in 2001. As such, we may have a legal obligation to pay rebates in excess of the liability recorded.

On July 19, 2004, we entered into a certain Stock Purchase Agreement pursuant to which we agreed to issue and sell 21,875,000 restricted shares of our common stock to Barron Partners, LP, a New York based institutional investor, at a price of $0.08 per share. Under the terms of transaction, Barron received two of our common stock purchase warrants. The first warrant entitles the holder, for a period of up to five years, to purchase up to 10,937,500 common shares at a price of $0.18 per share, subject to standard adjustment provisions.  The second warrant entitles the holder, also for a period of up to five years, to purchase up to 10,937,500 additional common shares at a price of $0.60 per share, subject to standard adjustment provisions.

As part of the financing transaction, we also entered into a certain Registration Rights Agreement with Barron pursuant to which we became committed to registering all of the shares issued as part of such transaction, including those issuable under the warrants. On November 22, 2004, we filed a registration statement on Form SB-2 covering the shares issued to Barron, as well as the shares underlying the warrants issued to Barron. Under the terms of the Registration Rights Agreement, as amended, we had until April 22, 2005 to cause such registration statement to be declared effective by the SEC. In accordance with the terms of the Registration Rights Agreement, any delays in meeting this obligation subjected us to liability to Barron in an amount equal to $1,726 per day for the duration of any such delay. We continue to accrue $1,726 ($630,000 per year/365 days) per day in penalties until this registration statement is declared effective. If we are unable to cause the registration statement to be declared effective by December 31, 2005, we will incur total penalties of approximately $437,000 (April 23, 2005 through December 31, 2005) which will directly decrease our net income and possibly cause a net loss for the December 31, 2005 year then ending.

See Note 19 - Restatement and Reclassification.

NOTE 17 - RISKS AND UNCERTAINTIES

Our future operating results may be affected by a number of factors. We are dependent upon a number of major inventory and intellectual property suppliers. If a critical supplier had operational problems or ceased making material available to us, operations could be adversely affected.

NOTE 18 - SUBSEQUENT EVENTS

Subsequent to December 31, 2004, we restored a stale check (outstanding more than six months) in the amount of $23,333 to unrestricted cash. The stale check was issued to a corporation as payment in full of a note payable (see Note 6). Communication with the payee resulted in conversion of the note into 466,666 shares of common stock. The transaction has been reflected in unrestricted cash, common stock and paid-in capital at December 31, 2004. We have stopped payment on the check.

As of the date of this filing, the registration statement filed on November 22, 2004 had not yet been declared effective. Pursuant to an agreement reached with the New York based private investment partnership in relation to the associated accruing penalties, we have agreed to pay the New York based private investment partnership an amount in cash equal to $100,000 in two equal installments of $50,000 between April 22, 2005 and May 22, 2005 (paid April 22, 2005 and July 8, 2005), with no additional penalty obligations accruing for at least 60 days from April 22, 2005. Although there can be no assurance, management believes that the prospects of our being able to cause the registration statement to be declared effective by June 21, 2005 are good. If we are unsuccessful in causing the registration statement to be declared effective by the SEC by June 21, 2005, however, and depending on how long any such delay in causing effectiveness to be declared by the SEC continues thereafter, it is likely to have a very material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations.

NOTE 19 - RESTATEMENT AND RECLASSIFICATION

We have restated our financial statements for the year ended December 31, 2004 to reflect issues identified during a regulatory review of our financial statements associated with a certain registration statement filed with the SEC on November 22, 2004 on Form SB-2. Management and the board of directors concluded these restatements were necessary to reflect the changes described below.

Revisions affecting the consolidated statements of operations:

▪
During the quarter ended June 30, 2002, we reached a tentative settlement agreement in our arbitration with TLC. The tentative settlement agreement forgave the final, unpaid installment due on a certain software license we originally acquired in July 1999 and extended the 1999 license term from 10 years to 50 years. We originally recorded the final, unpaid installment of $1,051,785 under the 1999 license as an offset against the recorded historical cost of that 1999 license and recalculated the amortization based on this reduced amount and the extension of the useful life to 50 years. Although paragraph 6 of SFAS No. 141, Business Combinations, which guides the recognition and measurement of intangible assets, provides that the measurement of assets in which the consideration given is cash are measured by the amount of cash paid, management has concluded that too much time had passed between the date of the agreement (June 1999) and the date of the tentative settlement (May 2002) for such an offset to be proper. Therefore, we recognized the extinguishment of the liability owed to TLC as income ($1,051,785) in the statement of operations for the year ended December 31, 2002. This adjustment reduced the retained deficit by $856,685, net of additional amortization and related income taxes, at December 31, 2003 and 2004 from that originally reported and had no effect on the consolidated statements of operations or consolidated statements of cash flows for the years then ended.

▪
During the quarter ended December 31, 2003, we reached a final settlement agreement in our dispute with Zondervan and TLC. This final settlement extended the life of the 1999 license, and the trademarks included therein, indefinitely. We originally reassessed the useful life of the 1999 license to be indefinite, based on the guidelines provided by paragraphs 53 and 11 of SFAS No. 142, Goodwill and Other Intangible Assets. Management has now concluded a 10 year life is appropriate based on our going concern opinion for 2002 and 2003. Therefore, we restored the estimated economic useful life to the original 10 years and have recalculated annual amortization accordingly. This adjustment increased the retained deficit at December 31, 2003 (for the prior years’ amortization and related income tax effects) and decreased net income by $856,685, net of additional amortization and related income taxes, for the year ended December 31, 2004. There was no net effect on the consolidated statements of cash flows for the years ended December 31, 2003 and 2004, respectively.

▪
We erroneously treated the 2004 rebates reserve adjustment of $266,301 as an expense recovery in operating expenses. The correct presentation is as an adjustment to revenue, as provided by EITF Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products). In addition, we reassessed the adequacy of our rebates reserve at December 31, 2003 and allocated $124,262 of the total adjustment to fiscal year 2003 with the remaining $142,039 allocated to fiscal year 2004. See Note 11 - Rebate Reserve Adjustment.

▪
We erroneously treated the warrants issued to a New York based private investment partnership in connection with a private placement as equity. The correct presentation is as a liability adjusted for changes in fair value, at each balance sheet date, through the consolidated statements of operations, as provided by EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. We reclassified the initial fair value of the warrants ($4,375,000 at July 19, 2004) as a current liability ($1,968,750 at December 31, 2004) and have included the net change in fair value through December 31, 2004 ($291,672) in Other Expenses on the consolidated statements of operations. See Note 9 - Stockholders’ Equity.

Revisions resulting in reclassifications or clarification with no net effect on the consolidated statements of operations:

▪
During the year ended December 31, 2003, we made the decision to no longer provide support for certain of our products and destroyed all remaining inventory of those products. We originally recorded this as a non-recurring item in the “Other income (expense)” section of the consolidated statements of operations. We revised the consolidated statement of operations for the year ended December 31, 2003 to reflect this obsolete inventory ($60,792) in cost of sales.

▪
During the year ended December 31, 2003, we reached a final settlement agreement in our dispute with Zondervan and TLC. As part of the settlement process, we conducted an internal audit (verified by an independent auditor provided by TLC) of the accrued royalties owed Zondervan. The audit provided that accrued royalties were overstated due to the 2001 bad debt recognition of the trade accounts receivable balance of TLC, which had been accumulated since July 1999. The amount overstated had remained part of the dispute with Zondervan and remained in our liabilities until the final settlement was reached in 2003 due to the uncertainty of the settled amount. We originally reported the adjustment of $583,628 as a non-recurring item in the “Other income (expense)” section of the consolidated statement of operations. The revised consolidated statement of operations for the year ended December 31, 2003 reflects the adjustment as “Other income” in the “Other income (expense)” section.

▪
During the year ended December 31, 2003, we reclassified loan proceeds, and the corresponding accrued interest payable, that were previously recorded as an unsecured note payable. The proceeds were initially recorded as an unsecured note payable based on an oral understanding with an employee of a third-party consultant in 1999. We had historically accrued interest on the outstanding balance at 9%, the rate deemed reasonable by management at the time of the oral agreement. We continued to accrue interest on the proceeds until we made the determination to reclassify the proceeds and accumulated accrued interest. The determination to reclassify the obligation, and related accrued interest, was made on the basis of the combined facts that (i) the obligation exists, if at all, solely pursuant to an oral loan agreement made in 1999 in the State of North Carolina with a representative of the party to whom the obligation was believed to have been owed, (ii) no party has ever made any demand for repayment thereof despite the fact that no payments have ever been made on the obligation, (iii) the party believed to be owed the obligation, upon inquiry, claims no record of any such obligation, and (iv) the State of North Carolina Statute of Limitations applicable to oral agreements, believed to govern the continued enforceability of the obligation, had expired. We originally reported the reclassification as a non-recurring item of $866,516 in the “Other income (expense)” section of the consolidated statement of operations. The revised consolidated statement of operations for the year ended December 31, 2003 reflects the adjustment as “Other income” in the “Other income (expense)” section.

▪
During the three months ended March 31, 2004, and as a direct result of the settlement with Zondervan and TLC, we wrote-off inventory containing content from Zondervan. Though not technologically obsolete, we were unable to sell the inventory under the terms of the settlement. We originally recorded the $32,396 as a non-recurring item in the “Other income (expense)” section of the consolidated statement of operations. The revised condensed consolidated statement of operations for the year ended December 31, 2004 reflects this inventory adjustment in cost of sales.

▪
During the three months ended September 30, 2004, we settled an agreement with Swartz Private Equity for early termination. In connection therewith, we issued 295,692 shares of common stock valued at $0.10 per share and paid a cash lump sum of $125,000. We originally recorded this transaction as expenses incurred in a withdrawn public offering and reflected it as a non-recurring item of $154,569 in the consolidated statement of operations. The revised condensed consolidated statement of operations for the year ended December 31, 2004 reflects this transaction as “Other expenses” in the “Other income (expense)” section.

▪	During the three months ended September 30, 2004, we negotiated settlement with several of our creditors. The debt extinguishment ($1,002,090 total) was originally reported as an extraordinary item, net of income tax effects ($601,216), on the consolidated statement of operations. The revised condensed consolidated statement of operations for the year ended December 31, 2004 includes this transaction in “Other income”.

We also expanded footnote disclosures for stockholders’ equity (major assumptions used in valuation of the warrants using the Black-Scholes valuation method), supplemental cash flow information (property and equipment acquired under capital lease) and commitments and contingencies (employment agreements and potential additional rebate liability).

A summary of the effects of these changes is as follows:

Findex.com, Inc.
CONSOLIDATED BALANCE SHEETS
December 31, 2004

	As Previously Reported	As Restated		Change
Assets
Current assets:
Cash and cash equivalents	$341,359	$341,359	$	---
Accounts receivable, trade	566,819	566,819		---
Inventories	234,000	234,000		---
Deferred income taxes, net	300,191	300,191		---
Other current assets	109,078	109,078		---
Total current assets	1,551,447	1,551,447		---
Property and equipment, net	131,019	131,019		---
Software license, net	2,513,158	2,265,783		(247,375)	(a)
Capitalized software development costs, net	701,289	701,289		---
Deferred income taxes, net	253,968	157,840		(96,128)	(b)
Restricted cash	50,354	50,354		---
Other assets	94,101	94,101		---
Total assets	$5,295,336	$4,951,833		$(343,503)

Liabilities and stockholders’ equity
Current liabilities:
Current maturities of long-term debt	$35,495	$35,495	$	---
Accrued royalties	287,514	287,514		---
Accounts payable, trade	621,804	621,804		---
Accrued payroll	209,984	209,984		---
Reserve for sales returns	100,180	100,180		---
Rebates payable	29,561	29,561		---
Payroll taxes payable	8,235	8,235		---
Derivatives	---	1,968,750		1,968,750	(d)
Other current liabilities	90,373	90,370		(3)	(c)
Total current liabilities	1,383,146	3,351,893		1,968,747
Long-term debt	42,972	42,972		---
Deferred income taxes, net	253,968	157,840		(96,128)	(b)
Stockholders’ equity (Note 9):
Common stock	48,620	48,620		---
Paid-in capital	9,198,417	7,521,339		(1,677,078)	(d)
Retained (deficit)	(5,631,787)	(6,170,831)		(539,044)	(a)
Total stockholders’ equity	3,615,250	1,399,128		(2,216,122)
Total liabilities and stockholders’ equity	$5,295,336	$4,951,833		$(343,503)

(a) Decrease from reclassification of 2002 debt forgiveness and additional accumulated amortization.
(b) Decrease from effects of recognizing additional amortization.
(c) Rounding difference.
(d) Reclassification of common stock warrants as a derivative under EITF 00-19. Liability adjusted to fair value.

Findex.com, Inc.
CONSOLIDATED BALANCE SHEETS
December 31, 2003

	As Previously Reported	As Restated		Change
Assets
Current assets:
Cash and cash equivalents	$36,339	$41,668		$5,329	(a)
Accounts receivable, trade	365,803	365,803		---
Inventories	272,600	272,600		---
Other current assets	21,920	21,920		---
Total current assets	696,662	701,991		5,329
Property and equipment, net	65,603	65,603		---
Software license, net	2,513,158	2,769,291		256,133	(b)
Capitalized software development costs, net	584,706	584,706		---
Restricted cash	105,683	100,354		(5,329)	(a)
Other assets	63,818	63,818		---
Total assets	$4,029,630	$4,285,763		$256,133

Liabilities and stockholders’ equity
Current liabilities:
Notes payable (Note 6)	$89,999	$89,999	$	---
Current maturities of long-term debt	126,876	126,876		---
Accrued royalties	1,499,006	1,499,006		---
Accounts payable, trade	989,354	989,354		---
Accrued payroll	216,767	216,767		---
Reserve for sales returns	57,572	57,572		---
Reserve for rebates payable	357,451	233,189		(124,262)	(e)
Payroll taxes payable	221,600	221,600		---
Other current liabilities	89,554	89,554		---
Total current liabilities	3,648,179	3,523,917		(124,262)
Long-term debt (Note 7)	73,764	73,763		(1)	(c)
Deferred income taxes, net (Note 8)	1,051,327	717,151		(334,176)	(d)
Commitments and contingencies (Note 18)
Stockholders’ equity (Note 9):
Preferred stock	51	51		---
Common stock	21,011	21,011		---
Paid-in capital	7,080,629	7,080,629		---
Retained (deficit)	(7,845,331)	(7,130,759)		714,572
Total stockholders’ equity	(743,640)	(29,068)		714,572
Total liabilities and stockholders’ equity	$4,029,630	$4,285,763		$256,133

(a) Reclassify cash held for repurchase of invoices assigned to factor as corresponding liability classified as current liability.
(b) Decrease from reclassification of 2002 debt forgiveness and additional accumulated amortization.
(c) Rounding difference.
(d) Decrease from effects of recognizing additional amortization.
(e) Decrease from reassessment of reserve balance.

Findex.com, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
Year Ended December 31, 2004

	As Previously Reported	As Restated	Change

Revenues, net of reserves and allowances	$5,218,784	$5,422,097	$203,313	(a)
Cost of sales	1,745,664	1,820,553	74,889	(b)
Gross profit	3,473,120	3,601,544	128,424
Operating expenses:
Sales and marketing	1,294,377	1,280,761	(13,616)	(c)
General and administrative	2,309,837	2,309,838	1	(d)
Rebate reserve adjustment	(266,301)	---	266,301	(a)
Bad debt expense	22,778	22,778	---
Amortization expense	16,343	519,850	503,507	(e)
Depreciation expense	44,478	44,478	---
Total operating expenses	3,421,512	4,177,705	756,193
Earnings (loss) from operations	51,608	(576,161)	(627,769)
Interest income	1,378	1,378	---
Other income	9,276	1,011,366	1,002,090	(f)
Nonrecurring items	(154,569)	---	154,569	(g)
Other adjustments	---	(154,569)	(154,569)	(g)
Loss on fair value adjustment of derivatives	---	(291,672)	(291,672)	(k)
Loss on disposition of assets	(141)	(141)	---
Interest expense	(42,007)	(42,007)	---
Loss before income taxes	(134,455)	(51,806)	82,649
Provision for income taxes	1,750,908	1,015,859	(735,049)	(h)
Income before extraordinary item	1,616,453	964,053	(652,400)
Extraordinary item, net of applicable taxes	601,216	---	(601,216)	(i)
Net income	$2,217,669	$964,053	$(1,253,616)

Basic earnings per share:
Basic	$0.06	$0.03	$(0.03)	(j)
Diluted	$0.06	$0.03	$(0.03)	(j)

Weighted average shares outstanding:
Basic	34,520,754	34,520,754	---
Diluted	35,195,840	35,195,840	---

(a) Reclassification of adjustment to reserve for rebates from sales and marketing and other operating expenses.
(b) Reclassification of fulfillment expenses from sales and marketing expenses.
(c) Reclassification of fulfillment expenses and rebates expense to sales and cost of sales.
(d) Rounding difference.
(e) Increase from changing software license agreement from indefinite life to 10 year life.
(f) Increase from reclassification of debt forgiveness from Extraordinary item.
(g) Reclassification of Non-recurring items as Other adjustments.
(h) Deferred tax effects of changes to software license agreement.
(i) Reclassification of debt forgiveness as other income and the related income tax effects.
(j) Reduction in EPS from net effect of above revisions.
(k) Adjustment to fair value of derivatives per EITF 00-19.

Findex.com, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
Year Ended December 31, 2003

	As Previously Reported	As Restated		Change

Revenues, net of reserves and allowances	$4,390,757	$4,560,911		$170,154	(a)
Cost of sales	1,284,608	1,327,983		43,375	(b)
Gross profit	3,106,149	3,232,928		126,779
Operating expenses:
Sales and marketing	813,438	815,954		2,516	(c)
General and administrative	1,751,235	1,751,234		(1)	(d)
Nonrecurring items	(583,628)	---		583,628	(e)
Bad debt expense	23,208	23,208		---
Amortization expense	45,157	504,427		459,270	(f)
Depreciation expense	43,224	43,224		---
Total operating expenses	2,092,634	3,138,047		1,045,413
Earnings from operations	1,013,515	94,881		(918,634)
Interest income	9,727	9,727		---
Other income	7,977	1,458,121		1,450,144	(e)
Nonrecurring items	866,516	---		(866,516)	(e)
Loss on disposition of assets	(2,659)	(2,659)		---
Interest expense	(87,144)	(87,144)		---
Income before income taxes	1,807,932	1,472,926		(335,006)
Provision for income taxes	33,567	226,461		192,894	(g)
Net income	$1,841,499	$1,699,387		$(142,112)

Basic earnings per share:
Basic	$0.09	$0.08		$(0.01)	(h)
Diluted	$0.08	$0.08	$	---

Weighted average shares outstanding:
Basic	20,411,438	20,411,438		---
Diluted	22,365,438	22,365,438		---

(a) Reclassification of adjustment to reserve for rebates from sales and marketing expenses.
(b) Reclassification of fulfillment expense from sales and marketing expenses.
(c) Reclassification of adjustment to reserve for rebates to revenues and fulfillment expense to cost of sales.
(d) Rounding difference.
(e) Reclassification of Nonrecurring items as Other income.
(f) Increase from changing software license agreement from indefinite life to 10 year life.
(g) Deferred tax effects of changes to software license agreement.
(h) Reduction in EPS from net effect of above revisions.

Findex.com, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Year Ended December 31, 2004

	As Previously Reported	As Restated		Change
Cash flows from operating activities:
Cash received from customers	$5,062,396	$5,062,396	$	---
Cash paid to suppliers and employees	(5,673,088)	(5,673,088)		---
Other operating receipts	9,276	9,276		---
Interest paid	(37,928)	(37,928)		---
Interest received	1,378	1,378		---
Income taxes paid	(5,702)	(5,702)		---
Net cash (used) by operating activities	(643,668)	(643,668)		---
Cash flows from investing activities:
Acquisition of property, plant and equipment	(58,247)	(58,247)		---
Software development costs	(692,063)	(692,063)		---
Website development costs	(31,838)	(31,838)		---
Deposits refunded	40,545	35,216		(5,329)	(a)
Net cash (used) by investing activities	(741,603)	(746,932)		(5,329)
Cash flows from financing activities:
Payments made on line of credit, net	(20,935)	(20,935)		---
Payments made on long-term notes payable	(227,727)	(227,727)		---
Proceeds from convertible notes payable	240,000	240,000		---
Proceeds from issuance of stock and warrants	1,750,000	1,750,000		---
Stock offering costs paid	(51,047)	(51,047)		---
Net cash provided by financing activities	1,690,291	1,690,291		---
Net increase in cash and cash equivalents	305,020	299,691		(5,329)
Cash and cash equivalents, beginning of year	36,339	41,668		5,329	(a)
Cash and cash equivalents, end of year	$341,359	$341,359	$	---

Reconciliation of net income to cash flows from operating activities:
Net income	$2,217,669	$964,053		$(1,253,616)	(b)
Adjustments to reconcile net income to net cash
(used) by operating activities:
Software development costs amortized	575,481	575,481		---
Stock and warrants issued for services	178,929	178,929		---
Rebate reserve adjustment	266,301	(142,039)		(408,340)	(c)
Provision for bad debts	22,778	22,778		---
Depreciation & amortization	60,821	564,328		503,507	(d)
Loss on disposal of property, plant and equipment	141	141		---
Loss on fair value adjustment of derivative	---	291,672		291,672	(g)
Debt forgiveness	---	(1,002,090)		(1,002,090)	(e)
Extraordinary item	(1,002,090)	---		1,002,090	(e)
Change in assets and liabilities:
(Increase) in accounts receivable	(223,794)	(223,794)		---
Decrease in inventories	38,600	38,600		---
(Increase) in refundable income taxes	(2,948)	(2,948)		---
(Increase) in prepaid expenses	(84,211)	(84,211)		---
(Decrease) in accrued royalties	(324,360)	(324,360)		---
(Decrease) increase in accounts payable	(271,198)	(271,198)		---
(Decrease) in income taxes payable	(1,270)	(1,270)		---
(Decrease) in deferred taxes	(1,351,518)	(1,017,343)		334,175	(f)
(Decrease) in other liabilities	(742,999)	(210,397)		532,602	(c)
Net cash (used) by operating activities	$(643,668)	$(643,668)	$	---

(a) Reclassify cash held for repurchase of invoices assigned to factor as corresponding liability classified as current liability.
(b) Net changes made to net income.
(c) Correction in classification of adjustment to reserve for rebates from adjustment to operating expense to adjustment to revenue.
(d) Additional amortization from change to economic life of software license agreement.
(e) Reclassification from Extraordinary item to Debt forgiveness.
(f) Decrease from tax effects of recognizing additional amortization.
(g) Adjustment to fair value of derivatives per EITF 00-19.

Findex.com, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Year Ended December 31, 2003

	As Previously Reported	As Restated		Change
Cash flows from operating activities:
Cash received from customers	$4,228,649	$4,228,649	$	---
Cash paid to suppliers and employees	(3,364,838)	(3,364,838)		---
Other operating receipts	7,977	7,977		---
Interest paid	(43,203)	(43,203)		---
Interest received	9,727	9,727		---
Income taxes refunded	43,909	43,909		---
Net cash provided by operating activities	882,221	882,221		---
Cash flows from investing activities:
Acquisition of property, plant and equipment	(18,433)	(18,433)		---
Software development costs	(659,486)	(659,486)		---
Website development costs	(35,684)	(35,684)		---
Deposits paid	(500)	(100,854)		(100,354)	(a)
Net cash (used) by investing activities	(714,103)	(814,457)		(100,354)
Cash flows from financing activities:
Proceeds from line of credit, net	14,657	14,657		---
Payments made on long-term notes payable	(79,404)	(79,404)		---
Net cash (used) by financing activities	(64,747)	(64,747)		---
Net increase in cash and cash equivalents	103,371	3,017		(100,354)	(a)
Cash and cash equivalents, beginning of year	(67,032)	38,651		105,683	(c)
Cash and cash equivalents, end of year	$36,339	$41,668		$5,329	(b)

Reconciliation of net income to cash flows from operating activities:
Net income	$1,841,499	$1,699,387		$(142,112)
Adjustments to reconcile net income to net cash
provided by operating activities:
Software development costs amortized	355,282	355,282		---
Stock and warrants issued for services	52,750	52,750		---
Rebate reserve adjustment	---	(124,262)		(124,262)	(g)
Provision for bad debts	23,208	23,208		---
Depreciation & amortization	88,381	547,651		459,270	(d)
Loss on disposal of property, plant and equipment	2,659	2,659		---
Debt forgiveness	---	(650,000)		(650,000)	(e)
Non-cash non-recurring item	(650,000)	---		650,000	(e)
Change in assets and liabilities:
(Increase) in accounts receivable	(160,770)	(160,770)		---
Decrease in inventories	144,100	144,100		---
Decrease in refundable income taxes	43,909	43,909		---
Decrease in prepaid expenses	20,869	20,869		---
(Decrease) in accrued royalties	(631,607)	(631,607)		---
Increase in accounts payable	81,793	81,793		---
(Decrease) in deferred taxes	(33,567)	(226,463)		(192,896)	(f)
(Decrease) in other liabilities	(296,285)	(296,285)		---
Net cash provided by operating activities	$882,221	$882,221	$	---

(a) Reclassify cash held by merchant banker as a deposit from restricted cash.
(b) Reclassify cash held for repurchase of invoices assigned to factor as corresponding liability classified as current liability.
(c) Net cash reclassification.
(d) Additional amortization from change to economic life of software license agreement.
(e) Reclassification of non-cash non-recurring item as debt forgiveness.
(f) Decrease from tax effects of recognizing additional amortization.
(g) Adjustment from reassessment of rebate reserve adequacy.

47,491,666 Shares

FINDEX.COM, INC.

Common Stock

_________________

PROSPECTUS

_________________

December 14, 2005

_________________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Officers And Directors

Nevada law authorizes a Nevada corporation to indemnify its officers and directors against claims or liabilities arising out of such person’s conduct as officers or directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company for which they serve. Our srticles of incorporation provide for indemnification of our directors. In addition, our Bylaws provide for indemnification of our directors, officers, employees or agents. In general, these provisions provide for indemnification in instances when such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests.

Other Expenses of Issuance and Distribution

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the registrant, are as follows:

Registration Fee - Securities and Exchange Commission	$1,370
Printing and Engraving	$3,630	*
Legal Fees and Expenses	$40,000	*
Accounting Fees	$20,000	*
Blue Sky Fees and Expenses	$5,000	*
Total	$70,000	*

* Estimated

Recent Sales of Unregistered Securities

The following is a comprehensive list of securities that we issued and sold within the past three years without registration under the Securities Act:

Date Securities Issued	Securities Title	Issued to	Number of Securities Issued	Consideration *	Footnotes
Common Stock Issuances
Sold for Cash
7/19/2004	Common Stock	Barron Partners, LP	21,875,000	$597,916	(A)(1)
3/7/2002	Common Stock	Ahmad Al Khiyami	75,000	$21,429	(A)(2)
3/7/2002	Common Stock	Betty Wolfe	36,000	$10,286	(A)(2)
3/7/2002	Common Stock	Billy W. Spain	30,000	$8,571	(A)(2)
3/7/2002	Common Stock	Bing Bingham	30,000	$8,571	(A)(2)
3/7/2002	Common Stock	Bob Heusinkveld	60,000	$17,143	(A)(2)
3/7/2002	Common Stock	Business Investor Services, Inc.	360,000	$102,857	(A)(2)
3/7/2002	Common Stock	Charles M. Jager	10,500	$3,000	(A)(2)
3/7/2002	Common Stock	Cory J. Rueb	75,000	$21,429	(A)(2)
3/7/2002	Common Stock	D.R. Jack Sullivan	45,000	$12,857	(A)(2)
3/7/2002	Common Stock	Donald Harrison	75,000	$21,429	(A)(2)

3/7/2002	Common Stock	Hugh B. Jacks	45,000	$12,857	(A)(2)
3/7/2002	Common Stock	Jager Companies, Inc.	9,000	$2,571	(A)(2)
3/7/2002	Common Stock	James O. Walker	60,000	$17,143	(A)(2)
3/7/2002	Common Stock	Jeff Morgan	36,000	$10,286	(A)(2)
3/7/2002	Common Stock	Jernigan Family Partnership II	75,000	$21,429	(A)(2)
3/7/2002	Common Stock	John B. Padgett	15,000	$4,286	(A)(2)
3/7/2002	Common Stock	John B. Richardson	15,000	$4,286	(A)(2)
3/7/2002	Common Stock	Kent A. Upton	45,000	$12,857	(A)(2)
3/7/2002	Common Stock	Lifeway Christian Resources	120,000	$34,286	(A)(2)
3/7/2002	Common Stock	Lifeway Christian Resources	480,000	$137,143	(A)(2)
3/7/2002	Common Stock	Ollie Sandlin	45,000	$12,857	(A)(2)
3/7/2002	Common Stock	Ralph Ewing	36,000	$10,286	(A)(2)
3/7/2002	Common Stock	Robert R. Crowe	30,000	$8,571	(A)(2)
3/7/2002	Common Stock	Ronald Ardt	213,000	$60,857	(A)(2)
3/7/2002	Common Stock	Roy W. Gilbert, Jr.	30,000	$8,571	(A)(2)
3/7/2002	Common Stock	Stan Blair	30,000	$8,571	(A)(2)
3/7/2002	Common Stock	Steve Jager	10,500	$3,000	(A)(2)
3/7/2002	Common Stock	Thomas Ardt	24,000	$6,857	(A)(2)
3/7/2002	Common Stock	Thomas E. Bradford, Jr.	30,000	$8,571	(A)(2)
3/7/2002	Common Stock	W.P. Buck	30,000	$8,571	(A)(2)

Footnotes:
(1) $1,750,000 ($0.08 per share) total offering price, including warrants. Amount listed represents amount allocated to shares of common stock.
(2) $750,000 ($0.29 per share) total offering price. Amount listed represents amount allocated to 2nd tranche.

There were no underwriter discounts or commissions associated with these sales of common stock for cash.

Issued for compensation to employees, executive officers and board of directors
6/4/2004	Common Stock	Independent Board of Directors	324,074	$26,250	(A)
4/28/2004	Common Stock	Non-Executive Employees	635,000	$13,970	(C)
4/7/2004	Common Stock	Executive Officers	1,519,349	$33,426	(A)
7/25/2003	Common Stock	Executive Officer	250,000	$10,000	(A)
7/25/2003	Common Stock	Independent Board of Directors	600,000	$27,000	(A)
4/1/2002	Common Stock	Executive Officers	2,460,000	$61,500	(A)
4/1/2002	Common Stock	Independent Board of Directors	2,000,000	$50,000	(A)
4/1/2002	Common Stock	Non-Executive Employees	1,367,280	$34,182	(C)

Issued for compensation to independent contractors
7/16/2004	Common Stock	Swartz Private Equity, LLC	295,692	$29,569	(A)(1)
7/25/2003	Common Stock	Edward Gerskovich	75,000	$3,375	(A)(2)
7/25/2003	Common Stock	Frank Quinby	200,000	$9,000	(A)(3)
7/25/2003	Common Stock	Rick Cosaro	25,000	$1,125	(A)(2)
7/25/2003	Common Stock	StandAlone, Inc.	50,000	$2,250	(A)(2)
11/15/2002	Common Stock	Ardt Investment Management, Inc.	296,308	$8,889	(A)(4)
7/23/2002	Common Stock	Charles Moskowitz	205,000	$10,250	(A)(5)
12/15/2001	Common Stock	Charles Moskowitz	10,750	$430	(A)(5)
11/15/2001	Common Stock	Charles Moskowitz	10,750	$645	(A)(5)
10/25/2001	Common Stock	World Trade Partners, Inc.	500,000	$65,000	(A)(6)
10/15/2001	Common Stock	Charles Moskowitz	10,750	$1,398	(A)(5)
9/15/2001	Common Stock	Charles Moskowitz	10,750	$1,828	(A)(5)

8/15/2001	Common Stock	Charles Moskowitz	10,750		$957	(A)(5)
7/15/2001	Common Stock	Charles Moskowitz	10,750		$1,398	(A)(5)
6/15/2001	Common Stock	Charles Moskowitz	10,750		$2,473	(A)(5)
5/15/2001	Common Stock	Charles Moskowitz	10,750		$2,903	(A)(5)
4/15/2001	Common Stock	Charles Moskowitz	10,750		$3,225	(A)(5)
3/15/2001	Common Stock	Charles Moskowitz	10,750		$7,310	(A)(5)
2/15/2001	Common Stock	Charles Moskowitz	12,500		$5,250	(A)(5)
1/15/2001	Common Stock	Charles Moskowitz	12,500		$5,625	(A)(5)

Footnotes:
(1) Issued as compensation for a withdrawn public offering.
(2) Issued as compensation for software development services.
(3) Issued as compensation for preparation of written corporate materials.
(4) Issued as compensation for consulting and valuation services.
(5) Issued as compensation for investor relations services.
(6) Issued as compensation for consulting, planning, development and enhancement of sales opportunities.

Issued upon conversion of promissory note
12/31/2004	Common Stock	Business Investor Services, Inc.	466,666		NA	(B)
11/16/2004	Common Stock	2030 Investors, LLC	1,000,000		NA	(B)
11/16/2004	Common Stock	C. James Jensen	1,000,000		NA	(B)

These represent the number of shares of common stock issued upon conversion of previously issued convertible promissory notes. No additional consideration was received for these conversions.

Issued upon conversion of preferred stock and/or preferred stock dividends
7/16/2004	Common Stock	Robert Wohlfeld	71,356		$4,125	(B)(1)
7/16/2004	Common Stock	Abraham Garfinkel	20,000	$	---	(B)(2)
7/16/2004	Common Stock	Carlos E. Vazquez	10,000	$	---	(B)(2)
7/16/2004	Common Stock	Ed Toon	20,000	$	---	(B)(2)
7/16/2004	Common Stock	First Atlantic Capital Management, Inc.	66,667	$	---	(B)(3)
7/16/2004	Common Stock	Ian G. Landies	16,000	$	---	(B)(2)
7/16/2004	Common Stock	Ionian International Limited	200,000	$	---	(B)(4)
7/16/2004	Common Stock	Ira N. Kalfus	25,000	$	---	(B)(5)
7/16/2004	Common Stock	Irwin B. Finch Pension Trust	30,000	$	---	(B)(2)
7/16/2004	Common Stock	Irwin B. Finch Profit Sharing	20,000	$	---	(B)(2)
7/16/2004	Common Stock	Jasmina K. Skubic	30,000	$	---	(B)(2)
7/16/2004	Common Stock	Kenneth C. Jameson	16,000	$	---	(B)(2)
7/16/2004	Common Stock	Randall G. Darling	16,000	$	---	(B)(2)
7/15/2001	Common Stock	Gordon Landies	41,103		$4,200	(B)(1)

Footnotes:
(1) Converted at 10 shares of common stock for 1 share of preferred stock, plus accumulated preferred dividends.
(2) Converted at 20 shares of common stock for 1 share of preferred stock.
(3) Converted at $3.00 per share of original investment.
(4) Converted at 10 shares of common stock for 1 share of preferred stock.
(5) Converted at 25 shares of common stock for 1 share of preferred stock.

Common Stock Warrant Issuances
Sold for Cash
11/10/2004	Common Stock	Barron Partners, LP	10,937,500		$838,539	(A)
11/10/2004	Common Stock	Barron Partners, LP	10,937,500		$838,539	(A)

These warrants were issued in connection with the sale of common stock. The total proceeds received were allocated between the common stock and the warrants.

Issued for compensation to independent contractors
5/21/2004	Common Stock	Joseph Abrams	600,000		$59,915	(A)(1)
4/7/2004	Common Stock	Michael Membrado	150,000		$3,300	(A)(2)
6/3/2002	Common Stock	Ronald Ardt	250,000		$12,500	(A)(3)
5/11/2001	Common Stock	Membrado & Montell, LLP	50,000		$13,464	(A)(2)
3/7/2001	Common Stock	Membrado & Montell, LLP	100,000		$13,464	(A)(2)
2/19/2001	Common Stock	Kevin Reagan	62,500		$19,750	(A)(4)
2/19/2001	Common Stock	Robert Chamberlain	62,500		$19,750	(A)(4)

Footnotes:
(1) Issued as compensation for corporate business planning, financing and merger and acquisition assistance.
(2) Issued as compensation for legal services.
(3) Issued as compensation for business development services.
(4) Issued as compensation for consulting.

Issued in connection with Equity Line Agreement
3/26/2001	Common Stock	Swartz Private Equity	510,000		$181,392	(A)

The above warrant was issued as consideration for entering into an equity line agreement.

Common Stock Option Issuances
7/7/2003	Common Stock	Exceutive Officer	500,000	$	---	(A)
6/7/2002	Common Stock	Exceutive Officer	500,000	$	---	(A)
8/21/2001	Common Stock	Independent Board of Directors	525,000	$	---	(A)
7/18/2001	Common Stock	Executive Officers	500,000	$	---	(A)
7/18/2001	Common Stock	Non-Executive Employees	950,000	$	---	(C)
6/12/2001	Common Stock	Non-Executive Employee	2,000	$	---	(C)
5/3/2001	Common Stock	Non-Executive Employee	2,000	$	---	(C)
3/5/2001	Common Stock	Executive Officer	25,000	$	---	(A)
3/5/2001	Common Stock	Non-Executive Employees	31,000	$	---	(C)

The above non-qualified common stock options were issued for employment incentives to our executive officers and non-executive employees and issued as consideration for service rendered as an independent board member. We did not recognize consideration upon issuance of the options as provided by APB Opinion No. 25 and allowed under SFAS No. 123. Consideration will be recognized when the options are exercised.

Promissory Notes Convertible into Common Stock
9/30/2004	Common Stock	2030 Investors, LLC	1,000,000		$120,000	(A)
9/30/2004	Common Stock	C. James Jensen	1,000,000		$120,000	(A)
5/31/2002	Common Stock	AIM Financial Advisors, Inc.	666,666		$33,333	(A)
5/31/2002	Common Stock	AIM Securities, Inc.	666,666		$33,333	(A)
5/31/2002	Common Stock	Business Investor Services, Inc.	666,666		$33,333	(A)

Promissory Notes
3/15/2004	Note Payable	American Bible Society	NA	$90,700	(A)
9/25/2003	Note Payable	Ivy Hill/Warner Media	NA	$164,000	(A)

The two promissory notes listed above were issued in settlement of outstanding trade account payables.

General Footnotes:
A. We relied in each case for these unregistered sales on the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder based on the following factors: (i) the number of offerees or purchasers, as applicable, (ii) the absence of general solicitation, (iii) representations obtained from the acquirors relative to their accreditation and/or sophistication (or from offeree or purchaser representatives, as applicable), (iv) the provision of appropriate disclosure, and (v) the placement of restrictive legends on the certificates reflecting the securities coupled with investment representations obtained from the acquirors.

B. We relied on Section 3(a)(9) of the Securities Act as the basis for our exemption from registration of these offerings.

C. We relied in each case for these unregistered sales on the private offering exemption of Section 4(2) of the Securities Act based on the following factors: (i) the number of offerees, (ii) the absence of general solicitation, (iii) representations obtained from the acquirors relative to their sophistication (or from offeree representatives, as applicable), (iv) the provision of appropriate disclosure, and (v) the placement of restrictive legends on the certificates reflecting the securities coupled with investment representations obtained from the acquirors.

As of the date of this registration statement, none of the common stock option issuances or the common stock warrant issuances have been exercised.

 Exhibits

The Exhibits to this registration statement are listed in the Exhibit Index commencing at page EX-1 hereof.

Undertakings

The undersigned registrant hereby undertakes the following:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement, or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3)	To remove from registration by means of a post-effective amendment to this registration statement any of the securities being registered which remain unsold at the termination of this offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the General Corporation Law of Nevada, the articles of incorporation, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or person controlling the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the registrant in connection with any securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on the date below.

Dated: December 14, 2005

FINDEX.COM, INC.

By: /s/ Steven Malone
Steven Malone, President
& Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Findex.com, Inc., do hereby constitute and appoint Steven Malone, acting individually, our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the SEC, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven Malone	Chairman of the Board, President	December 14, 2005
Steven Malone	and Chief Executive Officer (principal
executive officer)

/s/ Kirk R. Rowland	Chief Financial Officer	December 14, 2005
Kirk R. Rowland	(principal financial and accounting
officer)

/s/ John Kuehne	Director	December 14, 2005
John A. Kuehne

/s/ Henry M. Washington	Director	December 14, 2005
Henry M. Washington

EXHIBIT INDEX

FINDEX.COM, INC.

The following exhibits are included as part of this registration statement, except those which are identified as having been previously filed with the SEC and which are incorporated by reference to another registration statement, report or document. References to the “company” in this Exhibit Index mean FINDEX.COM, INC., a Nevada corporation.

Exhibit No.	Description

3(i)(1)	Articles of Incorporation of Findex.com, Inc., incorporated by reference to Exhibit 3.1 on Form 8-K filed March 15, 2000.

3(i)(2)	Amendment to Articles of Incorporation of Findex.com, Inc. dated November 12, 2004 incorporated by reference to Exhibit 3.1(ii) on Form 10-QSB filed November 12, 2004.

3(ii)	By-Laws of Findex.com, Inc., incorporated by reference to Exhibit 3.3 on Form 8-K filed March 15, 2000.

5.1	Legal opinion of M.M. Membrado, PLLC dated December 14, 2005. FILED HEREWITH.

10.1	Stock Incentive Plan of Findex.com, Inc. dated May 7, 1999, incorporated by reference to Exhibit 10.1 on Form 10-KSB/A filed May 13, 2004.

10.2	Share Exchange Agreement between Findex.com, Inc. and the stockholders of Reagan Holdings Inc., dated March 7, 2000, incorporated by reference to Exhibit 2.1 on Form 8-K filed March 15, 2000.

10.3	License Agreement between Findex.com, Inc. and Parsons Technology, Inc. dated June 30, 1999, incorporated by reference to Exhibit 10.3 on Form 10-KSB/A filed May 13, 2004.

10.4	Employment Agreement between Findex.com, Inc. and Steven Malone dated July 25, 2003, incorporated by reference to Exhibit 10.4 on Form 10-KSB/A filed May 13, 2004.

10.5	Employment Agreement between Findex.com, Inc. and Kirk Rowland dated July 25, 2003, incorporated by reference to Exhibit 10.5 on Form 10-KSB/A filed May 13, 2004.

10.6	Employment Agreement between Findex.com, Inc. and William Terrill dated June 7, 2002, incorporated by reference to Exhibit 10.6 on Form 10-KSB/A filed May 13, 2004.

10.7	Restricted Stock Compensation Agreement between Findex.com, Inc. and John A. Kuehne dated July 25, 2003, incorporated by reference to Exhibit 10.7 on Form 10-KSB/A filed May 13, 2004.

10.8	Restricted Stock Compensation Agreement between Findex.com, Inc. and Henry M. Washington dated July 25, 2003, incorporated by reference to Exhibit 10.8 on Form 10-KSB/A filed May 13, 2004.

10.9	Restricted Stock Compensation Agreement between Findex.com, Inc. and William Terrill dated July 25, 2003, incorporated by reference to Exhibit 10.9 on Form 10-KSB/A filed May 13, 2004.

EX-1

10.10
Stock Purchase Agreement, including the form of warrant agreement, between Findex.com, Inc. and Barron Partners, LP dated July 19, 2004, incorporated by reference to Exhibit 10.1 on Form 8-K filed July 28, 2004.

10.11	Amendment No. 1 To Barron Partners, LP Stock Purchase Agreement dated September 30, 2004, incorporated by reference to Exhibit 10.3 on Form 8-K filed October 6, 2004.

10.12	Registration Rights Agreement between Findex.com, Inc. and Barron Partners, LP dated July 26, 2004, incorporated by reference to Exhibit 10.2 on Form 8-K filed on July 28, 2004.

10.13	Waiver certificate between Findex.com, Inc. and Barron Partners, LP dated September 16, 2004, incorporated by reference to Exhibit 10.4 on Form 8-K filed October 6, 2004.

10.14
Settlement Agreement between Findex.com, Inc., The Zondervan Corporation, Mattel, Inc., TLC Multimedia, Inc., and Riverdeep, Inc. dated October 20, 2003, incorporated by reference to Exhibit 10.14 on Form 10-KSB/A filed on June 7, 2005.

21.1	Share Exchange Agreement between FindEx.com, Inc. and the stockholders of Reagan Holdings Inc., dated March 7, 2000, incorporated by reference to Exhibit 2.1 on Form 8-K filed March 15, 2000.

23.1	Consent of Chisholm, Bierwolf & Nilson, LLC, Independent Certified Public Accountants dated December 13, 2005. FILED HEREWITH.

23.2	Consent of M.M. Membrado, PLLC (contained in Exhibit 5.1 to this registration statement).

24.1	Powers of Attorney (included on the signature page to this registration statement).

EX-2